    As filed with the Securities and Exchange Commission on April 23, 2001
                                                 Registration No. 333-58464
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                 PRE-EFFECTIVE
                                   AMENDMENT
                                 No. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         THE FIRST AMERICAN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          California                          6361                   95-1068610
(State or Other Jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
 Incorporation or Organization)   Classification Code Number)  Identification Number)

                              1 First American Way
                        Santa Ana, California 92707-5913
                                 (714) 800-3000
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                ---------------

                              MARK R ARNESEN, Esq.
                                   Secretary
                         The First American Corporation
                              1 First American Way
                        Santa Ana, California 92707-5913
                                 (714) 800-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent For Service)

                                With copies to:
           NEIL W. RUST, Esq.                    STEPHEN A. RIDDICK, Esq.
            White & Case LLP                  Brobeck, Phleger & Harrison LLP
          633 West Fifth Street               1333 H Street, N.W., Suite 800
      Los Angeles, California 90071               Washington, D.C. 20005
             (213) 620-7700                           (202) 220-6000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions precedent under the Agreement and Plan of Merger discussed herein are satisfied or waived.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                           Proposed        Proposed
 Title of each class of                     Amount         maximum          maximum       Amount of
    securities to be                        to be       offering price     aggregate     registration
       registered                       registered(1)    per share(2)  offering price(3)    fee(4)
-----------------------------------------------------------------------------------------------------
Common shares, $1.00 par value........ 2,890,123 shares     $5.813        $59,135,109     $14,784(5)
=====================================================================================================

                                             (Notes continued on following page)

(Notes continued from previous page)
--------
(1) Based on the estimated number of shares of First American common stock issuable in connection with the merger, calculated as the product of (a) 10,172,907, which is the sum of (i) 7,994,124 shares of CMSI common stock estimated to be outstanding on April 2, 2001, (ii) 2,175,478 shares of CMSI common stock issuable pursuant to employee, director and advisor stock options prior to the expected merger date and (iii) 3,305 shares of CMSI common stock to be issued prior to the effectiveness of the merger pursuant to CMSI's employee stock purchase plan, and (b) an assumed exchange ratio of 0.2841 (determined by dividing $6.25 by $22.00, the minimum price per share of First American common stock permitted by the merger agreement).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of CMSI common stock reported on the Nasdaq National Market on April 4, 2001.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, based on the maximum number of shares of CMSI common stock to be acquired in the merger multiplied by the average of the high and low sales prices of CMSI common stock reported on the Nasdaq National Market on April 4, 2001.

(4) Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.00025 and the proposed maximum aggregate offering price.

(5) Previously paid.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        [LOGO OF CREDIT MANAGEMENT SOLUTIONS, INC. (CMSI) APPEARS HERE]

                               ----------------

               A MERGER IS PROPOSED--YOUR VOTE IS VERY IMPORTANT

                               ----------------

Dear Stockholder:

   We are pleased to inform you that Credit Management Solutions, Inc. has agreed, subject to stockholder approval, to merge with a subsidiary of The First American Corporation, a leading provider of business information and related products and services. As a result of the merger, CMSI will become a wholly-owned subsidiary of First American.

   You are cordially invited to attend a special meeting of stockholders of Credit Management Solutions, Inc. at 10:00 a.m., Eastern Time, on May 29, 2001, at the Sheraton Columbia Hotel, 10207 Wincopin Circle, Columbia, Maryland, 21044 to consider and vote upon the merger and to elect five (5) persons to serve on our board of directors. Only stockholders who hold common shares of CMSI at the close of business on April 25, 2001 will be entitled to vote.

   If the planned merger takes place, each share of your CMSI common stock will be converted into the right to receive that portion of a share of First American common stock determined by dividing $6.25 by the average closing price per share of First American common stock for the ten trading day period ending on the third trading day before the special meeting, subject to a maximum price of $30.00 and a minimum price of $22.00. You will be entitled to receive cash in lieu of any fractional shares owed to you. First American's common shares trade on the New York Stock Exchange under the symbol "FAF." On April 18, 2001 First American's closing stock price was $21.15.

   We are excited about the opportunities presented by the merger. After careful consideration, your board of directors has determined the merger is consistent with and in furtherance of the long-term business strategy of CMSI and that the merger and the merger agreement are in the best interests of CMSI and you, our stockholders. Your board of directors unanimously recommends that you vote "FOR" the proposed merger.

   In light of the importance of the merger proposal, we urge you to attend the special meeting. Whether or not you plan to attend in person, after carefully reading and considering the accompanying materials, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you would like to vote, your proxy will be counted as a vote "FOR" the merger and a vote "FOR" the election of each nominee for director recommended by the board of directors and listed in the proxy card. If you do not return your proxy card or otherwise vote your shares, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be the same as a vote "AGAINST" the merger.

   The enclosed joint proxy statement-prospectus provides you with important information about the proposed merger and the election of directors. Please give all of this information your careful attention. In particular, you should read and consider carefully the discussion in the section entitled "Risk Factors" beginning on page 9 of the joint proxy statement-prospectus.

   The merger cannot be completed unless approved by holders of a majority of the outstanding common shares of CMSI present in person or by proxy and entitled to vote at the special meeting. Two of our affiliates have entered into voting agreements whereby they have agreed to vote an aggregate of 3,841,081 shares of CMSI common stock, representing approximately 48% of our outstanding common shares as of April 17, 2001, to approve the merger.


                                          Sincerely,

                                          /s/ SCOTT L. FREIMAN

                                          Scott L. Freiman
                                          Chief Executive Officer and
                                           President


 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES TO BE ISSUED IN THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This joint proxy statement-prospectus is dated April 23, 2001.

   First mailed to Credit Management Solutions, Inc. stockholders on or about
                              April 26, 2001.

        [LOGO OF CREDIT MANAGEMENT SOLUTIONS, INC. (CMSI) APPEARS HERE]
                         135 National Business Parkway

                    Annapolis Junction, Maryland 20701

                               ----------------

                           NOTICE OF SPECIAL MEETING

                        To be Held on May 29, 2001

                               ----------------

   We invite you to attend the special meeting of the stockholders of Credit Management Solutions, Inc., a Delaware corporation, to be held at the Sheraton Columbia Hotel, 10207 Wincopin Circle, Columbia, Maryland, 21044 on May 29, 2001 at 10:00 a.m., Eastern Time, and at any adjournments of the special meeting, for the following purposes:

  1. To elect five (5) persons to serve on our board of directors until their terms expire and their successors are elected and are qualified, or until the merger is approved and completed, whichever occurs first. Our board of directors currently has five (5) members.

  2. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger dated as of January 30, 2001 by and among The First American Corporation, a California corporation, Rusti Corp., a wholly-owned Delaware subsidiary of First American, and CMSI, and to approve the merger of CMSI with Rusti Corp. If the merger is approved, each share of your CMSI common stock will be exchangeable for that portion of a First American common share determined by dividing $6.25 by the average closing price of First American common shares for the ten trading day period ending on the third trading day before the special meeting, subject to a maximum price of $30.00 and a minimum price of $22.00. Due to this "collar" on First American's share price, you would receive between 0.2083 and 0.2841 of a First American common share for each share of CMSI common stock you own.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Our board of directors has fixed the close of business on April 25, 2001 as the record date for determining the stockholders of CMSI entitled to notice of the meeting, as well as for determining those stockholders entitled to vote at the meeting.

   Our board of directors has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, CMSI and you, and unanimously recommends that you vote "FOR" the adoption of the merger agreement. Our board of directors also recommends that you vote "FOR" the election of each nominee for director listed in the proxy card.

   It is important that your shares be represented whether or not you are able to attend in person. We urge you to read the accompanying joint proxy statement-prospectus and specify your choices on the matters presented by filling in the appropriate boxes on the enclosed proxy card and returning it promptly. If you attend the meeting and prefer to vote in person, you may do so even if you have returned your proxy card. You may also revoke a proxy at any time before it is exercised.

   Thank you for your cooperation and support.

                                          By Order Of The Board Of Directors

                                          /s/ SCOTT L. FREIMAN

                                          Scott L. Freiman
                                          Chief Executive Officer and
                                           President
Annapolis Junction, Maryland

April 26, 2001

       QUESTIONS AND ANSWERS ABOUT THIS JOINT PROXY STATEMENT-PROSPECTUS

What is the purpose of this joint proxy statement-prospectus?

   This document serves as both a proxy statement of CMSI and a prospectus of First American. As a proxy statement, it is being provided to you by CMSI because the board of directors of CMSI is soliciting your proxy to vote to approve the proposed merger of CMSI and a subsidiary of First American and to elect our board of directors. As a prospectus, it is being provided to you by First American because First American is offering you shares of its common stock in exchange for your shares of CMSI common stock if the merger is completed.

Do I need to read the entire document?

   Yes. Parts of this document summarize information that is presented in greater detail elsewhere in this document or in the annexes to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is included as Annex A.

Is there other information I should consider?

   Yes. Much of the business and financial information about First American and CMSI that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by reference to documents separately filed by First American and CMSI with the Securities and Exchange Commission. This means that First American and CMSI may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. Such documents include reports, proxy statements and other information filed by First American and CMSI with the SEC. See "Where You Can Find More Information" on page 56 for a list of documents that First American and CMSI have incorporated by reference into this joint proxy statement-prospectus. You can obtain these documents at the SEC's public reference facilities. Please call the SEC at (800) 732-0330 for information about these facilities. You may also view them by visiting the SEC Internet site at www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

The First American Corporation            Credit Management Solutions, Inc.
Mark R Arnesen                            Nancy L. Weil
1 First American Way                      135 National Business Parkway
Santa Ana, California 92707-5913          Annapolis Junction, Maryland 20701
(714) 800-3000                            (301) 362-6000

   If you would like to request documents from First American or CMSI, please do so by May 21, 2001 to receive them before the CMSI stockholders' meeting. We will send such documents to you free of charge by first-class mail within one business day of receiving your request.

What if there is a conflict between documents?

   You should rely only on the most recently filed document. Information in this joint proxy statement-prospectus may update information contained in the First American or CMSI documents incorporated by reference. Similarly, information in documents that First American or CMSI may file after the date of this joint proxy statement-prospectus may update information contained in this joint proxy statement-prospectus or information contained in previously filed documents.

What if I choose not to read the incorporated documents?

   Information contained in a document that is incorporated by reference is part of this joint proxy statement-prospectus, unless it is superseded by information contained directly in this joint proxy statement-prospectus or a document that is subsequently filed with the SEC. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the documents.

                                      (i)

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Stockholders' Meeting...............................................   3
  The Merger..............................................................   3
RISK FACTORS..............................................................   9
SELECTED FINANCIAL DATA...................................................  12
  Comparative Per Share Market Price......................................  12
  Selected Historical Financial of First American.........................  13
  Selected Historical Financial of CMSI...................................  15
  Historical and Unaudited Pro Forma Per Share Data.......................  16
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS..............  17
THE STOCKHOLDERS' MEETING.................................................  18
  Time and Place; Purpose.................................................  18
  Voting Rights; Votes Required...........................................  18
  Voting of Proxies.......................................................  18
  Proposal One: Election of CMSI Directors ...............................  20
  Proposal Two: Adoption of the Merger....................................  25
THE MERGER................................................................  26
  General.................................................................  26
  Background of the Merger................................................  26
  First American's Reasons for the Merger.................................  28
  The CMSI Board of Directors Recommends a Vote "FOR" the Merger..........  28
  CMSI's Reasons for the Merger and Consideration of the Merger by CMSI's
   Board of Directors.....................................................  28
  Accounting Treatment....................................................  30
  Material Federal Income Tax Consequences to You.........................  31
  We Must Obtain Antitrust Approval.......................................  32
  You Will Not Have Appraisal Rights......................................  32
  Federal Securities Laws Consequences for Certain CMSI Stockholders......  32
SUMMARY OF THE MERGER AGREEMENT...........................................  33
  General.................................................................  33
  Consideration You Will Receive in the Merger............................  33
  Exchange of Shares......................................................  33
  Certain Representations and Warranties of First American and CMSI.......  34
  Certain Covenants of First American and CMSI............................  35
  Conditions to the Consummation of the Merger............................  37
  The Merger May Be Terminated Prior to the Effective Time Under Certain
   Circumstances..........................................................  39
  Expenses................................................................  40
VOTING AGREEMENTS.........................................................  41
AFFILIATE AND POOLING AGREEMENTS..........................................  41
ROLE OF FINANCIAL ADVISOR.................................................  43
INTERESTS OF CERTAIN PERSONS IN THE MERGER................................  48
  Termination in Connection With Change in Control........................  48
  Option Plan.............................................................  48
  Noncompetition Agreement................................................  49
  Indemnification Agreement...............................................  49
  Indemnification and Directors' and Officers' Insurance..................  50
COMPARISON OF RIGHTS OF SECURITY HOLDERS..................................  50
  Authorized and Issued Capital Stock.....................................  50

                                      (ii)

                                                                            Page
                                                                            ----
  Voting Rights............................................................  50
  Preemptive Rights; Cumulative Voting.....................................  51
  Derivative Action........................................................  51
  Action by Written Consent of Shareholders................................  51
  Special Meeting of Shareholders..........................................  51
  Quorum and Voting Requirements for Shareholder Meetings..................  51
  Board of Directors.......................................................  52
  Vacancies................................................................  52
  Removal of Directors.....................................................  52
  Limitation on Directors' Liability.......................................  52
  Indemnification..........................................................  52
  Anti-takeover Protections................................................  54
  Amendments to Articles of Incorporation or Bylaws........................  54
  Rights to Purchase Preferred Stock.......................................  55
LEGAL MATTERS..............................................................  56
EXPERTS....................................................................  56
2001 ANNUAL MEETING OF CMSI STOCKHOLDERS...................................  56
WHERE YOU CAN FIND MORE INFORMATION........................................  56

                                    ANNEXES

                                                                           Annex
                                                                           -----
Agreement and Plan of Merger..............................................    A
Amendment No. 1 to Agreement and Plan of Merger...........................    B
Opinion of Chase Securities Inc. .........................................    C
Form of Voting Agreement..................................................    D
CMSI Audit Committee Charter..............................................    E

                                     (iii)

                QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q: What am I being asked to vote on?

A: You are being asked to vote on two proposals.

   First, you are being asked to vote to elect a new board of directors. Credit Management Solutions, Inc., or CMSI, is holding an election of its directors to comply with Delaware law which requires its officers to call an election at a special meeting of stockholders following the revival of its certificate of incorporation. In January 2001, CMSI learned that its certificate of incorporation had become inoperative after a mistake was made in the manner of the filing of its Delaware franchise tax return. CMSI's certificate of incorporation was renewed and revived by the Delaware Secretary of State on January 25, 2001. See "Stockholders' Meeting--Proposal
   One: Election of CMSI Directors" on page 20.

   Second, you are being asked to vote in favor of the proposed merger:

  . The First American Corporation, or First American, has formed a new subsidiary called Rusti Corp., a Delaware corporation, to facilitate the proposed merger.

  . Rusti Corp. will be merged with and into CMSI.

  . CMSI will survive the merger and become a wholly-owned subsidiary of First American.

  . after the merger, you will be a shareholder in First American and will no longer own shares in CMSI.

Q: How do I vote?

A: You may vote in one of two ways if you hold your CMSI shares in your name:

  . just indicate on the enclosed proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of CMSI stockholders; or

  . attend the special meeting in person and vote your shares.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions provided by your broker.

Q: Can I change my vote after I mail my proxy?

A: Yes. If you grant a proxy, you may revoke your proxy at any time prior to it being used at the stockholders' meeting by mailing a new proxy with enough time for it to be delivered prior to the special meeting, or you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a legal proxy from the broker, bank or nominee authorizing you to vote your shares.

Q: What will happen to my CMSI stock?

A: If the merger is completed, you will give up your stock ownership in CMSI and become a shareholder in First American.

Q: What do I need to do now?

A: We urge you to carefully read this joint proxy statement-prospectus, including its annexes, and to consider how the merger will affect you as a stockholder. You should also read the documents referenced in the section entitled "Where You Can Find More Information" on page 56.

Q: Should I send in my share certificates now?

A: No. If the merger is completed, you should follow the written instructions of First American's transfer agent, First American Trust Company, which written instructions will be mailed to you if the merger is approved.

Q: Does the board of directors of CMSI have a recommendation on the election of directors?

A: Yes. The board of directors of CMSI unanimously recommends that you vote to elect the slate of directors proposed in its proxy card.

Q: Does the board of directors of CMSI have a recommendation on the merger?

A: Yes. The board of directors of CMSI has carefully considered the merger proposal and it unanimously recommends that you vote in favor of the merger.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as soon as possible. We hope to complete the merger shortly after the CMSI stockholders' meeting, assuming the required stockholder approval is obtained at the meeting.

                                      (iv)

                                    SUMMARY

   This summary highlights selected information in this joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus, the annexes and the exhibits to the registration statement of which this joint proxy statement-prospectus is a part for a more complete understanding of the matters presented. In addition, we incorporate by reference important business and financial information about First American and CMSI into this joint proxy statement-prospectus. You may obtain the incorporated information without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 56 of this joint proxy statement-prospectus.

                                 The Companies

The First American Corporation
1 First American Way
Santa Ana, California 92707-5913
(714) 800-3000

   The First American Corporation is a leading provider of business information and related products and services. Originally organized in 1894 as a local title abstract company in Orange County, California, First American expanded into a national title insurance underwriter beginning in 1924. Through subsidiaries, it now sells title insurance products through a national and international network of both direct operations and independent title agents.

   In 1986, First American began a diversification program by acquiring and developing business information companies closely related to the real estate transfer and closing process. In 1998, First American expanded its diversification program to include business information companies outside of the real estate transfer and closing process.

   The following table is a list of the products and services which First American now offers through its subsidiaries. These products and services are listed by business segment.

    Title Insurance      Real Estate Information        Consumer Information
      And Services             And Services                 And Services

 . aircraft and vessel    . credit reporting and     --consumer information
  title insurance          information              . pre-employment screening
 . equity loan services     management               . resident screening
 . lender services        . default management         specialized credit
 . national/commercial      services                   reporting
  title insurance        . field inspections        . sub-prime consumer
 . residential title      . flood determination        information
  insurance                and compliance           . vehicle information and
 . subdivision title      . mortgage document          insurance tracking
  insurance                services
 . 1031 tax-deferred      . mortgage origination     --consumer services
  exchange services        software systems         . banking services
 . title and escrow       . mortgage servicing       . consumer credit reports
  systems                  software systems         . home comparable reports
                         . residential and          . home warranty
                           commercial real          . investment services
                           estate tax reporting     . property and casualty
                         . tax valuation              insurance
                           services                 . trust services
                         . appraisal and
                           property valuation
                         . database management
                           services and document
                           imaging
                         . property information
                           and map image
                           products
                         . title plant and
                           document imaging
                           services

Rusti Corp.
1 First American Way
Santa Ana, California 92707-5913
(714) 800-3000

   Rusti Corp. is a wholly-owned subsidiary of First American formed as a Delaware corporation solely to accomplish the proposed merger. It has no material assets and will not engage in any substantial activities prior to the merger. If the merger is completed, Rusti Corp. will be merged with and into CMSI, with CMSI being the surviving entity. First American will own all of the outstanding capital stock of CMSI after the merger.

Credit Management Solutions, Inc.
135 National Business Parkway
Annapolis Junction, Maryland 20701
(301) 362-6000

   Credit Management Solutions, Inc. provides solutions and services for automation of the consumer and small business credit analysis, approval and funding processes. Products and services offered by CMSI or its subsidiaries are used in a wide range of credit products, including vehicle loans and leases, home equity loans, student loans, telecommunications services, credit cards and small business credit. CMSI's primary products and services include:

  . The CreditRevue(TM) software, which automates the entire credit application process--from the entry of the credit application, through the making of the credit decision, to the transfer of the funding information to the credit provider's servicing system;

  . The eValuate(TM) software, which is designed to work with a credit provider's chosen credit origination application workflow system to provide background credit analysis, decisioning and pricing capabilities, based on client-defined criteria;

  . The CreditOnline(TM) online network, which links funding sources, credit information providers, and sources of credit origination, such as financing Web sites and retail management systems; and

  . The CreditConnection(R) service, which allows automobile dealers and other credit originators to submit credit applications to multiple lenders, retrieve and analyze credit information, and manage the credit application process through features such as workflow management tools, a payment calculator and receipt of news bulletins from participating funding sources.

                           The Stockholders' Meeting

Record date; voting power (see page 18)

   You are entitled to vote at the CMSI stockholders' meeting if you owned CMSI common shares at the close of business on April 25, 2001, the record date.

   On April 17, 2001, there were 7,999,431 CMSI common shares outstanding. For each CMSI common share that you own on the record date, you will have one vote at the CMSI stockholders' special meeting.

Votes required (see page 18)

   The affirmative vote of a majority of the outstanding common shares of CMSI entitled to vote as of the record date is required to approve and adopt the merger proposal. Directors are elected by a plurality of the votes of the shares present in person or represented by proxies at the special meeting and entitled to vote.

Certain voting commitments (see page 41)

   Scott Freiman, Director, Chief Executive Officer and President of CMSI, and James DeFrancesco, Director, former Chief Executive Officer and President of CMSI and its largest stockholder, have each entered into a voting agreement with First American. 1,271,684 shares of CMSI common stock beneficially owned by Mr. Freiman and 2,569,397 shares of CMSI common stock beneficially owned by Mr. DeFrancesco are subject to the voting agreements. Pursuant to the voting agreements, Messrs. Freiman and DeFrancesco are required to vote these shares in favor of the merger. Together these shares represent approximately 48% of the total number of CMSI common shares issued and outstanding as of April 17, 2001. The form of voting agreement signed by Messrs. Freiman and DeFrancesco is attached as Annex D to this joint proxy statement-prospectus, and you are urged to read it in its entirety.

The board of directors of CMSI recommends that you vote "FOR" each nominee listed below (see page 20)

   The five nominees for election to the CMSI board of directors are Scott L. Freiman, James R. DeFrancesco, John J. McDonnell, Jr., Robert P. Vollono and Stephen X. Graham. Each nominee currently serves as a member of the board.

                                   The Merger

   The Agreement and Plan of Merger and Amendment No. 1 to Agreement and Plan of Merger are attached to this joint proxy statement-prospectus as Annexes A and B, respectively, and are incorporated herein. You are encouraged to read the Agreement and Plan of Merger and the Amendment as these are the legal documents that govern the merger. For ease of reference, we refer to the amended Agreement and Plan of Merger in this joint proxy statement-prospectus as the merger agreement.

What you will receive in the merger (see page 33)

   If the merger is completed, you will receive, for each CMSI common share that you own, the right to receive a fraction of a share of First American common stock. The exchange ratio will be determined by dividing $6.25, the price per share of CMSI common stock agreed to by CMSI and First American, by the average closing price of First American common shares on the New York Stock Exchange for the ten trading day period ending on the third trading day before the special meeting. However, if the average closing price of First American common shares on the NYSE for such ten trading day period is more than $30.00 or less than $22.00, the price per share of First American common stock will be deemed to be $30.00 or $22.00, as the case may be. The range of per share prices for First American common stock is as follows:

            Average Closing Price Of                 Deemed Price Per Share
          First American Common Shares                 Of First American
           Over Ten Trading Day Period                   Common Shares
          ----------------------------            ----------------------------
Less than $22.00.................................            $22.00
Equal to or greater than $22.00 but equal to or
 less than $30.00................................ Actual average trading price
Greater than $30.00..............................            $30.00

   Due to this "collar" on First American's stock price, you will receive between 0.2083 and 0.2841 of a First American share for each CMSI share that you own. As an example, the following table shows the average closing price of First American common stock for the ten trading day periods ending January 29, 2001, the last trading day before the merger was announced, and April 18, 2001, the most recent practicable date before we printed this joint proxy statement-prospectus. The table also shows the value to be received by you, if the merger was completed on those dates, for each share of CMSI common stock that you own. We urge you to obtain more recent market quotations and determine the potential merger consideration prior to voting at the special meeting.

                                                                               Portion of First
                                                                                American Common
                         Average Price Per Share Of  Agreed Price Per Share Share Received For Each
Ten Trading Day                First American               Of CMSI                Share Of
Period Ending            Common Stock Over Period(1)    Common Stock(2)        CMSI Common Stock
---------------          --------------------------- ---------------------- -----------------------
January 29, 2001........           $30.46                    $6.25                  0.2083(3)
April 18, 2001..........           $22.94                    $6.25                  0.2724(4)

--------
(1) Based on closing prices reported on the NYSE.

(2) The merger agreement sets the price per share of CMSI common shares at $6.25.

(3) The value per share is calculated by dividing $6.25 by $30.00, the maximum per share price permitted by the collar arrangement.

(4) The value per share is calculated by dividing $6.25 by $22.94.

   First American will not issue any fractional shares in the merger. Instead, you will receive cash in lieu of any fractional First American share owed to you in an amount based on the exchange ratio.

The CMSI board of directors recommends that you approve the merger (see page
28)

   Based on CMSI's reasons for the merger described in this document, including the fairness opinion of Chase Securities Inc., the CMSI board of directors believes that the merger is in your best interests as a CMSI stockholder and unanimously approved the merger agreement and recommends that you vote "FOR" approval of the merger.

   The board of directors and executive officers of CMSI and their affiliates held approximately 4,171,399 shares of CMSI common stock as of April 17, 2001. These shares represent approximately 52% of the number of shares of CMSI common stock outstanding as of that date, which would be a sufficient number to approve the merger as of that date if all of those shares were voted in favor of the merger. CMSI currently expects that all of its directors and executive officers and their affiliates will vote in favor of the merger.

Ownership of First American after the merger

   The exact number of First American common shares to be issued to CMSI stockholders is not determinable until the exchange ratio is set on the third trading day before the special meeting. Based on the minimum and maximum price of First American common shares permitted by the collar arrangement, First American would issue approximately 1,666,281 to 2,272,638 of its common shares to CMSI stockholders in connection with the merger based on the number of CMSI common shares outstanding on April 17, 2001. After giving effect to the issuance of shares in the merger, this represents approximately 2.50% to 3.38% of First American common shares outstanding, based on the number of First American common shares outstanding on April 17, 2001.

Effect of the merger (see page 33)

   Upon consummation of the merger, Rusti Corp. will merge with and into CMSI, and CMSI will become a wholly-owned subsidiary of First American.

Your rights will differ as a First American shareholder (see page 50)

   Your rights as a CMSI stockholder are governed by Delaware law and CMSI's certificate of incorporation and bylaws. Upon completion of the merger, you will become a First American shareholder, and your rights will be governed by California law and First American's articles of incorporation and bylaws.

Directors and executive officers of CMSI have some interests in the merger that are in addition to their interests as stockholders (see page 48)

   Certain of CMSI's directors and executive officers hold stock options that will vest upon completion of the merger, which is sooner than they were originally scheduled to vest. It is expected that a total of 439,515 stock option awards held by CMSI's directors and executive officers will vest sooner than scheduled. These stock option award include 58,598 awards held by Miles Grody, a former Director and Senior Vice President of CMSI and President and Chief Executive Officer of its CMSI Systems, Inc. subsidiary, which awards vested upon termination of his employment on March 2, 2001.

   All executive officers and certain other key employees of CMSI are parties to employment agreements with CMSI that provide severance payments and other benefits if their employment is terminated other than for "cause," or if they resign for "good reason," during a specified period of time before or after a change in control. Robert Vollono, Chief Financial Officer of CMSI, is subject to a separate letter agreement, pursuant to which his employment is to be terminated during that time period with respect to the merger. He will then be entitled to receive severance benefits in accordance with his employment agreement. Miles Grody was subject to a similar letter agreement prior to the termination of his employment. Upon the consummation of the merger, he will be entitled to the severance benefits provided under his employment agreement in connection with a change in control. The aggregate cash severance payments that could become payable to CMSI executive officers under those plans, agreements and arrangements, including the amounts paid or payable to Mr. Grody, is estimated to be approximately $1.8 million.

   Scott Freiman and James DeFrancesco have entered into a non-competition agreement with First American and CMSI pursuant to which Messrs. Freiman and DeFrancesco have agreed for a period of five years not to be employed by, participate in or be connected with any business that competes with CMSI, is engaged in substantially the same business as CMSI or that provides similar or comparable services as CMSI, or to employ, solicit for employment or contract for the services of any employee of CMSI.

   Also, following the merger, First American has agreed to indemnify, and provide directors' and officers' insurance during a limited period of time for, the directors and officers of CMSI and its subsidiaries for events occurring before the merger, including events that are related to the merger.

   The members of CMSI's board of directors knew about these additional interests, and considered them, when they approved the merger.

Conditions to the merger (see page 37)

   The merger will be completed only if certain conditions are satisfied or waived, including without limitation the following conditions:

  . the new CMSI board of directors must have been elected by CMSI stockholders at the special meeting;

  . the board of directors of CMSI elected at the special meeting must have ratified and approved all actions taken by CMSI on or after January 25, 2001, including the merger and the merger agreement, and the other transactions contemplated thereby;

  . the merger must be approved by CMSI stockholders;

  . no material adverse effect with respect to CMSI shall have occurred since
    January 30, 2001, and no change or development shall have occurred since January 30, 2001 that First American can demonstrate has a probability of having a material adverse effect upon CMSI;

  . all necessary governmental approvals must be obtained, and there must be no order of any court or governmental authority prohibiting the merger;

  . our respective representations and warranties in the merger agreement must be true and accurate in all material respects;

  . the SEC must declare effective the registration statement of which this joint proxy statement-prospectus is a part, and the newly issued First American shares must be accepted for listing by the NYSE;

  . First American must receive a satisfactory letter from PricewaterhouseCoopers LLP that the merger qualifies for pooling-of-interests accounting treatment. First American will waive this condition because it will account for the merger as a purchase;

  . CMSI must receive an opinion of its tax counsel that the merger will qualify as a tax-free reorganization; and

  . First American and CMSI must each be in compliance in all material respects with all of its respective covenants and agreements in the merger agreement.

Termination of the merger agreement (see page 39)

   First American and CMSI may agree to terminate the merger agreement at any time before the merger is completed. Either First American or CMSI may unilaterally terminate the merger agreement at any time before the merger is completed if:

  . the merger is not completed within one month after the closing of the transactions described in the merger agreement;

  . a court or governmental entity or regulatory body does not allow the merger to proceed; or

  . a majority of CMSI's stockholders do not approve the merger agreement.

   In addition, First American, on its own, may terminate the merger agreement at any time before the merger is completed if:

  . a new CMSI board of directors has not been elected by CMSI stockholders at the special meeting;

  . the board of directors of CMSI elected at the special meeting has not ratified and approved all actions taken by CMSI on or after January 25, 2001, including the merger and the merger agreement, and the other transactions contemplated thereby;

  . CMSI's board of directors modifies or withdraws its approval or recommendation of the merger in a manner adverse to First American;

  . CMSI does not call a stockholder meeting within 35 days after the effectiveness of the registration statement of which this joint proxy statement-prospectus forms a part;

  . the merger cannot be accounted for as a pooling-of-interests. However, First American will waive this right because it will use the purchase method of accounting;

  . either of the governmental entities responsible for reviewing the merger under United States antitrust laws would require First American or CMSI to sell or divest any assets or make any material change to its business; or

  . the conditions to First American's obligations to proceed with the merger are not satisfied by July 29, 2001.

   Finally, CMSI, on its own, may terminate the merger agreement at any time before the merger is completed if:

  . another takeover proposal for CMSI has been made and the CMSI board of directors, after determining that to proceed with the merger would not be consistent with its fiduciary duty to you as a stockholder, withdraws or modifies its approval and recommendation of the merger proposal described in this joint proxy statement-prospectus; or

  . the conditions to CMSI's obligations to proceed with the merger are not satisfied by July 29, 2001.

Regulatory approvals we must obtain for the merger (see page 32)

   Completion of the merger requires that we obtain the approval of antitrust authorities in the United States. We have received notice of early termination of the waiting period requirements of the Federal Trade Commission and the Antitrust Division of the United States Department of Justice. It is still possible, however, that one of those entities, or a state government or private person, could challenge the merger on antitrust grounds.

Opinion of financial advisor (see page 43)

   At a meeting of the board of directors of CMSI on January 27, 2001, Chase Securities Inc. delivered its oral opinion to the board of directors, subsequently confirmed in writing, that as of such date, the exchange ratio in the merger was fair from a financial point of view to you, the CMSI stockholders. The full text of this written opinion, which sets forth the assumptions made, matters considered and limits on review undertaken, has been attached as Annex C to this joint proxy statement-prospectus. You are encouraged to read this opinion carefully in its entirety. The opinion is addressed to the CMSI board of directors and relates only to the fairness, from a financial point of view, of the exchange ratio to you as a CMSI stockholder. The opinion does not address any other aspects of the proposed merger and does not constitute an opinion or recommendation to any stockholder of CMSI as to how such stockholder should vote at the special meeting.

Material federal income tax consequences (see page 31)

   CMSI is not required to complete the merger unless it receives a legal opinion from its counsel to the effect that the merger will qualify as a "reorganization" for U.S. federal income tax purposes. Assuming the merger qualifies as a reorganization, CMSI stockholders generally will recognize gain or loss only in connection with cash received in lieu of fractional shares.

   Tax matters are complicated and the tax consequences of the merger to you will depend on the facts of your individual situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

You will not have appraisal rights (see page 32)

   Under Delaware law, you will not have any right to dissent from the merger, have the value of your CMSI common shares appraised in connection with the merger, or have your CMSI common shares purchased for cash (except for fractional shares of First American common stock which may be acquired in exchange for your CMSI common stock).

First American will use the purchase method of accounting (see page 30)

   First American will account for the merger using the purchase method of accounting.

Affiliate, pooling agreements and restrictions on the ability to sell First American common shares (see pages 32 and 41)

   Absent any legal or contractual rights or restrictions applicable specifically to you, all First American common shares received by you in the merger will be freely transferable unless you are considered an affiliate of either First American or CMSI under federal securities laws. It is a condition to First American's obligation to consummate the merger that certain persons who are deemed affiliates of CMSI under federal securities laws enter into an affiliate agreement with First American requiring them to comply with Rule 145 under the Securities Act if they sell their shares of First American received in the merger. First American has also required affiliates of CMSI to enter into a pooling agreement which prohibits them from selling their shares of First American received in the merger (or entering into a put or similar arrangement) during the period beginning 30 days prior to the effectiveness of the merger and ending on the date First American releases earnings containing at least 30 days of earnings of the combined company. Since First American will account for the merger as a purchase, it will waive its rights under the pooling agreements.

                                  RISK FACTORS

   If the merger is completed, you will receive First American common shares. In addition to the other information contained in this joint proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal and thereby make an investment in First American.

The merger consideration may fluctuate before it is set and the price per share of CMSI common stock may be different than its market price

   Since the final exchange ratio will be determined in part by the market price of First American common shares just prior to the CMSI stockholder meeting, we cannot state definitively how many First American common shares you will receive. The actual exchange ratio will fall between 0.2083 and 0.2841, depending on the market price of First American common stock. First American and CMSI will issue a joint press release announcing the final exchange ratio after it is determined.

   You should be aware that the price per share of CMSI common stock is fixed at $6.25 and will not change as the market price of CMSI common shares fluctuates. Therefore, the value of the First American common shares that you will receive in return for your CMSI common shares may be based, at least in part, on a per share price of CMSI common stock that is either less than or more than the current or future market price of CMSI common stock. You should also be aware that the price per share of First American common shares will be fixed at between $22.00 and $30.00 per share on the third trading day before the special meeting, regardless of when payment of the merger consideration is made. This means that the market value of the consideration you will receive in the merger may fluctuate as the price of First American common stock changes between the date the merger consideration is fixed and the date payment is made. You should obtain current market quotations of First American common shares and CMSI common stock before voting to adopt the merger agreement. You may obtain current stock price quotations for First American common stock from a newspaper, on the Internet or by calling your broker.

   Neither CMSI nor First American will have the right to terminate the merger agreement or elect not to consummate the merger as a result of changes in the market prices of either company's common shares.

First American's revenues may decline during periods when the demand for its products decreases

   First American's revenues decrease as the number of real estate transactions in which its products are purchased decreases. First American has found that the number of real estate transactions in which its products are purchased decreases in the following situations.

  . when mortgage rates are high;

  . when the mortgage fund supply is limited; and

  . when the United States economy is weak.

   First American believes that this trend will recur.

First American's earnings may be reduced if acquisition projections are inaccurate

   First American's earnings have improved since 1991 in large part because of its acquisition and integration of non-title insurance businesses. These businesses generally have higher margins than First American's title insurance businesses. The success or failure of each of these acquisitions has depended in large measure upon the accuracy of First American's projections. These projections are not always accurate. Inaccurate projections have historically led to lower than expected earnings.

As a holding company, First American depends on distributions from its subsidiaries, and if distributions from its subsidiaries are materially impaired, First American's ability to declare and pay dividends may be adversely affected

   First American is a holding company whose primary assets are the securities of its operating subsidiaries. First American's ability to pay dividends is dependent on the ability of its subsidiaries to pay dividends or repay funds to First American. If First American's operating subsidiaries are not able to pay dividends or repay funds to First American, First American may not be able to declare and pay dividends to you. Moreover, pursuant to insurance and other regulations under which First American's insurance subsidiaries operate, the amount of dividends, loans and advances available to First American is limited. Under such regulations, the maximum amount of dividends, loans and advances available to First American from its insurance subsidiaries in 2001 is $138.2 million.

Changes in government regulation could prohibit or limit First American's operations

   First American's title insurance, property and casualty insurance, home warranty, thrift, trust and investment businesses are regulated by various governmental agencies. Many of First American's other businesses operate within statutory guidelines. Changes in the applicable regulatory environment or statutory guidelines could prohibit or restrict First American's existing or future operations. Such restrictions may adversely affect First American's financial performance.

Current legal proceedings may have a material adverse affect on First
 American's financial condition or results of operations

   On May 19, 1999, the State of California and the controller and insurance commissioner of the State of California filed a class action suit in the state court in Sacramento. Initially, the action sought to certify as a class of defendants all title and escrow companies doing business in California from 1970 to the present, including certain of First American's subsidiaries. The plaintiffs allege that the defendants:

  . failed to give unclaimed property to the State of California on a timely basis;

  . charged California home buyers and other escrow customers fees for services that were never performed or which cost less than the amount charged; and

  . devised and carried out schemes, known as earnings credits, with financial institutions to receive interest on escrow funds deposited by defendants with financial institutions in demand deposits.

   Since the initial filing of the suit, the California attorney general's office, on behalf of the State, the controller and the insurance commissioner, indicated that it would not seek to certify a class of defendants, but would instead amend its suit to name an unspecified number of title underwriters and underwritten title companies. To date, the attorney general has neither amended the suit, nor to First American's knowledge taken steps to progress with it, including the service of process on any party. The attorney general, however, has entered into settlement discussions with various title insurance underwriters, including certain First American subsidiaries. Additionally, the attorney general indicated that it will address issues pertaining to escheat obligations through routine audits conducted by the controller's office, rather than through litigation.

   Subsequent to the filing of this lawsuit, the First American Title Insurance Company, a subsidiary of First American, was named and served as a defendant in two private class actions in California courts. The allegations in those actions include some, but not all, of the allegations contained in the lawsuit discussed above. The private class actions independently seek injunctive relief, attorneys' fees, damages and penalties in unspecified amounts. One of the private class actions has been dismissed. The remaining private class action has not progressed beyond limited document production.

   An adverse decision in these lawsuits may have a material adverse effect on First American's financial condition or results of operations.

Certain provisions of First American's charter and its rights plan may make a takeover of First American difficult even if such takeover could be beneficial to some of First American's stockholders

   First American's restated articles of incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by First American's board of directors. Accordingly, First American's board is empowered, without further shareholder action, to issue shares or series of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights, including the ability to receive dividends, of First American's common shareholders. The issuance of such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. In conjunction with the rights plan discussed below, First American has authorized the issuance of its Series A Junior Participating Preferred Shares. Although First American has no present intention of issuing any additional shares or series of preferred stock, First American cannot guarantee that it will not make such an issuance in the future.

   First American has adopted a rights plan which could, alone or in combination with First American's restated articles of incorporation, discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common shares.

                            SELECTED FINANCIAL DATA

Comparative Per Share Market Price

   CMSI common shares are quoted on the Nasdaq National Market System under the symbol "CMSS" and First American common shares are listed on the NYSE under the symbol "FAF." On January 29, 2001, the last full trading day prior to the public announcement of the proposed merger, CMSI common shares closed at $3.75 and First American common shares closed at $32.00. On April 18, 2001, the most recent practicable date prior to the printing of this joint proxy statement-prospectus, CMSI common shares closed at $5.45 and First American common shares closed at $21.15. The following table sets forth these closing prices per share of First American common stock and CMSI common stock and the "equivalent price per share" of CMSI common stock on those dates. The "equivalent price per share" of CMSI common stock is equal to the closing price of a share of First American common stock on that date multiplied by the exchange ratio. We calculated the exchange ratio on the basis of the average closing price of the First American common stock for the ten trading days ended on the date specified. The actual exchange ratio may be higher or lower. See "Summary--The Merger--What you will receive in the merger" on page 3 and "Summary of the Merger Agreement--Consideration you will receive in the merger" on page 33, which discusses how the actual exchange ratio will be calculated.

                         First American     CMSI     Equivalent Price Per Share
                          Common Stock  Common Stock    Of CMSI Common Stock
                         -------------- ------------ --------------------------
   January 29, 2001.....     $32.00        $3.75               $6.67
   April 18, 2001.......     $21.15        $5.45               $5.76

   The following table sets forth, for the periods indicated, the high and low sales prices per share of (1) First American common stock as reported on the NYSE and (2) CMSI common stock as reported on the Nasdaq National Market, in each case based on published financial sources.

                                                          First
                                                        American        CMSI
                                                      ------------- ------------
                                                       High   Low    High   Low
                                                      ------ ------ ------ -----
   Fiscal Year Ended December 31, 1999
     First Quarter................................... $35.19 $15.81  $5.75 $3.63
     Second Quarter..................................  21.38  13.50   5.00  3.50
     Third Quarter...................................  19.44  11.81   7.75  4.50
     Fourth Quarter..................................  15.19  11.50   9.00  3.88
   Fiscal Year Ended December 31, 2000
     First Quarter................................... $14.25 $10.25 $14.50 $7.25
     Second Quarter..................................  17.75  12.50   8.50  3.63
     Third Quarter...................................  22.88  14.38   5.75  3.75
     Fourth Quarter..................................  32.89  17.06   4.25  0.88
   Fiscal Year Ended December 31, 2001
     First Quarter................................... $35.49 $23.90  $7.13 $1.50
     Second Quarter (through April 18)...............  27.00  19.10   6.06  4.75

Selected Historical Financial Data of First American

   The following selected consolidated financial data as of and for each of the five fiscal years ended December 31, 2000 have been derived from First American's consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent public accountants.

   This information is only a summary and you should read it together with the audited and consolidated financial statements of First American, including the notes to the financial statements, incorporated by reference in this joint proxy statement-prospectus. See "Where You Can Find More Information" on page
56. All data are in thousands, except percentages, per share amounts and employee data.

                                          Year Ended December 31
                          ----------------------------------------------------------
                             1996        1997        1998        1999        2000
                          ----------  ----------  ----------  ----------  ----------
Revenues................  $1,654,976  $1,962,001  $2,943,880  $2,988,169  $2,934,255
Income before cumulative
 effect of a change in
 accounting for tax
 service contracts (1)..      55,766      67,765     201,527      88,643      82,223
Cumulative effect of a
 change in accounting
 for tax service
 contracts (1)..........         --          --          --      (55,640)        --
Net income..............      55,766      67,765     201,527      33,003      82,223
Total assets............   1,010,556   1,220,377   1,852,731   2,116,414   2,199,737
Notes and contracts
 payable................      72,761      51,720     143,466     196,815     219,838
Mandatorily redeemable
 preferred securities...                 100,000     100,000     100,000     100,000
Stockholders' equity....     384,931     442,783     762,265     815,991     870,237
Return on average
 stockholders' equity
 (2)....................        15.4%       16.4%       33.4%       10.9%        9.8%
Cash dividends on common
 shares.................       7,928      14,035      13,894      15,840      15,256
Per share of common
 stock (3)..............
 Basic:
  Income before
   cumulative effect of
   a change in
   accounting for tax
   service contracts....         .98        1.19        3.35        1.37        1.29
  Cumulative effect of a
   change in accounting
   for tax service
   contracts............         --          --          --         (.86)        --
                          ----------  ----------  ----------  ----------  ----------
  Net income............  $      .98  $     1.19  $     3.35  $      .51  $     1.29
                          ==========  ==========  ==========  ==========  ==========
 Diluted:
  Income before
   cumulative effect of
   a change in
   accounting for tax
   service contracts....  $      .98  $     1.16  $     3.21  $     1.34  $     1.24
  Cumulative effect of a
   change in accounting
   for tax service
   contracts............         --          --          --         (.84)        --
                          ----------  ----------  ----------  ----------  ----------
  Net income............  $      .98  $     1.16  $     3.21  $      .50  $     1.24
                          ==========  ==========  ==========  ==========  ==========
  Stockholders' equity..  $     6.76  $     7.74  $    12.08  $    12.54  $    13.62
  Cash dividends........  $      .14  $      .25  $      .23  $      .24  $      .24
Number of common shares
 outstanding:
 Weighted average during
  the year:
  Basic.................      56,652      57,092      60,194      64,669      63,680
  Diluted...............      57,112      58,482      62,720      66,351      66,050
 End of year............      56,965      57,186      63,120      65,068      63,887
Title orders opened
 (4)....................       1,027       1,173       1,585       1,334       1,241
Title orders closed
 (4)....................         775         886       1,210       1,120         975
Number of employees.....      11,611      13,156      19,669      20,065      20,346

--------

  All consolidated results reflect the 1999 acquisition of National Information Group accounted for under the pooling-of-interests method of accounting.

(1) In December 1999, First American adopted Staff Accounting Bulletin No. 101
    (SAB), "Revenue Recognition in Financial Statements." The SAB, which became effective January 1, 1999, applies to First American's tax service operations and requires the deferral of the tax service fee and the recognition of that fee as revenue ratably over the expected service period. The amortization rates applied to recognize the revenues assume a 10-year contract life and are adjusted to reflect prepayments. First American periodically reviews its tax service contract portfolio to determine if there have been changes in contract lives and/or changes in the number and/or timing of prepayments. Accordingly, First American may adjust the rates to reflect current trends. The SAB finalizes a series of changes instituted by the Securities and Exchange Commission concerning revenue recognition policies. As a result of adopting the SAB, in 1999, First American reported a charge of $55.6 million, net of income taxes and minority interests, as a cumulative change in accounting principle, reduced net income by $10.9 million, or $0.16 per diluted share and restated its quarterly information. During the year ended December 31, 2000, First American recognized $38.6 million in revenues that were included in the cumulative effect adjustment. Revenues earned by the other products in the real estate information segment are recognized at the time of delivery, as First American has no significant ongoing obligation after delivery.

(2) Return on average stockholders' equity for 1999 excludes the cumulative effect of a change in accounting for tax service contracts from both net income and stockholders' equity.

(3) Per share information relating to net income is based on weighted-average number of shares outstanding for the years presented. Per share information relating to stockholders' equity is based on shares outstanding at the end of each year.

(4) Title order volumes are those processed by the direct title operations of the Company and do not include orders processed by agents.

Selected Historical Financial Data of CMSI

   The following selected historical financial data for each of the five fiscal years ended December 31, 2000 have been derived from CMSI's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors.

   This information is only a summary and you should read it together with the audited consolidated financial statements of CMSI, including the notes to the financial statements, incorporated by reference in this joint proxy statement-prospectus. See "Where You Can Find More Information" on page 56. All data are in thousands, except per share amounts.

                                            Year Ended December 31
                                    -------------------------------------------
                                     1996     1997     1998     1999     2000
                                    -------  -------  -------  -------  -------
Statement of Operations Data:

Revenues:
License and software development
 fees.............................  $10,101  $11,549  $10,186  $13,164  $12,350
Maintenance fees..................    2,045    3,311    4,295    5,059    6,443
Computer hardware sales...........    2,107    1,657      777    1,249      972
Service bureau revenues...........      --       641    1,645    3,303    5,408
                                    -------  -------  -------  -------  -------
                                     14,253   17,158   16,903   22,775   25,173

Cost of Revenues:
Cost of license and software
 development fees.................    5,096    7,329    6,989    6,505    7,323
Cost of maintenance fees..........      453      880    1,108      940    1,402
Cost of computer hardware sales...    1,782    1,505      953    1,528    1,202
Cost of service bureau............      --     2,086    3,398    3,038    4,596
Selling, general and
 administrative expenses..........    6,126    8,538   12,824   12,123   12,012
Research and development costs....      527    1,791    1,964    1,458      758
                                    -------  -------  -------  -------  -------
                                     13,984   22,129   27,236   25,592   27,293
                                    -------  -------  -------  -------  -------
Income (loss) from operations.....      269   (4,971) (10,333)  (2,817)  (2,120)

Other income (expense):
Interest income (expense) net.....      (78)   1,181      763      262      211
Amortization of excess assigned
 value of identifiable assets over
 cost of an acquired interest.....      305       51      --       --       --
                                    -------  -------  -------  -------  -------
                                        227    1,232      763      262      211
                                    -------  -------  -------  -------  -------
Income (loss) before income
 taxes............................      496   (3,739)  (9,570)  (2,555)  (1,909)
Income tax expense................      201      --       --       --       --
                                    -------  -------  -------  -------  -------
Net income (loss).................  $   295  $(3,739) $(9,570) $(2,555) $(1,909)
                                    =======  =======  =======  =======  =======
Basic earnings (loss) per common
 share............................  $  0.06  $ (0.49) $ (1.25) $ (0.33) $ (0.24)
Diluted earnings (loss) per common
 share............................  $  0.05  $ (0.49) $ (1.25) $ (0.33) $ (0.24)

Balance Sheet Data:
Cash and cash equivalents.........  $23,502  $20,569  $ 3,091  $ 3,594  $ 1,588
Investments available-for-sale....      --       --     6,482    1,316    2,529
Working capital...................   21,056   19,503    6,450    4,240    2,101
Total assets......................   28,452   28,957   25,110   19,493   20,265
Long term debt and other lease
 obligations, less
 current portion..................      220      101      761      --       --
Stockholders' equity..............   22,588   23,211   13,850   11,476   10,306

Historical and Unaudited Pro Forma Per Share Data

   The following table sets forth selected historical and unaudited pro forma per share data for First American and CMSI. The unaudited pro forma financial data assume that the merger was consummated at the beginning of the earliest period presented and gives effect to the merger as a purchase under generally accepted accounting principles. The unaudited pro forma per share data for First American is based on the number of outstanding First American shares adjusted to include the maximum number of First American shares that could be issued in the merger. The unaudited pro forma equivalent per share data for CMSI is based on the unaudited pro forma amounts per share for First American. See Notes (2) and (3) below for the exchange ratios used. The information set forth below should be read in conjunction with the historical financial data of First American and CMSI which is incorporated by reference herein.

                                                                 Year Ended
                                                              December 31, 2000
                                                              -----------------
   Net Income (Loss) Per Share:
     Historical First American Basic........................         1.29
     Historical First American Diluted......................         1.24
     First American Pro Forma Basic.........................         1.20(1)
     First American Pro Forma Diluted.......................         1.16(1)
     CMSI...................................................        (0.24)
     CMSI Equivalent Pro Forma Basic........................         0.34(2)
     CMSI Equivalent Pro Forma Diluted......................         0.33(2)
     CMSI Equivalent Pro Forma Basic-Minimum shares issued..         0.25(3)
     CMSI Equivalent Pro Forma Diluted-Minimum shares
      issued................................................         0.24(3)

   Cash Dividends Per Share:
     Historical First American..............................         0.24
     CMSI...................................................           --
     CMSI Equivalent Pro Forma..............................         0.07(2)

   Book Value Per Share:
     Historical First American..............................        13.62
     First American Pro Forma...............................        13.90(4)
     CMSI...................................................         1.32
     CMSI Equivalent Pro Forma..............................         3.95(2)
     CMSI Equivalent Pro Forma Diluted-Minimum shares
      issued................................................         2.92(3)

--------

(1) Determined by dividing the pro forma net income by the pro forma number of weighted average number of shares outstanding for the year ended December 31, 2000. The pro forma number of weighted average shares outstanding was determined by using the low-end collar price of $22.00 per First American common share to calculate the number of First American shares to be issued in the merger. See Note (2) below. Pro forma net income was determined by adding the net income of First American to that of CMSI. In addition, the effect of purchase accounting adjustments and transaction costs were included in the calculation. The effect of the purchase accounting adjustments and transaction costs on pro forma net income was to decrease pro forma net income by $1,269,000.

(2) The CMSI equivalent pro forma amounts are calculated by multiplying First American pro forma combined amounts by 0.2841, which represents the fraction of a share of First American common stock each CMSI stockholder will receive for each share of CMSI in the merger if the low-end collar price of $22.00 per First American common share is used to determine the purchase price. Under these assumptions, the purchase price equals $59,419,560 (including the fair value of vested CMSI stock options to be exchanged in the merger) and 2,223,000 shares of First American common stock would be issued in the merger.

(3) Determined by using the minimum number of First American common shares to be issued in this transaction. The minimum number of shares is based on a value of $30.00 per First American share. The impact on the pro forma amounts for First American when using this value is not material.

(4) Determined by dividing the pro forma stockholders equity by the pro forma number of shares outstanding as of December 31, 2000. Pro forma stockholders equity was determined by adding the stockholders equity of First American at December 31, 2000 to the value of the shares to be issued in this transaction. The number of pro forma shares outstanding was determined by adding the number of shares outstanding for First American at December 31, 2000 to the number of shares to be issued in this transaction. See Note (2) above for the number of the shares, and their corresponding value, to be issued in this transaction.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

   This joint proxy statement-prospectus and the documents incorporated by reference contain "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are based on estimates and assumptions made by management of First American or CMSI, as the case may be, and take into account only the information available at the time the forward-looking statements are made. Although we each believe our respective estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our respective actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, anticipated benefits of the merger, business strategy, projected plans and objectives of First American and CMSI set forth in the letter to CMSI stockholders on the cover of this joint proxy statement-prospectus and in the sections entitled:

  .  "Summary;"

  .  "The Merger;" and

  .  "Role of Financial Advisor."

   The words "anticipates," "estimates," "projects," "forecasts," "goals," "believes," "expects," "intends," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause First American's actual results to differ materially from those in forward-looking statements:

  . general volatility of the capital markets and the market price of First
    American common shares;

  . changes in the real estate market, interest rates or the general economy;

  . First American's ability to identify and complete acquisitions and successfully integrate businesses it acquires (including CMSI's business);

  . First American's ability to employ and retain qualified employees;

  . changes in government regulations that are applicable to First American's regulated businesses;

  . the degree and nature of First American's competition;

  . an increase in First American's expenses;

  . continued consolidation among First American's competitors and customers;

  . technological changes may be more difficult or expensive than anticipated;

  . legal proceedings commenced by the California attorney general and related litigation; or

  . other factors described in First American's annual report on form 10-K for the fiscal year ended December 31, 2000.

   First American's actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of First American. The forward-looking statements speak only as of the date they are made. First American does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                           THE STOCKHOLDERS' MEETING

   This joint proxy statement-prospectus is furnished in connection with the solicitation of proxies from the holders of CMSI common shares by the board of directors of CMSI for use at a stockholders' meeting at which the election of directors and the merger proposal will be voted upon. This joint proxy statement-prospectus and accompanying proxy are first being mailed to the CMSI stockholders on or about April 26, 2001.

Time and place; purpose

   The CMSI stockholders' meeting will be held at the Sheraton Columbia Hotel, 10207 Wincopin Circle, Columbia, Maryland, 21044 on May 29, 2001, starting at 10:00 a.m., Eastern Time. At the meeting, CMSI stockholders will be asked to:

  . consider and vote upon a proposal to elect five (5) persons to serve on the CMSI board of directors until their terms expire and their successors are elected and are qualified, or until the merger is approved and completed, whichever occurs first. Our board of directors currently has five (5) seats;

  . consider and vote upon a proposal to adopt and approve the merger agreement and approve the merger; and

  . conduct any other business properly brought before the meeting.

Voting rights; votes required

   The board of directors of CMSI has fixed the close of business on April 25, 2001 as the record date for CMSI stockholders entitled to notice of and to vote at the CMSI stockholders' meeting. The only outstanding voting securities of CMSI are its common shares. Only holders of record of CMSI common shares on the record date are entitled to notice of and to vote at the CMSI stockholders' meeting. Each holder of record, as of the record date, of CMSI common shares is entitled to cast one vote per share on each proposal acted upon. On April 17, 2001, there were 7,999,431 CMSI common shares outstanding and entitled to vote at the CMSI stockholders' meeting. The affirmative vote of a majority of the CMSI common shares entitled to vote are required to approve the proposed merger. The affirmative vote of a plurality of the shares of CMSI common stock present in person or by proxy at the special meeting is required to elect each director.

   As of April 17, 2001, the directors and executive officers of CMSI and their affiliates beneficially owned and were entitled to vote approximately 4,171,399 CMSI common shares, or approximately 52% of the CMSI common shares outstanding on that date. This includes the CMSI common shares beneficially owned by Scott Freiman and James DeFrancesco. Pursuant to voting agreements entered into between First American and each of Mr. Freiman and Mr. DeFrancesco, both of whom are candidates for election to the board of directors, those individuals have agreed to vote a total of 3,841,081 of the shares of CMSI common stock beneficially owned by them, or approximately 48% of the total number of shares of CMSI common stock issued and outstanding as of April 17, 2001, in favor of the merger proposal. The voting agreements also require Messrs. Freiman and DeFrancesco to refrain from voting in favor of any action or agreement which would impede, frustrate or prevent the merger or any of the other transactions contemplated by the merger agreement. See "Voting Agreements" on page 41.

Voting of proxies

   All CMSI common shares represented by properly executed proxies received prior to or at the CMSI stockholders' meeting and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted "FOR" the election of the slate of directors proposed by CMSI's current board of directors, and "FOR" the approval of the merger proposal.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing, including by telegram or telecopy, with the Secretary of CMSI before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares. Proxies may also be revoked by attending the meeting and voting in person. In order to vote in person at the CMSI stockholders' meeting, you must attend the CMSI stockholders' meeting and cast your vote in accordance with the voting procedures established for the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be delivered at the special meeting before the taking of the vote, or if sent before the special meeting, to the following:

   Credit Management Solutions, Inc.
   Attention: Neal Dittersdorf
   135 National Business Parkway
   Annapolis Junction, Maryland 20701
   (301) 362-6000

   CMSI stockholders who require assistance in changing or revoking a proxy should contact CMSI's Secretary at the above address and phone number.

   Under Nasdaq rules, brokers who hold shares in "street name" for customers have the authority to vote on certain "routine" proposals (including the election of directors) when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposal. Absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote shares with respect to the approval and adoption of such proposals. The result is commonly referred to as a "broker non-vote." Since the affirmative votes described above are required for approval of the merger proposal, a "broker non-vote" will effectively result in the shares being counted "AGAINST" the merger proposal.

   As to the election of directors, the proxy card being provided by the board of directors enables a stockholder to vote "FOR" the election of the nominees proposed by the board of directors, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and CMSI's bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of any nominee who may be designated by the remainder of the board to fill the vacancy. CMSI has no reason to believe that any nominee will be unable to serve as a director following the special meeting.

   CMSI stockholders may abstain from voting "FOR" or "AGAINST" the merger proposal. Since the favorable vote of a majority of the outstanding CMSI common shares is required to approve the proposal, a proxy marked "ABSTAIN" will effectively be counted as a vote "AGAINST" the merger proposal. Similarly, the failure of a CMSI stockholder to return a proxy will effectively result in the stockholder's votes being counted "AGAINST" the proposal.

   CMSI may, but is not obligated to, retain a proxy solicitation firm to aid in the solicitation of proxies and to verify certain records related to the solicitations. If a proxy solicitation firm is so retained, CMSI will pay such firm customary fees and expense reimbursement for such services. To the extent necessary in order to ensure sufficient representation at the CMSI stockholders' meeting, CMSI may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. CMSI stockholders are urged to send in their proxies without delay.

   CMSI stockholders should not send in any share certificates with their proxy cards. A transmittal letter with instructions for the surrender of certificates representing CMSI common shares will be mailed by First American or its transfer agent to former CMSI stockholders as soon as practicable after the consummation of the merger.

                    Proposal One: Election Of CMSI Directors

   In January 2001, CMSI discovered that its certificate of incorporation had become inoperative under Delaware law in calendar year 2000 due to an inadvertent error by CMSI in the manner of the completion of its 1998 Delaware franchise tax return. Upon learning of the mistake, CMSI promptly filed a corrected return, and its certificate of incorporation was renewed and revived by the State of Delaware on January 25, 2001. Under the Delaware General Corporation Law, such reinstatement of the certificate of incorporation had the effect of validating all contracts signed, actions taken and other matters performed by CMSI during the period that its certificate of incorporation was inoperative. Pursuant to Section 312 of the Delaware General Corporation Law, following such reinstatement CMSI is required to elect a full board of directors. CMSI petitioned the Delaware Secretary of State to withdraw its determination that the company's certificate had become inoperative. On March 14, 2001, CMSI learned that the Delaware Secretary of State had declined the petition. Accordingly, CMSI's stockholders are being asked at the special meeting to vote in favor of a proposal to elect to CMSI's board of directors each of the persons who was serving as a member of the board at the time that CMSI's certificate of incorporation became inoperative, other than Miles Grody, who resigned from the board effective March 2, 2001.

   CMSI's certificate of incorporation and bylaws provide that CMSI's board of directors is to have between five and 15 members, as the board may determine from time to time. The board currently consists of five members. The board is divided into three classes, denominated class I, class II and class III, with members of each class holding office for staggered three-year terms or until their respective successors are duly elected and qualified. At each annual meeting of CMSI's stockholders, the successors to the directors whose terms have expired are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following the election, or until their successors have been duly elected and qualified.

   The five nominees for election to the board of directors are Scott L. Freiman, James R. DeFrancesco, John J. McDonnell, Jr., Robert P. Vollono and Stephen X. Graham. Mr. Vollono is the nominee for election to class I of the board, whose term would expire at CMSI's 2003 annual meeting of stockholders, Messrs. Freiman and Graham are the nominees for election to class II, whose terms would expire at the 2004 annual meeting, and Messrs. DeFrancesco and McDonnell are the nominees for election to class III, whose terms would expire at the 2002 annual meeting.

Information regarding nominees for election as directors

   The following information regarding the principal occupation or employment, other affiliations and business experience of the nominees has been furnished to CMSI by the nominees.

   Scott L. Freiman, a co-founder of CMSI, has served as CMSI's President and Chief Executive Officer since September 1999, and as a director since 1987. Mr. Freiman served as Executive Vice President of CMSI from October 1987 to September 1999. From 1985 to 1987, Mr. Freiman served as Technology Director of American Financial Corporation, an automobile finance/leasing company, where he worked with Mr. DeFrancesco to develop the Company's credit origination software. Prior to 1985, Mr. Freiman served as a development engineer for IBM and AT&T Bell Laboratories.

   James R. DeFrancesco, a co-founder of CMSI, has served as a director since 1987. Mr. DeFrancesco served as CMSI's Chief Executive Officer from 1987 to May 1999, as Chairman of the Board of Directors from 1987 to September 1999 and as President from 1987 to 1998. Since 1989, Mr. DeFrancesco has served as the President of Businessliner, Inc., a company which leases an airplane to CMSI for business travel. From August 1997 to May 1999, Mr. DeFrancesco served as a Vice President of D & R Investments, L.L.C., a company that leased an airplane to the Company for business travel during that period. From 1986 to April 1999, Mr. DeFrancesco served as President of Financial Design Systems, a software company. From 1987 to 1992, Mr. DeFrancesco served as President of Perpetual Leasing Services, Inc., the automobile leasing subsidiary of Perpetual Savings Bank, FSB. From 1976 to 1987, Mr. DeFrancesco founded and served as President and Chief Executive Officer of American Financial Corporation, an automobile finance/leasing company.

   John J. McDonnell, Jr. has served as a director of CMSI since November 1996, and as Chairman of the Board since September 1999. In April 2001, Mr. McDonnell was elected as Chairman of the Board, and appointed President, of Transaction Network Systems, Inc., a nationwide communications network company specializing in transaction-oriented data services which was owned by PSInet, Inc. from November 1999 until April 2001. Mr. McDonnell also served as President, Chief Executive Officer and a director of Transaction Network Systems from 1990 until November 1999. Mr. McDonnell has served as a General Partner of McDonnell & Associates Investment Co., L.P., a private investment company, since September 2000. From February 2000 to September 2000, Mr. McDonnell served as President and Chief Executive Officer of Paylinx Corporation, a leading provider of Internet payment solutions. From 1987 to 1989, Mr. McDonnell served as President and Chief Executive Officer of Digital Radio Network, Inc., a local access carrier for point-of-sale transactions. Mr. McDonnell has previously served as Group Vice President for the Information Technologies and Telecommunications Group of the Electronic Industries Association (EIA); Vice President, International Operations and Vice President, Sales, for Tymnet, Inc. with the responsibility for both private network sales and public services; and Director of Technology and Telecommunications for the National Commission on Electronic Funds Transfer. Mr. McDonnell was one of the founding members and is currently a member of the Executive Committee of the Board of Directors of the Electronics Funds Transfer Association. Mr. McDonnell currently serves on the Boards of Directors of Intelidata Data Technologies Corp. and CyberSource Corporation, as well as several private companies.

   Robert P. Vollono has served as CMSI's Senior Vice President and Chief Financial Officer since April 1995, and as its Treasurer and a director since October 1996. Since February 1999, Mr. Vollono has served as Chief Financial Officer of the company's CMSI Systems, Inc. and Credit Online, Inc. subsidiaries. From 1988 to April 1995, Mr. Vollono served as Vice President and Chief Financial Officer of Carey International, Inc., a transportation services company. From 1986 to 1988, Mr. Vollono served as Vice President and Chief Financial Officer of Commercial Office Environments, Inc.

   Stephen X. Graham has served as a director of CMSI since October 1996. Since 1998, he has been the President and Chief Executive Officer of Cross Hill Financial Group, Inc., a private investment banking firm. From 1988 to 1998, Mr. Graham served as President of Graham, Hamilton & Co., which merged into Cross Hill in 1998. Since 1996, Mr. Graham has also served as Chief Executive Officer of Prestwick Scientific Capital. From 1982 to 1988 Mr. Graham was a Vice President of Kidder, Peabody & Co.

Recommendation of the board of directors

   The board of directors of CMSI recommends that stockholders vote "FOR" the election of each of the nominees listed above.

Committees of the board

   CMSI's board of directors has a compensation committee and an audit committee.

   Compensation committee. The compensation committee is responsible for advising the board of directors on issues concerning CMSI's executive compensation policies for senior officers. The compensation committee also administers various incentive compensation, stock and option plans. The current members of the compensation committee are Messrs. Graham and McDonnell.

   Audit Committee. The audit committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the board of directors may from time to time direct. The current members of the audit committee are Messrs. Graham and McDonnell.

   CMSI's board of directors has adopted a written charter for the audit committee. A copy of the charter is attached as Annex E to this joint proxy statement-prospectus. The board has determined that each of the current members of the audit committee is "independent," in accordance with the definition of "independence" set forth in the listing standards of the National Association of Securities Dealers.

Attendance at board and committee meetings

   During 2000, CMSI's board of directors held six meetings, its compensation committee held six meetings and its audit committee held six meetings. During 2000, each director attended or participated in 75% or more of the aggregate of
(i) the total number of meetings of the board and (ii) the total number of meetings held by all committees of the board on which such director served.

Audit committee report

   The following is the report of CMSI's audit committee as to CMSI's audited financial statements for the fiscal year ended December 31, 2000, which includes CMSI's consolidated balance sheets as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto:

   Review with Management. The audit committee has reviewed and discussed CMSI's audited financial statements with management.

   Review and Discussions with Independent Accountants. The audit committee has discussed with Ernst & Young LLP, CMSI's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of CMSI's financial statements.

   The audit committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants' independence from CMSI and any of its related entities) and has discussed with Ernst & Young LLP its independence from CMSI.

   Conclusion. Based on the review and discussions referred to above, the audit committee recommended to CMSI's board of directors that CMSI's audited financial statements be included in its annual report on form 10-K for the fiscal year ended December 31, 2000.

                                     Submitted by the audit committee of the
                                      board of directors

                                     Stephen X. Graham
                                     John J. McDonnell, Jr.

Compensation committee report

   The compensation committee advises the board of directors on issues concerning CMSI's compensation philosophy and the compensation of executive officers and other individuals compensated by CMSI. The compensation committee is responsible for the administration of CMSI's 1997 Stock Incentive Plan, under which option grants, stock appreciation rights, restricted awards and performance awards may be made to directors, executive officers and employees of CMSI and its subsidiaries.

   The compensation committee believes that the compensation programs for CMSI's executive officers should reflect CMSI's performance and the value created for CMSI's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of CMSI and should reward individual contribution to CMSI's success. CMSI is engaged in a very competitive industry, and CMSI's success depends upon its ability to attract and retain qualified executive through the competitive compensation packages it offers to such individuals.

   General Compensation Policy. The fundamental policy of the compensation committee is to advise the board of directors on information which will aid the board in providing CMSI's executive officers with competitive compensation opportunities based upon their contributions to the development and financial success of CMSI and their personal performance. It is the compensation committee's philosophy to advise the board of directors that a portion of each executive officer's compensation should be contingent upon CMSI's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer should be comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officer and CMSI's stockholders.

   Factors. The principal factors which the compensation committee considered in reviewing the components of each executive officer's compensation package for 2000 are summarized below. The compensation committee may, however, in its discretion apply entirely different factors in advising the board of directors with respect to executive compensation for future years.

   Base Salary. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors shall differ from individual to individual, as the compensation committee deems appropriate.

   While it is the general policy of the compensation committee to advise the board of directors not to award performance-based cash bonuses, from time to time, the compensation committee may advocate cash bonuses when such bonuses are deemed to be in the best interest of CMSI.

   Long-Term Incentive Compensation. Long-term incentives are provided primarily through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage CMSI from the perspective of an owner with an equity stake in CMSI. Each option grant allows the individual to acquire shares of CMSI's common stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a fixed period, contingent upon the executive officer's continued employment with CMSI Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by CMSI during the vesting period, and then only if the market price of the underlying shares appreciates.

   The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with CMSI, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The compensation committee also intends to consider the number of unvested options held by he executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the compensation committee has not and will not adhere to any specific guidelines as to relative option holdings of CMSI's executive officers.

   CEO Compensation. Regulations of the Securities and Exchange Commission require the board of directors to disclose its basis for compensation reported for Mr. Freiman in 2000 and to discuss the relationship between CMSI's performance during the last fiscal year and Mr. Freiman's performance. In advising the board of directors with respect to the compensation payable to CMSI's chief executive officer, the compensation committee seeks to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to CMSI and by companies outside of the industry with which CMSI competes for executive talent.

   In reviewing Mr. Freiman's base salary in 2000, the suggested base salary established for Mr. Freiman on the basis of the foregoing criteria was intended to provide a level of stability and certainty. Accordingly, Mr. Freiman's compensation was not affected to any significant degree by CMSI's performance.

   Compliance with Internal Revenue Code Section 162(m). As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, CMSI will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1.0 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1997 Stock Incentive Plan contain certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that Plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

   The compensation committee does not expect that the compensation paid or payable to CMSI's executive officers for 2000 will exceed the $1.0 million limit per officer. Further, in accordance with issued Treasury Regulations relating to the $1.0 million limitation, the committee may in the future determine to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to $1.0 million limitation.

                                          Submitted by the compensation
                                           committee of the board of directors

                                          Stephen X. Graham
                                          John J. McDonnell, Jr.

Performance graph

   The following graph compares the annual percentage change in CMSI's cumulative total stockholder return on its common stock to the cumulative total return of the Nasdaq Stock Market--U.S. Index and a line-of-business index, consisting of the Nasdaq Computer and Data Processing Services Companies index (SIC Code 7371) for the period from December 18, 1996 (the date of CMSI's initial public offering) to December 31, 2000. The graph assumes an investment of $100 in each of CMSI's common stock, the Nasdaq Stock Market and the line-of-business index on December 18, 1996, and also assumes reinvestment of all dividends.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG [COMPANY NAME HERE], S&P 500 INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

                           12/18/96   12/96    12/97    12/98    12/99   12/00
                           --------  -------  -------  -------  ------- -------
Credit Management
 Solutions, Inc.            $100.00  $126.00  $113.00   $48.00   $74.00  $11.00
NASDAQ Stock Market (U.S.)  $100.00  $100.00  $122.00  $173.00  $321.00 $193.00
NASDAQ Computer &
 Data Processing            $100.00  $100.00  $123.00  $219.00  $482.00 $223.00

   Notwithstanding anything to the contrary in any of CMSI's previous or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this joint proxy statement-prospectus or any future filings made by CMSI under those statutes, neither the preceding audit committee report, references to the independence of CMSI's audit committee members, compensation committee report or performance graph is deemed filed with the Securities and Exchange Commission or is to be incorporated by reference into any such prior filings or into any future filings made by CMSI under those statutes.

                      Proposal Two: Adoption Of The Merger

   Following the election of directors, the special meeting will be temporarily adjourned while the votes are tabulated. The newly elected board will then hold a meeting to appoint officers of CMSI and to ratify and approve all actions taken by CMSI on or after January 25, 2001, including the merger and the merger agreement, and the other the transactions contemplated thereby. The special meeting will then be convened and stockholders will be asked to vote on the proposal to adopt and approve the merger.

                                   THE MERGER

General

   First American and CMSI are providing the stockholders of CMSI with this joint proxy statement-prospectus in connection with the solicitation of proxies by the CMSI board of directors for use at the special meeting of CMSI stockholders and at any adjournments and postponements of that meeting. At the meeting, CMSI stockholders will be asked to elect its board of directors, to approve the merger of Rusti Corp., a wholly-owned subsidiary of First American, with and into CMSI and to approve the merger agreement, as amended. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. A copy of the merger agreement and amendment no. 1 to the merger agreement are attached hereto as Annexes A and B, respectively. We urge you to read the merger agreement and amendment in their entirety.

Background of the merger

   During the regular meeting of the board of directors of CMSI on June 7, 2000, and in executive sessions of the board of directors in June and July 2000, the board of directors discussed CMSI's options, both as an independent company and as a party to a business combination transaction. At these meetings, management made presentations to the board of directors concerning stock valuations, balance sheet strategies and approaches to increasing shareholder value and income. To better evaluate these options, the board of directors authorized management to enter into an arrangement, at a time deemed appropriate by management, with an investment banker to represent CMSI in connection with a potential investment in, business combination with, or sale of, CMSI or one of its subsidiaries.

   In June and July 2000, certain third parties expressed interest in entering into discussions with CMSI regarding potential strategic partnerships, strategic investments and/or business combinations. On August 4, 2000, CMSI retained Chase Securities Inc. to contact companies that it believed might be interested in a transaction with CMSI and that potentially offered a strategic fit with the company. Chase Securities contacted 11 companies. As a result of these contacts, two companies, exclusive of First American, expressed an interest in a potential investment in, business combination with, or purchase of, CMSI or one of its subsidiaries.

   In August and September 2000, the management of CMSI, and the board of directors in executive sessions, considered competing offers by third parties for the acquisition of CMSI's subsidiary CMSI Systems, Inc. Management and Chase Securities continued discussions with those third parties.

   During the regular meeting of the board of directors on September 13, 2000, the board discussed potential opportunities for the sale of CMSI or one of its subsidiaries, including the ongoing discussions with certain third parties. The board authorized management to continue to explore those opportunities with the assistance of Chase Securities. Management continued the discussions and evaluation of the opportunities.

   In September 2000, Chase Securities contacted First American on CMSI's behalf. On October 24, 2000, representatives from First American and CMSI met in Philadelphia, Pennsylvania for discussions about the potential strategic benefits of an acquisition of CMSI or one of its subsidiaries.

   During the regular meeting of the board of directors of CMSI on October 25, 2000, Chase Securities evaluated for the board various discussions that were ongoing with respect to expressions of interest in an acquisition of CMSI or one of CMSI's subsidiaries. The board of directors gave further guidance to management and directed management to proceed with the ongoing discussions.

   On November 14, 2000, Scott Freiman, President and Chief Executive Officer of CMSI, and other senior executives of CMSI traveled to First American's headquarters in Santa Ana, California to meet with Parker Kennedy, President of First American, and Don Robert, head of First American's consumer information division. During the same time period, another company also expressed interest in acquiring CMSI.

   On November 17, 2000, Parker Kennedy sent a formal letter of interest to CMSI on behalf of First American requesting permission for First American to visit the Maryland offices of CMSI and conduct preliminary due diligence. First American conducted its preliminary on-site due diligence of CMSI between November 28, 2000 and November 30, 2000.

   On December 1, 2000, Mr. Freiman and Mr. Robert held a telephone discussion to discuss strategic benefits and valuation issues. On December 5, 2000, Mr. Robert and Mr. Vollono met to further discuss the strategic benefits and valuation issues with respect to the potential purchase by First American of CMSI. At the conclusion of this meeting, First American orally proposed to purchase CMSI.

   During the regular meeting of the board of directors of CMSI on December 7, 2000, senior management of CMSI and representatives of Chase Securities made presentations to the board of directors relating to CMSI's future prospects as an independent entity, a likely range of acquisition prices, the indication of interest by First American in an acquisition of CMSI, and a comparison of the First American proposal with the prior expressions of interest by other third parties in the purchase of CMSI Systems, Inc, a subsidiary of CMSI. The board determined that the First American indication of interest appeared to be the most attractive based on the valuation range indicated by First American and the strategic fit of the two companies. Based on this determination, the board of directors authorized management to explore the sale of the company to First American and to enter into a letter of intent, within certain guidelines, subject to approval by the board of directors of any definitive agreement.

   During a regularly scheduled meeting of the board of directors of First American on December 14, 2000, the board considered the proposed acquisition of CMSI. The board authorized further negotiations by First American and approved an offer to purchase all of the outstanding common stock of CMSI, subject to certain price limitations and completion of due diligence inquiries.

   After CMSI's board of directors meeting on December 7, 2000 and First American's board meeting on December 14, 2000, representatives of the parties reached preliminary agreement on an exchange ratio for the merger, subject to, among other things, the completion of due diligence, the negotiation of definitive agreements and the final approval of their respective boards of directors. On December 27, 2000, First American and CMSI executed a letter of intent memorializing that preliminary agreement. At the same time, the legal advisors of First American commenced drafting definitive documentation with respect to a possible merger of the two companies.

   On January 12, 2001, at a regularly scheduled meeting, the board of directors of First American approved the offer to purchase CMSI, including the exchange ratio.

   During January 2001, First American and CMSI, together with their legal, accounting and financial advisors, negotiated and finalized the terms of the merger agreement and supporting documentation and completed due diligence investigations. First American formed Rusti Corp. as a wholly-owned Delaware corporation during this period as well.

   On January 22, 2001, CMSI learned from the Delaware Secretary of State that its certificate of incorporation had become inoperative under Delaware law due to CMSI's inclusion of the calculation used to determine its Delaware franchise taxes for the 1998 tax year in a cover letter sent with its franchise tax return for that year, rather than on the tax return form. CMSI successfully took steps to "revive" its corporate charter, resulting in a certificate of revival being issued on January 25, 2001. CMSI subsequently petitioned the Delaware Secretary of State's office to withdraw its determination that CMSI's certificate had become inoperative.

   On January 27, 2001, the CMSI board of directors held a special meeting to consider the proposed merger. Senior management of CMSI reviewed with the board of directors its discussions and negotiations with First American, as well as the results of its due diligence investigation. Senior management of CMSI and representatives of Chase Securities presented to the board of directors financial information with respect to both First American and the potential transaction. Chase Securities rendered its oral opinion (which was subsequently confirmed in writing) that, as of that date, the exchange ratio set forth in the merger agreement was fair to the CMSI stockholders from a financial point of view. Representatives of Brobeck, Phleger & Harrison LLP and CMSI's general counsel reviewed with the CMSI board of directors the terms of the merger agreement and the legal standards applicable to the board's decision to approve the agreement and the transactions contemplated thereby. The board was also informed of the terms of agreements discussed under "Interests of Certain Persons in the Merger" on page 48. After questions by and discussion among the members of the CMSI board, and after consideration of the factors described under "The Merger--The CMSI board of directors recommends a vote for the merger" and "--CMSI's reasons for the merger and consideration of the merger by CMSI's board of directors" on this page, the CMSI board voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

   On January 30, 2001, First American, Rusti Corp. and CMSI executed the merger agreement. Later that day, First American and CMSI issued a joint press release announcing the proposed merger.

   On March 14, 2001, CMSI found out that its petition to have the Delaware Secretary of State withdraw its determination that CMSI's certificate of incorporation had become inoperative had been denied. On March 15, 2001, CMSI disclosed to First American the circumstances surrounding the revocation of its charter and the outcome of its petition. At CMSI's request, First American agreed to include the solicitation of proxies to elect directors as part of this joint proxy statement-prospectus to assist CMSI in its efforts to comply with the requirement under Delaware law that an election of directors be held following the revival of the certificate of incorporation. First American and CMSI entered into Amendment No. 1 to the Agreement and Plan of Merger to add as additional conditions precedent to First American's obligation to consummate the merger that CMSI conduct an election of its directors by stockholders, and that the newly constituted board ratify and approve all actions taken by CMSI on or after January 25, 2001, including the merger and the merger agreement, and the other transactions contemplated thereby.

First American's reasons for the merger

   First American believes that the merger will:

  . provide its consumer information division a unique opportunity to expand its automotive and consumer lending credit reporting business;

  . provide First American with an opportunity to continue expanding the products and services offered by its consumer information segment by cross-marketing consumer information products to a nationwide customer base of automobile dealers and consumer lenders who use CMSI products; and

  . give First American what it believes is a state-of-the-art Internet-based software platform that would make First American an important provider of services to the automobile industry.

The CMSI board of directors recommends a vote "FOR" the merger

   At its meeting on January 27, 2001, the CMSI board of directors, by unanimous vote, determined after careful consideration that the merger is in the best interests of CMSI and you, CMSI's stockholders, and that the terms of the merger agreement and the merger are fair to you. Accordingly, the CMSI board of directors has approved the merger and recommends that you vote "FOR" the adoption of the merger agreement.

CMSI's reasons for the merger and consideration of the merger by CMSI's board of directors

   The decision of the CMSI board of directors that the merger agreement and the merger are advisable, and fair to and in the best interests of CMSI and you, its stockholders, was based upon a number of potential benefits of the merger that the CMSI board of directors believes will contribute to the success of the combined company compared to CMSI continuing to operate as an independent business, including the following:

  . the CMSI board's judgment that the two companies have significant complementary strengths and complementary products, services and solutions;

  . the potential that First American's larger market capitalization, broader suite of products and services, and historical revenue growth will provide CMSI with additional resources to grow and gain market share more rapidly than CMSI can grow as an independent company in the rapidly evolving Internet services market, which is characterized by the entrance of an increasing number of large, well capitalized and well known competitors;

  . that, based on the price of First American common shares at the time the merger agreement was approved by the CMSI board of directors, the value of the First American shares to be issued to CMSI stockholders in the merger represented a significant premium over the price of CMSI common stock then prevailing in the market, and the further opportunity for CMSI's stockholders to participate in the anticipated future growth in value of the combined company as shareholders of First American following the merger; and

  . the greater liquidity afforded CMSI stockholders upon exchange of their shares of CMSI common stock for common shares of First American, whose shares trade in significantly higher volumes.

   In identifying these benefits and evaluating the merger, the CMSI board of directors reviewed a number of factors and sources of information, including the following:

  . historical information concerning CMSI and First American and their respective businesses, financial performance, condition, operations, technology, management and position in the industry, and information and evaluations regarding the two companies' strengths, weaknesses and prospects, both before and after giving effect to the merger;

  . the reports and presentations of CMSI's legal counsel, Brobeck, Phleger &
    Harrison LLP, regarding the terms of the transaction, and the oral and written presentations of CMSI's financial advisor, Chase Securities Inc., including its written opinion (which is attached to this document as Annex C) to the effect that, based upon and subject to various assumptions and limitations set forth in the opinion, as of January 30, 2001, the exchange ratio of a fraction of a First American common share to be received for each share of CMSI common stock pursuant to the merger agreement was fair from a financial point of view to the holders of CMSI common stock;

  . current financial market conditions and historical market prices, volatility and trading information for CMSI common stock and First American common shares, and various factors that might affect the market value of First American common shares in the future;

  . the premium represented by the exchange ratio and the premiums paid in other recent transactions that could be viewed as comparable, and the negotiations between CMSI and First American relating to the exchange ratio;

  . the limited number of closing conditions and termination rights;

  . the alternatives available to CMSI and the history of contacts with other parties concerning their possible interest in a business combination with CMSI;

  . the terms of the merger agreement and related agreements, in isolation and in comparison to the terms of other transactions, and the intensive negotiations between First American and CMSI, including their negotiations relating to the details of the conditions to the parties' obligations to complete the merger, the restrictions on CMSI's right to take actions relating to competing proposals to acquire CMSI, the parties' termination rights, and the voting agreements; and

  . the conditions to closing the merger, and the provisions of the merger agreement concerning what will, and will not, constitute a "material adverse effect" allowing a party not to complete the merger.

   The CMSI board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

  . the fact that the exchange ratio is fixed at $6.25 per share of CMSI common stock and between $22.00 and $30.00 per share for First American common shares and will not change with increases or decreases in the market price of CMSI's common stock or outside the "collar" for First American's common shares before the closing of the merger, and the possibility that the dollar value of a common share of First American at the closing of the merger may be more or less than the dollar value of a common share of First American at the signing of the merger agreement;

  . the risk that the potential benefits sought in the merger may not be fully realized, if at all;

  . the possibility that the merger may not be consummated and the effect of the public announcement of the merger on CMSI's sales, customer relations and operating results and CMSI's ability to attract and retain key management, marketing and technical personnel;

  . the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

  . the risk of market confusion and hesitation and potential delay or reduction in orders;

  . the fact that pursuant to the merger agreement, CMSI is required to obtain First American's consent before it can take a variety of actions between the signing and the closing of the merger; and

  . various other risks associated with the businesses of CMSI, First
    American and the combined company and the merger described under the section entitled "Risk Factors" beginning on page 9 of this joint proxy statement-prospectus.

   The CMSI board of directors concluded, however, that many of these risks could be managed or mitigated by CMSI or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

   The foregoing discussion of information and factors considered and given weight by the CMSI board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the CMSI board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

   FOR THE REASONS DISCUSSED ABOVE, THE CMSI BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, AND FAIR TO AND IN THE BEST INTERESTS OF CMSI AND YOU, AND RECOMMENDS THAT YOU VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.

Accounting treatment

   First American will account for the merger as a purchase. This means that the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Although the merger agreement provides that the availability to First American of pooling-of-interests accounting treatment for the merger is a condition to First American's obligation to close, First American will waive this condition.

Material federal income tax consequences to you

   In the opinion of Brobeck, Phleger & Harrison LLP, counsel to CMSI, the following discussion describes the material federal income tax consequences of the merger generally applicable to a United States stockholder of CMSI who holds his or her shares as a capital asset. It is a condition to CMSI's obligation to consummate the merger that it receive an opinion from Brobeck, Phleger & Harrison LLP that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. To render such opinion, Brobeck, Phleger & Harrison LLP will assume that the merger will be consummated in accordance with the provisions of the merger agreement and will be relying on certain other assumptions and representations, including representations contained in the certificates of officers of First American and CMSI.

   Assuming that the Internal Revenue Service agrees that the merger constitutes a "reorganization," no gain or loss will be recognized for United States federal income tax purposes by holders of CMSI common stock who exchange their CMSI common stock solely for First American common shares pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares. The aggregate tax basis of First American common shares received by a stockholder in exchange for CMSI common stock pursuant to the merger will be the same as the stockholder's aggregate tax basis in the CMSI common stock surrendered in the exchange (reduced by any such tax basis allocable to fractional First American common shares for which cash is received). The holding period of the First American common shares received by a former CMSI stockholder in exchange for CMSI common stock pursuant to the merger will include the period during which such stockholder held the CMSI common stock exchanged. A holder of CMSI common stock who receives cash in lieu of a fractional share of First American stock will recognize gain or loss for United States federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the CMSI common stock allocable to such fractional share. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such shares of CMSI common stock have been held for more than one year as of the effective date of the merger.

   The foregoing discussion describes the material United States federal income tax consequences of the merger to a United States stockholder who holds shares of CMSI common stock as a capital asset but does not purport to be a complete analysis or description of all potential tax effects of the merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to stockholders subject to special treatment under the Internal Revenue Code. Examples of the latter category include stockholders who are insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States or stockholders who acquired their CMSI common stock pursuant to the exercise of employee options or otherwise as compensation.

   The opinion of Brobeck, Phleger & Harrison LLP will represent only such counsel's legal judgment and will have no binding effect or official status of any kind. No assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service (which is not bound by the opinion) or adopted by a court if the issues are litigated. If the Internal Revenue Service were to assert successfully that the merger does not constitute a "reorganization" for federal income tax consequences, each CMSI stockholder would recognize capital gain or loss on the merger equal to the difference between the fair market value of the First American common shares received in the merger (and any cash in lieu of fractional shares) and the stockholder's tax basis in his or her CMSI common stock.

   No information is provided herein with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury Department regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this joint proxy statement-prospectus. Future legislative, administrative or judicial changes or interpretations could significantly change such authorities either prospectively or retroactively. No rulings have or will be sought from the Internal Revenue Service concerning the tax consequences of the merger.

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

   Each stockholder of CMSI receiving First American common shares as a result of the merger will be required to retain certain records and file with its United States federal income tax return a statement setting forth certain facts relating to the merger.

   You are urged to consult your tax advisor as to the specific tax consequences to you of the merger under federal, state, local or any other applicable tax laws.

We must obtain antitrust approval

   Federal antitrust laws prohibit First American and CMSI from consummating the merger until notifications are given and certain information is furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements are satisfied or terminated. On March 16, 2001, First American and CMSI each filed the applicable notification and report forms with the FTC and the Antitrust Division, together with a request for early termination of the applicable 30-day waiting period. First American and CMSI received notice of early termination of the waiting period on March 27, 2001.

   Notwithstanding the expiration of the waiting period, at any time before or after the completion of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable to protect the public's interest. For example, they could seek to enjoin the consummation of the merger or require the divestiture of assets or businesses of First American or CMSI. State governmental officials and private parties may also bring actions under antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or if such a challenge is made, that it would not be successful.

You will not have appraisal rights

   Under Delaware law, CMSI stockholders are not entitled to dissenters' rights in connection with the merger, seek an appraisal of the value of their CMSI common shares or receive cash in lieu of whole First American common shares for their CMSI common shares.

Federal securities laws consequences for certain CMSI stockholders

   This joint proxy statement-prospectus does not cover any re-sales of First American common shares to be received by CMSI stockholders upon consummation of the merger. No person is authorized to make any use of this joint proxy statement-prospectus in connection with any such re-sale.

   All First American common shares received by you in the merger will be freely transferable, unless you are deemed to be an "affiliate" of CMSI or First American under the federal securities laws at the time of the special meeting of CMSI stockholders, or you are otherwise subject to legal or contractual restrictions. If you are deemed to be an "affiliate," the First American common shares received by you in the merger may be resold by you only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

   Persons who may be deemed to be affiliates of CMSI or First American for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, CMSI or First American and may include officers, directors and principal stockholders of CMSI and First American. The merger agreement requires CMSI to use its best efforts to deliver or cause to be delivered to First American, on or prior to the closing of the merger, an executed agreement from each CMSI affiliate receiving First American common shares in the merger to the effect that each such affiliate will not offer or sell or otherwise dispose of any of the First American shares issued to such persons in violation of the Securities Act. See "Affiliate and Pooling Agreements" on page 41.

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                        SUMMARY OF THE MERGER AGREEMENT

General

   The merger agreement contemplates the merger of Rusti Corp. with and into CMSI, with CMSI surviving the merger as a wholly-owned subsidiary of First American. The merger agreement provides that the merger will become effective following the approval of the merger proposal by the CMSI stockholders, the satisfaction or waiver of all other conditions to the consummation of the merger and upon the filing of an agreement of merger with the Secretary of State of Delaware (which is defined in the merger agreement as the "Effective Time").

   It is anticipated that the filing with the Secretary of State of Delaware will be made immediately after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. A closing will be held as soon as practicable after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. The merger agreement obligates First American to have the shares of First American to be issued in connection with the merger approved for listing on the New York Stock Exchange prior to the Effective Time.

   The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is incorporated by reference herein. Copies of the merger agreement and amendment no. 1 to the merger agreement are attached to this joint proxy statement-prospectus as Annexes A and B, respectively.

Consideration you will receive in the merger

   Pursuant to the merger agreement, each share of CMSI common stock outstanding at the Effective Time (other than shares owned by First American or CMSI or any of its subsidiaries, all of which will be canceled) will be converted into the right to receive that fraction of a share of First American common stock determined by dividing $6.25 by the "market price" per share of First American common stock. The "market price" per share of First American common stock is the average closing price per share of First American common stock on the NYSE for the ten trading days ending on the third trading day prior to the special meeting of CMSI stockholders, subject to adjustment. If the average closing price for such ten trading day period is less than $22.00 per share, the market price per share of First American common stock will be $22.00. If the average closing price for such ten trading day period is greater than $30.00 per share, the market price per share of First American common stock will be $30.00. Therefore, depending on the market price of First American common shares over the relevant period, you will be entitled to receive between 0.2083 of a First American common share and 0.2841 of a First American common share.

Exchange of shares

   PLEASE DO NOT SEND IN YOUR CMSI SHARE CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

   As soon as practicable after the Effective Time, First American will deposit with its transfer agent, First American Trust Company, certificates representing the First American common shares issuable in exchange for the outstanding CMSI common shares and cash in an amount required to be paid in lieu of fractional First American common shares. A letter of transmittal will be mailed to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding CMSI common shares whose shares were converted into the right to receive a portion of a First American common share. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. This letter of transmittal must be used in forwarding share certificates for surrender in exchange for First American common shares and, if applicable, cash in lieu of any First American common share. Holders of unexchanged CMSI common shares will not be entitled to receive any dividends or other distributions payable by First American until their certificates are surrendered. Upon surrender, however, subject to applicable laws, they will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

   No fractional First American common shares will be issued to holders of CMSI common shares. First American will pay the holder of a fractional share that would otherwise be issued by check an amount, rounded to the nearest whole cent, equal to the fraction of a First American common share multiplied by the average closing price of a single First American common share, as reported on the NYSE, for the ten trading days ending on the trading day that is three trading days prior to the special meeting of CMSI stockholders.

Certain representations and warranties of First American and CMSI

   The merger agreement contains customary representations and warranties by First American, Rusti Corp. and CMSI as to, among other things, the following matters:

  . each company's due organization and good standing in its state of organization;

  . each company's authority to enter into the merger transaction;

  . the binding effect of the merger agreement;

  . the absence of conflicts with each company's organizational documents and material agreements;

  . the compliance of their respective filings under the federal securities laws;

  . the consents and approvals required to enter into the merger agreement and to consummate the merger;

  . each company's capitalization;

  . each company's compliance with laws;

  . broker's or finder's fees required to be paid in connection with the merger;

  . litigation which may affect one of the companies;

  . conditions or circumstances which may affect First American's ability to account for the merger as a pooling-of-interests; and

  . the truth and accuracy of statements made by each company in this joint proxy statement-prospectus.

   The merger agreement also contains representations and warranties from CMSI regarding the following matters:

  . its qualification to do business in jurisdictions other than its state of organization;

  . the due organization, good standing and qualification of its subsidiaries;

  . the comprehensiveness of and control over its books and records;

  . its title to its properties and the existence of liens on such property;

  . the binding effect of and its compliance with its leases;

  . the principal contracts to which it is a party;

  . the payment of its taxes and certain other tax related matters;

  . insurance policies covering its activities;

  . intellectual property owned or licensed by it;

  . licenses necessary to conduct its business;

  . the status of its relationship with its employees;

  . employee benefit matters;

  . the existence of any transactions it may have with or interests it may have in one of its officers, directors, employees or affiliates;

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

  . changes it has experienced since the date of its last audited financial statements;

  . payments and obligations triggered by the execution of the merger agreement or the consummation of the merger;

  . the truth and accuracy of documents provided in connection with the merger;

  . its receipt of a fairness opinion from Chase Securities Inc.;

  . the vote required by CMSI stockholders to approve the merger proposal;
    and

  . the continued patronage of substantial customers and the continued engagement of substantial suppliers.

   Many of these representations and warranties were also made with respect to the subsidiaries of CMSI.

   Finally, the merger agreement contains further representations and warranties from First American as to various matters related to the issuance of its common shares in the merger.

   Many of the representations and warranties of First American and CMSI are subject to a "material adverse effect" qualifier. This qualifier limits the scope of the representations and warranties subject to the qualification to only those circumstances which generally would affect the subject company in both a substantial and harmful manner. This qualifier expressly excludes effects proximately caused by conditions affecting the U.S. economy generally or the industries in which First American and CMSI compete. It also expressly excludes conditions resulting from the announcement of the merger or by virtue of the merger agreement.

   None of the representations and warranties of either First American, Rusti Corp. or CMSI survive the merger.

Certain covenants of First American and CMSI

  Operation of CMSI prior to the merger

   CMSI has agreed that during the period from the date the merger agreement is signed until the Effective Time, it will take the following actions, subject to certain exceptions set forth in the merger agreement:

  . conduct its operations in the ordinary and usual course of business;

  . use its reasonable efforts to preserve intact its business organization;

  . use reasonable efforts to keep available the services of its officers and employees;

  . maintain its relationships with all licensors, suppliers, distributors, customers, landlords, employees, agents and others with which it has a business relationship;

  . discuss with First American material operational matters, including the cancellation or waiver of any claim or right exceeding $50,000 in value; and

  . report to First American periodically about its business, operations and finances.

   In addition, during this period, except as permitted by the terms of the merger agreement and subject to certain limitations and exceptions, CMSI has agreed to, and agreed to cause its subsidiaries to, refrain from the following actions without First American's prior written consent:

  . amending or modifying their governing documents;

  . increasing any salaries or compensation, except in the ordinary course;

  . paying bonuses;

  . paying or increasing other compensation to any officer or employee or entering into any employment, severance or similar agreement with any officer or employee except in the ordinary course of business;

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

  . adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan;

  . entering into any contract or commitment not in the ordinary course of business;

  . increasing indebtedness for borrowed money, except borrowings in the ordinary course of business or under existing lines of credit;

  . refrain from canceling or waiving any material claims or rights of substantial value;

  . declaring or paying dividends;

  . with certain specified exceptions, making any material change in accounting methods or practices;

  . issuing or selling any shares of capital stock other than pursuant to CMSI's stock option plans;

  . issuing or selling any other securities, entering into any arrangement to do the same or making any other change in their respective capital structures;

  . selling, leasing or otherwise disposing of any asset or property other than in the ordinary course of business;

  . making any capital expenditure or entering into any commitment to make a capital expenditure not in the ordinary course of business;

  . with certain specified exceptions, writing off as uncollectible any note or accounts receivable, except write-offs in the ordinary course of business;

  . taking any action which would interfere with First American's ability to account for the merger as a pooling-of-interests (First American will waive its rights under this provision); and

  . agreeing in writing to do any of the foregoing.

  Exclusive dealing

   CMSI has further agreed that neither it, nor any of its subsidiaries, officers, directors, employees, financial advisors, attorneys, accountants or other advisors or representatives shall solicit, initiate, knowingly encourage (including by way of furnishing information), endorse or enter into any agreement that constitutes or may lead to an offer to acquire a substantial equity interest in CMSI or a substantial portion of the assets of CMSI. The merger agreement requires CMSI to immediately notify First American of any offer to acquire a substantial equity interest in CMSI or a substantial portion of the assets of CMSI or any inquiries or discussions with respect thereto and to provide First American a copy of any writing documenting such proposal or a written summary of any oral proposal.

   The merger agreement further obligates CMSI's board of directors and any committee of its board of directors to refrain from withdrawing or modifying its recommendation of the merger proposal or approving or recommending any offer to acquire a substantial equity interest in CMSI or a substantial portion of the assets of CMSI, unless the board of directors of CMSI determines in good faith, based upon the advice of its outside counsel, that its fiduciary duties so require. If such a determination is made, CMSI may provide information to or enter into discussion or negotiations regarding a proposed takeover from any unsolicited person. The merger agreement does not preclude CMSI from notifying its stockholders of a qualifying tender offer.

  Indemnification and directors' and officers' insurance

   The merger agreement requires First American to, following the merger, indemnify and hold harmless the present and former officers, directors, employees and agents of CMSI and its subsidiaries in respect of acts or omissions occurring on or prior to the closing of the merger to the extent provided under CMSI's and its subsidiaries' certificate of incorporation and bylaws or any indemnification agreement with CMSI's and its subsidiaries' officers and directors. The merger agreement also provides that, for six years from and after the closing of the merger, First American will use its best efforts to procure officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the closing of the merger covering each such person currently covered by CMSI's and/or its subsidiaries' officers' and directors' liability insurance policy on terms substantially similar to those of, and with a reputable insurance carrier comparable to the carrier providing, such policy in effect as of the closing of the merger.

  CMSI stock option plan

   The merger agreement requires First American to assume any CMSI stock option, stock issuance rights, stock appreciation rights, limited stock appreciation rights and stock purchase rights issued by CMSI prior to the effectiveness of the merger. The result will be that the options and rights will be converted automatically into options to purchase First American common shares, on the same terms and conditions as applicable to such plan prior to the merger. The amount of First American common shares subject to each such options and rights and the exercise price of each subsequent to the consummation of the merger will be adjusted in accordance with the exchange ratio applicable to the merger. See "The Merger--What you will receive in the merger" on page 3 and "Summary of the merger agreement--Consideration you will receive in the merger" on page 33 for an explanation of the exchange ratio.

  Other covenants

   The merger agreement contains various other covenants, including covenants relating to the following:

  . filing, preparation and distribution of this joint proxy statement-prospectus;

  . First American's access to CMSI's properties, books, records, officers and employees prior to the consummation of the merger;

  . notification of certain events;

  . coordination of the special meeting of CMSI's stockholders;

  . cooperation regarding filings with governmental and other agencies and organizations;

  . execution of affiliate and pooling agreements;

  . anti-takeover statutes; and

  . protection of confidential information.

   In addition, the merger agreement contains a general covenant requiring each of First American, Rusti Corp. and CMSI, and their subsidiaries, to use its best efforts to consummate the merger.

Conditions to the consummation of the merger

   Each party's obligation to consummate the merger and the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following conditions:

  . Stockholder approval. The merger proposal shall have been approved and adopted by the CMSI stockholders.

  . Lapse of antitrust waiting periods. Any waiting period under any antitrust laws applicable to the merger shall have expired or been terminated. The applicable waiting periods have terminated.

  . Statutes and governmental approvals. No statute, rule or regulation shall have been enacted which prohibits the consummation of the merger, and all governmental approvals and other consents necessary to consummate the merger shall have been received.

  . Litigation. No temporary or preliminary or permanent injunction or other order restraining or prohibiting the consummation of the merger shall be in effect.

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

  . Securities Matters. The registration statement of which this joint proxy statement-prospectus forms a part shall remain effective and no stop order shall have been issued.

  . Listing. The First American common shares to be issued in the merger shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

   The obligation of First American and Rusti Corp. to consummate the merger and the transactions contemplated by the merger agreement is subject further to the satisfaction or waiver of each of the following additional conditions:

  . Election of Directors. A new board of directors of CMSI shall have been elected by CMSI stockholders at the special meeting.

  . Ratification of Merger. The board of directors of CMSI elected at the special meeting shall have ratified and approved all actions taken by CMSI on or after January 25, 2001, including the merger and the merger agreement, and the other transactions contemplated thereby.

  . Representations and warranties. The representations and warranties of CMSI set forth in the merger agreement shall be true and accurate in all material respects as of the date of the merger agreement and the closing of the merger.

  . Performance of agreements. All agreements of CMSI to be performed prior to the closing of the merger shall have been performed.

  . Good standing and other certificates. CMSI shall have delivered to First
    American a good standing certificate and certain other certificates regarding the organizational documents and standing of CMSI.

  . No material adverse effect. Since January 30, 2001, there shall have been no material adverse effect on CMSI's ability to perform its obligations under the merger agreement or the business, assets, condition or results of operations of CMSI and its subsidiaries, taken as a whole, and no change or development which First American can demonstrate as being probable to result in such a material adverse effect on CMSI shall have occurred. An adverse change, event or effect that is proximately caused by conditions affecting the United States economy generally or the economy of the regions in which CMSI and its subsidiaries, taken as a whole, conducts a material part of their business, by conditions affecting the industries in which CMSI and its subsidiaries compete, by the announcement of the merger, by virtue of the merger agreement or by any change in generally accepted accounting principles in the United States shall not be taken into account in determining whether there has been a "material adverse effect."

  . Proceedings. Authorizations and approvals necessary for CMSI to consummate the merger shall have been obtained and CMSI shall have delivered copies of documents evidencing such authorizations and approvals to First American.

  . Affiliates. First American shall have received from each affiliate of CMSI an executed pooling agreement and an executed affiliate agreement. First American will waive its rights under the pooling agreements because it will account for the merger as a purchase. See "Affiliate and Pooling Agreements" on page 41.

  . Letters from accountants. First American shall have received from PricewaterhouseCoopers LLP certain letters relating to the accounting of the merger using pooling-of-interests accounting and certain other matters relating to the merger and this joint proxy statement-prospectus. However, since First American will account for the acquisition as a purchase, First American will waive this condition.

  . Termination of plans. Any 401(k), profit sharing plan or other qualified plan of CMSI shall have been terminated.

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

   The obligation of CMSI to consummate the merger and the transactions contemplated by the merger agreement is subject further to the satisfaction or waiver of each of the following additional conditions.

  . Representations and warranties. The representations and warranties of First American and Rusti Corp. set forth in the merger agreement shall be true and accurate in all material respects as of the date of the merger agreement and the closing of the merger.

  . Performance of agreements. All agreements of First American and Rusti
    Corp. to be performed prior to the closing of the merger shall have been performed.

  . Opinion of counsel. CMSI shall have received a favorable opinion from Brobeck, Phleger & Harrison LLP, counsel to CMSI, to the effect that the merger will be treated for federal income tax purposes as a "reorganization" qualifying under the provisions of Section 368(a) of the Internal Revenue Code.

  . Good standing and other certificates. First American and Rusti Corp.
    shall have delivered to CMSI good standing certificates and certain other certificates regarding the formative documents of First American and Rusti Corp.

  . No material adverse effect. Since January 30, 2001, there shall have been no material adverse effect on First American's ability to perform its obligations under the merger agreement or the business, assets, condition or results of operations of First American and its subsidiaries, taken as a whole, and no change or development which CMSI can demonstrate as being probable to result in such a material adverse effect on First American shall have occurred. An adverse change, event or effect that is proximately caused by conditions affecting the United States economy generally or the economy of the regions in which First American and its subsidiaries, taken as a whole, conducts a material part of their business, by conditions affecting the industries in which First American and its subsidiaries compete, by the announcement of the merger, by virtue of the merger agreement or by any change in generally accepted accounting principles in the United States shall not be taken into account in determining whether there has been a "material adverse effect."

  . Proceedings. Authorizations and approvals necessary for First American and Rusti Corp. to consummate the merger shall have been obtained and First American shall have delivered copies of documents evidencing such authorizations and approvals to CMSI.

  . Fairness Opinion. CMSI shall have received an opinion from Chase
    Securities Inc., CMSI's financial advisor, dated the date of the mailing of this joint proxy statement-prospectus, confirming its opinion given on the date of the merger agreement that the number of First American common shares given to CMSI stockholders for their CMSI common shares is fair to the CMSI stockholders from a financial point of view. CMSI has decided to waive this condition precedent.

The merger agreement may be terminated prior to the Effective Time under certain circumstances

   The merger agreement may be terminated prior to the Effective Time as set forth below:

  . by mutual written agreement of the parties;

  . by First American if a new board of directors of CMSI is not elected at the special meeting, or if elected, the new board of directors does not ratify and confirm all actions taken by CMSI on or after January 25, 2001, including the merger and the merger agreement, and all transactions related to the merger.

  . on or after July 29, 2001, by First American if the conditions to its and Rusti Corp.'s obligations to consummate the merger have not been materially satisfied or waived;

  . by First American if the board of directors of CMSI shall have withdrawn or modified in any manner adverse to First American or Rusti Corp. its approval or recommendation of the merger proposal;

  . on or after July 29, 2001, by CMSI if the conditions to its obligation to consummate the merger have not been materially satisfied or waived;

  . by any party to the merger agreement if the Effective Time has not occurred within one month of the closing of the merger;

  . by First American if CMSI fails to call a special meeting of its stockholders to consider the merger proposal on or prior to the 35th day after the registration statement of which this joint proxy statement-prospectus forms a part is declared effective by the SEC;

  . by CMSI if an offer to acquire a substantial equity interest in CMSI or a substantial portion of the assets of CMSI has occurred and its board of directors, after consultation with CMSI's legal counsel and, in accordance with its fiduciary duties, withdraws or modifies its approval and recommendation of the merger proposal;

  . by either First American or CMSI if a governmental entity shall have issued a final order or taken any action having the effect of permanently prohibiting or restraining the merger;

  . by either First American or CMSI if at the special meeting of CMSI's stockholders the required vote in favor of the merger proposal is not obtained;

  . by First American if it uses pooling of interests accounting and PricewaterhouseCoopers LLP does not deliver to First American a letter or letters, in a form acceptable to First American, to the effect that the merger qualifies for pooling-of-interests accounting treatment if the merger is consummated in accordance with the merger agreement (First American will waive this right because it will use the purchase method of accounting);

  . by First American if as a condition to receiving the approval of the Federal Trade Commission or the Antitrust Division of the Department of Justice either First American or CMSI must take any of the following actions:

    . divest itself of or license any of its subsidiaries' respective businesses, product lines, properties or assets;

    . make any material changes or accept any material restrictions in the operation of its respective businesses, product lines, properties or assets; and

    . make or agree to any changes or restrictions on its respective businesses, product lines, properties or assets or to the merger agreement and the transactions contemplated thereby which would prevent First American from accounting for the merger as a pooling-of-interests (First American will waive this right because it will use the purchase method of accounting).

   If the merger agreement is terminated in any manner described above, the merger agreement will be of no further force or effect, except that certain provisions with regard to confidentiality, expenses and publicity will survive such termination and First American, Rusti Corp. and CMSI will remain liable to each other for certain breaches of the merger agreement.

Expenses

   All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, except that First American has agreed to pay all expenses directly associated with any of the following:

  . the filing of the registration statement of which this joint proxy statement-prospectus forms a part;

  . the filings required under the federal antitrust laws;

  . the filing of the listing application with the New York Stock Exchange;
    and

  . the printing and mailing of this joint proxy statement-prospectus.

   In the event the merger is not consummated, First American explicitly has not agreed to pay the fees and expenses of CMSI's counsel, auditors and financial advisors associated with the preparation or review of any document or action associated with the merger.

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

                               VOTING AGREEMENTS

   In connection with the merger agreement, Scott Freiman, Director, Chief Executive Officer and President of CMSI, and James DeFrancesco, the largest single stockholder of CMSI, Director and former Chief Executive Officer, have entered into voting agreements with First American, pursuant to which they have agreed to vote an aggregate of 3,841,081 shares of CMSI common stock beneficially owned by them in favor of the merger proposal. The voting agreements also obligate Mr. Freiman and Mr. DeFrancesco to refrain from voting their CMSI shares in favor of any offer from a third party to acquire a substantial equity interest in CMSI or a substantial portion of the assets of CMSI, and any other action or agreement which would impede, frustrate or prevent the merger or any of the other transactions contemplated by the merger agreement. Mr. Freiman and Mr. DeFrancesco, in their capacities as stockholders of CMSI, have also agreed to refrain from encouraging, soliciting or participating in or providing information in connection with any third-party offer to acquire a substantial portion of CMSI's equity or assets. The voting agreements, however, do not limit any action Mr. Freiman may be required to take in connection with his fiduciary duties as an officer or director of CMSI, or that Mr. DeFrancesco may be required to take in connection with his fiduciary duties as a director of CMSI.

   The voting agreements apply to 1,271,684 shares of CMSI common stock beneficially owned by Mr. Freiman, and 2,569,397 shares of CMSI common stock beneficially owned by Mr. DeFrancesco, on January 30, 2001. These shares represent, in the aggregate, approximately 48% of the total number of CMSI shares issued and outstanding as of April 17, 2001.

   These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of voting agreement is attached to this joint proxy statement-prospectus as Annex D, and you are urged to read it in its entirety.

                        AFFILIATE AND POOLING AGREEMENTS

   It is a condition to the obligation of First American and Rusti Corp. to consummate the merger that on the day immediately preceding the filing of this joint proxy statement-prospectus with the SEC, each affiliate of CMSI deliver to First American an affiliate agreement and a pooling agreement. As used in this section, "affiliate" has the meaning given to it in Rule 145 promulgated under the Securities Act. Forms of the affiliate agreement and the pooling agreement are attached as Exhibit D and Exhibit E, respectively, to the merger agreement, which is itself attached as Annex A to this joint proxy statement-prospectus. The following descriptions of the affiliate agreement and the pooling agreement are qualified by reference to the complete text of each such agreement.

   Pursuant to the affiliate agreement, each CMSI affiliate agrees to observe and comply with the Securities Act and the rules and regulations promulgated thereunder. Each affiliate further agrees that he will not offer, sell, pledge or otherwise dispose of any First American shares he receives in connection with the merger unless one of the following conditions applies:

  . the action is permitted by Rule 145(d) under the Securities Act;

  . First American receives from the affiliate's attorney a satisfactory written opinion that no registration of the First American shares under the Securities Act would be required;

  . there is an effective registration statement with a current prospectus covering such First American shares; or

  . an authorized representative of the SEC has provided the affiliate with written advice that the SEC would take no action or that the staff of the SEC would recommend that no action be taken with respect to the affiliate's proposed disposition of the First American shares.

   Unless and until a CMSI affiliate makes a public sale of such First American shares in compliance with one of the foregoing conditions, the affiliate agreement authorizes First American to place a legend on the certificates representing the First American shares of such affiliate noting that such shares are subject to Rule 145. First American may also place stop transfer orders on shares represented by certificates bearing this legend.

   Pursuant to the pooling agreement, each CMSI affiliate agrees that during the 30 day period preceding the consummation of the merger and until such time as First American publishes financial results covering at least 30 days of post-merger combined operations of First American and CMSI, he will not dispose of or reduce any risk relative to any securities of First American or, with respect to the 30 day period preceding the merger, any securities of CMSI. First American will waive its rights under the pooling agreements because it will account for the merger as a purchase.

                           ROLE OF FINANCIAL ADVISOR

   The board of directors of CMSI retained Chase Securities Inc. to act as its financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to you as holders of the outstanding shares of common stock of CMSI of the consideration to be received by such holders in the merger. Chase Securities was selected by the board of directors of CMSI to provide an opinion based on Chase Securities' qualifications as a nationally-known investment bank of expertise and reputation and its ongoing relationship with CMSI.

   Chase Securities rendered its oral opinion (subsequently confirmed in writing) on January 27, 2001, to the board of directors of CMSI that, as of such date, the exchange ratio, as defined in the merger agreement, is fair to the holders of common stock of CMSI from a financial point of view. On January 30, 2001, CMSI's board of directors received Chase Securities' written opinion dated the same date reaffirming that the exchange ratio is fair to the holders of common stock of CMSI from a financial point of view. Such exchange ratio was determined pursuant to negotiations between First American and CMSI, with advice from Chase Securities. The consideration to be given to holders of common stock of CMSI was the result of arms-length negotiations between CMSI and First American. No limitations were placed on Chase Securities by the board of directors of CMSI with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

   The full text of the definitive written Chase Securities opinion, dated January 30, 2001, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the scope of the review undertaken by Chase Securities in rendering its opinion is attached as Annex C to this joint proxy statement-prospectus. CMSI stockholders are urged to read the Chase Securities opinion carefully and in its entirety. Chase Securities was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for CMSI or of the effect of any other business combinations in which CMSI might engage. The Chase Securities opinion only addresses the fairness of the financial terms from a financial point of view to the CMSI stockholders as of the date of the Chase Securities opinion, and does not constitute a recommendation to any stockholder of CMSI as to how the stockholder should vote at the special meeting. The summary of the Chase Securities opinion set forth in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

   In its review of the merger, and in arriving at its opinion, Chase Securities, among other things:

  . reviewed the financial statements of First American for recent years and interim periods to date and certain other relevant financial and operating data of First American made available to Chase Securities from published sources;

  . discussed the business, financial condition and prospects of First
    American with certain of its officers;

  . reviewed the financial statements of CMSI for recent years and interim periods to date and certain other relevant financial and operating data of CMSI made available to Chase Securities from published sources and from the internal records of CMSI;

  . reviewed certain internal financial and operating information relating to CMSI prepared by the senior management of CMSI;

  . discussed the business, financial condition and prospects of CMSI with certain of its officers;

  . reviewed the recent reported prices and trading activity for the common stocks of First American and CMSI and compared such information and certain financial information for First American and CMSI with similar information for certain other companies engaged in businesses Chase Securities considered comparable;

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  . reviewed the merger agreement dated January 30, 2001; and,

  . performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Chase Securities deemed relevant.

   Chase Securities did not independently verify any of the information concerning CMSI or First American considered in connection with its review of the merger and, for purposes of its opinion, Chase Securities assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Chase Securities did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of CMSI or First American, nor did it conduct a physical inspection of the properties and facilities of CMSI or First American. With respect to the financial forecasts and projections used in its analyses, Chase Securities assumed that it reflected the best currently available estimates and judgments of the expected future financial performance of First American and CMSI. Chase Securities also assumed that neither CMSI nor First American was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the merger and those in the ordinary course of conducting their respective businesses. For purposes of its opinion, Chase Securities assumed that the merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, for the stockholders of CMSI and that the merger will be accounted for as a pooling-of-interests, except as otherwise noted. Chase Securities' opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Chase Securities analyses set forth below does not purport to be a complete description of the presentation by Chase Securities to the board of directors of CMSI. In arriving at its opinion, Chase Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chase Securities believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Chase Securities presentation to the board of directors of CMSI and its opinion. In performing its analyses, Chase Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CMSI and First American. The analyses performed by Chase Securities (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

   In performing its analyses, Chase Securities made use of estimates provided by senior management of CMSI to project CMSI's calendar year 2001 financial performance. Chase Securities also made use of published estimates to project First American's calendar year 2001 financial performance.

   The following is a summary of the financial analyses performed by Chase Securities in connection with providing its written opinion to the CMSI board of directors on January 30, 2001:

   Premium Analysis: Chase Securities compared the premium of the implied price per share of the merger consideration as of January 26, 2001 over the last sale price of the common stock of CMSI on both January 26, 2001 and December 26, 2000 (the twentieth trading day preceding the board meeting) to similar premiums for certain transactions announced since January 2000. Chase Securities analyzed 16 acquisitions of companies in the software industry and 231 acquisitions overall. Chase Securities observed that the mean of the means of premiums for the four sets of transactions as follows:

  . all transactions announced between January 1, 2000 and December 31, 2000;

  . all transactions announced between September 30, 2000 and December 31,
    2000;

  . all software industry transactions announced between January 1, 2000, and December 31, 2000; and

  . all software industry transactions announced between September 30, 2000, and December 31, 2000,

were 46.2% and 32.4% for premiums to prices one day and four weeks, respectively, prior to the public announcements of these transactions. This compared with the proposed acquisition in which, based on the closing price of the common stock of First American as of January 26, 2001, the premium offered over the closing price for the common stock of CMSI on January 26, 2001 was 58% and the premium offered over the closing price for the common stock of CMSI on December 26, 2000 was 460%.

   Analysis of Publicly Traded Comparable Companies: Chase Securities compared selected historical and projected financial information of CMSI to fourteen publicly traded companies Chase Securities deemed to be comparable to CMSI and CMSI's subsidiaries. Such data and ratios included enterprise value (market value plus debt less cash), enterprise value to projected calendar year 2001 revenue and earnings, and earnings per share growth rates.

   The results of analysis of comparable companies were used to analyze CMSI on a consolidated basis and each component of CMSI, the CreditOnline and CMSI Systems subsidiaries. Those companies deemed comparable to CMSI Systems were BARRA, Fair Isaac & Company, Omega Research, SS&C Technologies, ESPS, Inc., iXOS Software, J.D. Edwards and Ultimate Software Group. The companies deemed comparable to CreditOnline were Cybersource, Bottomline Technologies, Fundtech, Online Resources & Communications, Sanchez Computer Associates and S1 Corporation. The arithmetic means of the sets of subsidiaries' comparables as groups and as consolidated were used to calculate values for implied purchase prices per share for CMSI as follows:

                                                           Implied
                                    Average      CMSI       Equity    Purchase
                                  Multiple of Comparable Valuation of Price Per
                                    Metric      Metric      Stock       Share
                                  ----------- ---------- ------------ ---------
   Consolidated Valuation
    Comparable Companies:
     Multiple of CY01 Revenue...      1.6x      $36.4       $65.2       $7.35
     Multiple of CY01 Earnings..     17.5         1.6        28.4        3.62
     2001 P/E to 5yr Growth.....      0.7         1.6        21.4        2.73

   Component Valuation
    Comparable Companies:
     Sum of Component
      Valuations, as adjusted...                            $70.2*      $7.81

--------
* Equity value was calculated as the sum of enterprise value, cash and the present value of net operating losses less outstanding debt.

   Based on this analysis of publicly traded comparable companies, CMSI's implied equity valuation of stock ranged from approximately $21.4 million to $70.2 million and its implied price per share ranged from $2.73 to $7.81. This compared with an implied market value of $53.87 million and an implied price per share of $6.30, based on the closing price of First American common stock on January 26, 2001.

   Analysis of Selected Merger and Acquisition Transactions: Chase Securities compared the proposed acquisition with selected merger and acquisition transactions deemed comparable by Chase Securities. This analysis included 35 comparable public and private company transactions. In examining these transactions, Chase Securities analyzed certain income statement parameters of the acquired company relative to the acquisition consideration offered. Such multiples included purchase price to last twelve months revenue and last twelve months earnings before interest, taxes, depreciation and amortization. The arithmetic means of the aforementioned multiples of the acquisitions of companies comparable to CMSI and to its CreditOnline subsidiary were used to calculate values for implied purchase prices per share for CMSI as follows:

                                 Average      CMSI    Implied Equity Purchase
                               Multiple of Comparable  Valuation of  Price Per
                                 Metric      Metric       Stock        Share
                               ----------- ---------- -------------- ---------
   Precedent Transaction:
    Consolidated Valuation
     Multiple of LTM
      Revenue................      1.8x      $23.5        $51.3        $6.06
     Multiple of LTM EBITDA..     13.9        (3.1)          NM

   Precedent Transaction:
    Component Valuation
     Sum of Component
      Valuations, as
      adjusted...............                             $64.6*       $7.29

--------
* Equity value was calculated as the sum of enterprise value, cash and the present value of net operating losses less outstanding debt.
LTM = last twelve months
EBITDA = earnings before interest, taxes, depreciation and amortization
NM = Not meaningful

   Based on this analysis of comparable transactions, CMSI's implied equity valuation of stock ranged from $51.3 million to $64.6 million and its implied price per share ranged from $6.06 to $7.29. This compared with an implied market value of $53.87 million and an implied price per share of $6.30, based on the closing price of First American common stock on January 26, 2001.

   Exchange Ratio Analysis. Chase Securities observed the historical exchange ratio implied by the trading prices of First American and CMSI for various periods and compared these ratios to the implied exchange ratio as of January 26, 2001 of 0.208 shares of common stock of First American for each share of common stock of CMSI. The average natural exchange ratios for First American and CMSI were:

                                                             Historical Exchange
   Period                                                           Ratio
   ------                                                    -------------------
   Closing Price on 1/27/01.................................        0.13
   20 Day Average...........................................        0.10
   6 Month Average..........................................        0.18
   Implied Exchange Ratio...................................        0.208

   Pro Forma Merger Analysis: Chase Securities analyzed the pro forma impact of the merger using the estimates for First American for net income in calendar year 2001 of $79.0 million and the estimates for CMSI for net income in calendar year 2001 of $1.6 million. This analysis assumed no revenue or expense adjustment to the combined company, but did assume a tax benefit due to CMSI's net operating loss. Chase Securities observed that the pro forma impact of the merger on First American's projected calendar year 2001 earnings per share was slightly accretive if accounted for as a pooling-of-interests as originally contemplated, but slightly dilutive if accounted for as a purchase. The actual results achieved by the combined company resulting from the merger may vary from the projected results and variations may be material.

   No company or transaction used in the above analyses is identical to CMSI or First American or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

   The foregoing description of Chase Securities' opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex C to this joint proxy statement-prospectus.

   Chase Securities, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Chase Securities is familiar with First American having acted as financial advisor in connection with its proposed debt offering of $200.0 million. Chase Securities received customary compensation in connection with such transaction. In the ordinary course of its business, Chase Securities acts as a market maker and broker in the publicly traded securities of First American and receives customary compensation in connection therewith. In the ordinary course of its business, Chase Securities actively trades in the equity and derivative securities of First American for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   Pursuant to an engagement letter dated August 3, 2000, CMSI has agreed to pay Chase Securities a customary fee in connection with the delivery of a fairness opinion. CMSI also has agreed to reimburse Chase Securities for its reasonable out-of-pocket expenses and to indemnify Chase Securities against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Chase Securities' engagement as financial advisor.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendation of the board of directors of CMSI with respect to the merger agreement and the transactions contemplated thereby, stockholders of CMSI should be aware that certain members of CMSI's management and board of directors have interests in the merger that are different from, and in addition to, the interests of CMSI's stockholders generally. The CMSI board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement and the merger.

Termination in connection with change in control

   Certain executive officers, including Scott Freiman, Howard Tischler and Robert Vollono, other key employees of CMSI, and Miles Grody, a former officer of CMSI, are parties to employment agreements with CMSI that provide severance benefits if the officer's or employee's employment is terminated other than for "cause," or the officer or employee resigns for "good reason," either (a) within 18 months after a change in control of CMSI, or (b) prior to a change in control of CMSI but after a letter of intent, term sheet or written offer is executed that would result in a change in control of CMSI, so long as that period does not exceed 180 days. Under the agreements, upon the occurrence of such event, the officer or key employee would be entitled to:

  . earned and unpaid salary and bonuses;

  . all accrued and unused vacation;

  . a lump sum payment equal to the product of 2.99 and the average annual cash compensation for the previous five year period (or shorter period if the employee was employed for less than five years);

  . medical, life and disability coverage for a coverage period of twelve months after the effective date of the termination, or until the officer receives comparable coverage from another employer;

  . all accrued retirement and deferred compensation plans vest in full; and

  . the accelerated vesting of stock options.

   The employment agreements provide further that the amount of the foregoing benefits will be reduced to the extent necessary to avoid the benefits being subject to an excise tax under Section 4999 of the Internal Revenue Code and therefore not subject to a federal tax deduction by CMSI. Subject to such reduction, approximately ten employees would be entitled to approximately $3.6 million in lump sum severance payments under such agreements if all were terminated on the record date. This includes amounts paid or payable to Miles Grody, whose employment with CMSI and service as a board member terminated as of March 2, 2001.

   CMSI, First American and Rusti Corp. have entered into a letter agreement regarding the employment of Miles Grody, former Senior Vice President of CMSI and President and Chief Executive Officer of its CMSI Systems, Inc. subsidiary. CMSI, First American, Rusti Corp. and Robert Vollono, Chief Financial Officer of CMSI, have entered into a letter agreement regarding the employment of Mr. Vollono.

   Under the respective letter agreements, Messrs. Grody's and Vollono's employment will be terminated in connection with the merger. Assuming neither man is terminated "for cause" (as defined in each man's employment agreement with CMSI), each will be entitled to receive the severance benefits set forth in his employment agreement for termination without cause upon a change in control of CMSI. Mr. Grody's employment with CMSI has since terminated, and he is entitled to the benefits payable under his employment agreement and the letter agreement applicable to him, which, upon the consummation of the merger, will include the benefits described above for a termination without cause in connection with a change in control.

Option plan

   The CMSI 1997 Stock Incentive Plan, as amended, provides for five separate equity programs for employees and directors of CMSI, as well as other eligible persons. Certain of the equity programs contain vesting acceleration clauses in the event of a merger in which existing stockholders will not retain at least 50% of the voting power of CMSI, or the composition of the board of directors of CMSI changes over a thirty-six month period through one or more contested elections and the successor directors have not been nominated by then current directors. All options under the Director Fee Option Grant Program and Automatic Option Grant Program, which directors are eligible to participate in, and the Salary Investment Option Grant Program, which officers are eligible to participate in, will vest and become immediately exercisable just prior to the completion of the merger. In addition, pursuant to each executive officer's employment agreement with CMSI, all options granted to the executive officers will vest and become immediately exercisable upon completion of the merger. Set forth below is a list of the directors and officers and the outstanding options affected under this plan as of April 18, 2001:

                                                 Number Of Shares That May Be
   Option Holder                               Acquired Upon Exercise Of Options
   -------------                               ---------------------------------
   Scott L. Freiman...........................               24,000
   Howard Tischler............................              375,000
   Robert P. Vollono..........................              359,980
   John J. McDonnell..........................               20,000
   Steven X. Graham...........................               20,000

Noncompetition agreement

   Scott Freiman, CMSI's President and Chief Executive Officer and a member of the board of directors, and James DeFrancesco, a member of the board of directors and a former President and Chief Executive Officer of CMSI, have entered into a noncompetition agreement with First American, Rusti Corp. and CMSI. Under the terms of the noncompetition agreement, Messrs. Freiman and DeFrancesco have agreed not to be employed by, participate in or be connected with any business that:

  . competes with CMSI;

  . is engaged in substantially the same business as CMSI; or

  . provides similar or comparable services as those provided by CMSI to past or present clients and customers of CMSI.

   The noncompetition agreement also provides that Messrs. Freiman and DeFrancesco will not employ, solicit for employment or contract for the services of any current or future employee of CMSI. The provisions of the noncompetition agreement are effective for a period of five years.

Indemnification agreement

   Messrs. Freiman and DeFrancesco have also entered into an indemnification agreement with First American, Rusti Corp. and CMSI. Under the terms of the indemnification agreement, Messrs. Freiman and DeFrancesco have agreed, jointly and severally, to indemnify First American and its subsidiaries and related parties against any damages or losses suffered or incurred in connection with any breach of a representation or warranty made by CMSI in Sections 3 or 11.1 of the merger agreement. Messrs. Freiman and DeFrancesco's liability under the indemnification agreement will expire on the one year anniversary of the completion of the merger. In the alternative, Messrs. Freiman and DeFrancesco may procure representations and warranties insurance covering their indemnification obligations. If they do not procure the insurance, the aggregate liability of Messrs. Freiman and DeFrancesco under the indemnification agreement is capped at $3.0 million, and no claim may be made against either of them until the amount of damages or losses suffered or incurred exceeds $500,000 in the aggregate. If they obtain the insurance, the aggregate liability of Messrs. Freiman and DeFrancesco is capped at $500,000 and no claim may be made against either of them until the aggregate amount of damages or losses exceeds $100,000.

Indemnification and directors' and officers' insurance

   First American will indemnify and hold harmless the present and former officers, directors, employees and agents of CMSI and its subsidiaries in respect of acts or omissions occurring on or prior to the Effective Date to the extent provided under CMSI's and its subsidiaries' certificate of incorporation, bylaws or under any indemnification agreements in effect on the date of the merger agreement. CMSI's certificate of incorporation and bylaws permit CMSI to indemnify its officers, directors, employees and agents to the fullest extent permitted by law. First American must also pay all reasonable expenses incurred in the enforcement of the indemnification.

   In addition, for a period of six years after the effective date of the merger, First American will cause CMSI to use its best efforts to provide officers' and directors' liability insurance in respect to acts or omissions occurring on or prior to the effective date of the merger covering each such person currently covered by CMSI and/or its subsidiaries officers' and directors' liability insurance policies. Such insurance shall retain similar terms as are currently existing.

                    COMPARISON OF RIGHTS OF SECURITY HOLDERS

   Upon consummation of the merger, the stockholders of CMSI will become shareholders of First American. Accordingly, certain differences in your rights will occur when the merger takes effect. Each company has different governing documents, and First American is organized under the laws of the State of California while CMSI is organized under the laws of the State of Delaware. Although it is impractical to compare all of the aspects in which California law and Delaware law, and CMSI's and First American's governing documents differ with respect to your rights as a security holder, the following discussion summarizes certain significant differences. This summary is not intended to be complete and is qualified in its entirety by reference to First American's articles of incorporation and bylaws and CMSI's certificate of incorporation and bylaws. Copies of the First American articles of incorporation and bylaws and the CMSI certificate of incorporation and bylaws are incorporated by reference herein and will be sent to stockholders of CMSI upon request.

Authorized and issued capital stock

   The authorized capital stock of First American currently consists of 108.0 million common shares and 500,000 preferred shares, $1.00 par value, of which 1,000 of such shares have been designated Series A Junior Participating Preferred Shares. The board of directors is authorized to fix the rights, preferences, privileges and restrictions of the remaining preferred shares if and when issued. As of April 17, 2001, 64,889,822 common shares were issued and outstanding and no preferred shares were issued and outstanding. The common stock of First American is listed on the New York Stock Exchange under the symbol "FAF."

   The authorized capital stock of CMSI currently consists of 40.0 million common shares and 1.0 million preferred shares, $0.01 par value. The board of directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred shares if and when issued. As of April 17, 2001, 7,999,431 common shares were issued and outstanding and no preferred shares were issued and outstanding. The common shares of CMSI are listed on the Nasdaq National Market System under the symbol "CMSS."

Voting rights

   Each First American common share entitles its holder to one vote on all matters submitted to a vote of First American's shareholders. Each First American Series A Junior Participating Preferred Share would entitle its holder to 100,000 votes on all matters submitted to a vote of First American's shareholders. Each other First American preferred share would entitle its holder to the number of votes provided for by the board of directors at the time of issuance, if any. Each CMSI common share entitles its holder to one vote on all matters submitted to a vote of CMSI's stockholders. Each CMSI preferred share would entitle its holder to the number of votes provided for by the board of directors at the time of issuance, if any.

Preemptive rights; cumulative voting

   Neither the First American articles of incorporation nor the CMSI certificate of incorporation grants any preemptive rights to shareholders. Subject to certain conditions, First American's bylaws provide for cumulative voting during the election of directors. No cumulative voting is allowed by CMSI stockholders in voting for the election of directors.

Derivative action

   A "derivative action" is a lawsuit that may be brought by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must allege in the complaint for that he or she was a stockholder of the corporation at the time of the transaction in question. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

   California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been shareholder at the time of the transaction in question (so long as the person is a shareholder at the initiation of the derivative action), provided that certain tests are met concerning the fairness of allowing the action to go forward. As required by Delaware law, the shareholder must make his or her demands on the board before filing suit. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond as a condition to continuing with the suit.

Action by written consent of shareholders

   First American's articles of incorporation provide that actions which may be taken at an annual or special meeting of shareholders may be taken without such meeting and without prior notice, if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If consent is sought for less than all shareholders entitled to vote, notice as required under California law must be given. CMSI's certificate of incorporation does not permit stockholder action to be taken without a meeting.

Special meetings of shareholders

   The First American bylaws state that a special meeting of the shareholders may be called at any time by the board of directors, the chairman of the board, the president, or by the holders of 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting. A special meeting of CMSI stockholders may only be called by the board of directors, or a committee of the board of directors previously granted the authority to call a special meeting by the full board, under the certificate of incorporation of CMSI.

Quorum and voting requirements for shareholder meetings

   Both the First American bylaws and the CMSI bylaws state that a majority of the shares entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting. If a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote on any matter (other than the election of directors) is required to take action. Directors are elected by a plurality of shares entitled to vote at the meeting subject, in the case of First American, to cumulative voting described above.

Board of directors

   The First American board of directors currently consists of 13 directors who serve for one-year terms. The number of directors on First American's board of directors is subject to change by action of First American's board of directors or by the First American shareholders, but cannot be less than nine or more than 17. The CMSI board of directors currently consists of five directors. The board is divided into three classes who serve for staggered three year terms. The number of directors on CMSI's board of directors is subject to change by a duly adopted amendment to CMSI's articles or by an amendment to CMSI's bylaws adopted by a majority of the outstanding shares entitled to vote, but cannot be less than five nor more than 15.

Vacancies

   The First American bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, unless the vacancy is caused by court order or shareholder action. Vacancies on the CMSI board of directors may be filled by a two-thirds majority vote of the directors then sitting on the board under the CMSI bylaws.

Removal of directors

   The First American bylaws are silent regarding the percentage of the outstanding shares to remove a director. California law provides that the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. Shareholders holding at least 10% of the outstanding shares in any class may sue in California State court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion

   CMSI's bylaws require the vote of 66-2/3% of the outstanding shares to remove a director.

Limitation on directors' liability

   Both the First American articles of incorporation and the CMSI certificate of incorporation provide that the liability of directors of each respective company for monetary damages be eliminated to the fullest extent permissible under law.

Indemnification

   First American's bylaws contain the following provisions relating to indemnification:

  . First American shall indemnify its officers and directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary;

  . First American is required to advance expenses to its officers and directors as incurred, including expenses relating to obtaining a determination that such officers and directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification;

  . an officer or director may bring suit against First American if a claim for indemnification is not timely paid;

  . First American may not retroactively amend the indemnification provisions in its bylaws in a way which is adverse to its officers and directors; and

  . the foregoing provisions apply to all past and present officers and directors of First American. Indemnification of agents of First American who are not its officers and directors is governed by the provisions of
    Section 317 of the California General Corporation Law.

   First American may enter into indemnification agreements with its directors, officers and other agents upon such terms and conditions as are deemed to be in the best interests of First American by its board of directors.

   Notwithstanding the foregoing provisions, First American's indemnification obligations do not include the following:

  . to indemnify or advance expenses to an officer, director or agent with respect to proceedings or claims initiated or brought voluntarily by such officer, director or agent and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under an indemnification agreement or any statute or law or otherwise as required under Section 317 of the California General Corporation Law, but such indemnification or advancement of expenses may be provided by First American in specific cases if the board of directors has approved the bringing of such suit;

  . to indemnify an officer, director or agent for any expenses incurred with respect to any proceeding instituted by such officer, director or agent to enforce or interpret provisions of an indemnity agreement or this section of the bylaws, if a court of competent jurisdiction determines that each of the material assertions made by the officer, director or agent in such proceeding was not made in good faith or was frivolous;

  . to indemnify an officer, director or agent for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid or satisfied by an insurance carrier under a policy of officers' and directors' liability insurance maintained by First American; provided that First American shall be obligated to remit to the officer, director or agent any insurance proceeds received in respect of expenses or liabilities previously paid or satisfied by such officer, director or agent;

  . to indemnify an officer, director or agent for expenses, judgments, fines or penalties sustained, or for an accounting of profits made from, the purchase and sale by such officer, director or agent of securities of First American in violation of the provisions of the federal securities laws or any similar provisions of any state or local statutory law;

  . to indemnify an officer, director or agent in the event a court of competent jurisdiction finally determines that such indemnification is unlawful. The term "officer" as used immediately above is defined as each person who is, or was, appointed to the office of Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other office of First American as the board shall designate from time to time. The term "director" as used immediately above is defined as any person who is, or was, appointed to serve on the board of directors of First American either by the shareholders or the remaining board members. The term "agent" as used immediately above is defined as having the same meaning as that set forth in the California General Corporation Law, except that it shall not include officers and directors.

   CMSI's certificate of incorporation allows CMSI to indemnify its officers, employees and other agents to the fullest extent permitted by Delaware law. Delaware law does not permit the elimination of monetary liability where such liability is based on any of the following:

  . any breach of the director's duty of loyalty to CMSI or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions;

  . any transaction from which the director derived an improper personal benefit; or

  . any act or omission occurring prior to the date the CMSI certificate of incorporation became effective.

Anti-takeover protections

   Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined generally as a person who owns 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder. The term "business combination" includes mergers or consolidations with an interested stockholder and certain other transactions with an interested stockholder.

   The effects of Section 203 may be avoided if (a) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of he corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) on or following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the stockholders of at least 66- 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

   Under California law, there is no comparable provision. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

Amendments to articles of incorporation or bylaws

   Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and not required a greater level of approval for an amendment thereto. Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the articles of incorporation would:

  . increase or decrease the aggregate number of authorized shares of such class;

  . effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

  . effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

  . change the rights, preferences, privileges or restrictions of the shares of such class;

  . create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number or authorized shares having rights, preference or privileges prior to the shares of such class;

  . in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or

  . cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

   The First American articles of incorporation do not specify the approvals necessary to adopt amendments to the articles. Therefore, the California law discussed above controls.

   Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation shall be vested in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders.

   The certificate of incorporation of CMSI requires the vote of 80% or more of the outstanding shares for certain amendments.

Rights to purchase preferred stock

   Each First American common share has attached to it a right which, subject to the terms and conditions of the Rights Agreement, as amended, between First American and Wilmington Trust Company, dated October 23, 1997, entitles the holder to purchase a fraction of a Series A Junior Participating Preferred Share upon the occurrence of certain change of control events which are defined in the Rights Agreement. As of the date of this joint proxy statement-prospectus, such rights are not exercisable. See Description of the Stock and the description of Rights to Purchase Series A Junior Participating Preferred Shares contained in First American's Registration Statement on Form 8-A, dated November 7, 1997, and incorporated by reference herein.

   CMSI common stock has no comparable rights.

                                 LEGAL MATTERS

   The validity of the First American common shares to be issued to CMSI stockholders pursuant to the merger will be passed upon by White & Case LLP, special counsel to First American. It is a condition to the consummation of the merger that CMSI receive an opinion from Brobeck, Phleger & Harrison LLP, special counsel to CMSI, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. See "The Merger--Material federal income tax consequences to you" and "Summary of the Merger Agreement--Conditions to the consummation of the merger" on pages 31 and 37, respectively.

                                    EXPERTS

   First American's financial statements incorporated in this joint proxy statement-prospectus by reference to First American's annual report on form 10-K for the year ended December 31, 2000, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of CMSI included in CMSI's annual report on form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                 2001 ANNUAL MEETING OF CMSI STOCKHOLDERS

   CMSI will hold a 2001 annual meeting of stockholders only if the merger is not consummated before the time of such meeting. The deadline for receipt by CMSI of stockholder proposals to be presented at the meeting was February 28, 2001. No stockholder proposals were received by the deadline.

                      WHERE YOU CAN FIND MORE INFORMATION

   First American and CMSI file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, upon payment of a fee set by the SEC, any document that First American or CMSI files with the SEC at any of its public reference rooms in the following locations:

   450 Fifth Street, N.W.   Seven World Trade Center  Citicorp Center
   Washington, D.C. 20549   13th Floor, Suite 1300    500 West Madison Street
                            New York, New York 10048  14th Floor, Suite 1400
                                                      Chicago, Illinois 60661

   You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at www.sec.gov.

   The SEC allows us to "incorporate by reference" information into this joint proxy statement-prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement-prospectus, except for any information superseded by information in this joint proxy statement-prospectus. This joint proxy statement-prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about our company, including information concerning its financial performance.

First American documents incorporated by reference

   First American incorporates by reference into this joint proxy statement-prospectus the following documents:

  . annual report on form 10-K for the fiscal year ended December 31, 2000;

  . current reports on form 8-K filed January 31, 2001 and February 21, 2001;

  . the description of First American's common shares, $1.00 par value, contained in its Registration Statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act; and

  . the description of Rights to Purchase Series A Junior Participating
    Preferred Shares, which may be transferred with First American's common shares, contained in its Registration Statement on Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

   First American also incorporates by reference any additional documents that First American files with the SEC between the date of this joint proxy statement-prospectus and the date on which First American common shares are no longer being offered by this joint proxy statement-prospectus. A copy of the annual report on form 10-K for the fiscal year ended December 31, 2000 has been transmitted herewith. First American has supplied all information contained or incorporated by reference in this joint proxy statement-prospectus relating to First American.

   You may obtain a copy of First American's SEC filings at no cost by writing to First American at The First American Corporation, 1 First American Way, Santa Ana, California 92707-5913, attention: Mark R Arnesen, or by telephoning First American at (714) 800-3000. If you would like to request documents from First American, please do so by May 21, 2001 to receive them before the CMSI stockholders' meeting. First American will send such documents by first-class mail within one business day of receiving any such request.

CMSI documents incorporated by reference

   CMSI incorporates by reference into this joint proxy statement-prospectus the following documents:

  . annual report on form 10-K for the fiscal year ended December 31, 2000;
    and

  . current reports on form 8-K filed February 2, 2001 and March 8, 2001.

   CMSI also incorporates by reference any additional documents that CMSI files with the SEC between the date of this joint proxy statement-prospectus and the date on which First American common shares are no longer being offered by this joint proxy statement-prospectus. A copy of the annual report on form 10-K for the fiscal year ended December 31, 2000 has been transmitted herewith. CMSI has supplied information contained or incorporated by reference in this joint proxy statement-prospectus relating to CMSI.

   You may obtain a copy of CMSI's filings at no cost by writing to CMSI at 135 National Business Parkway, Annapolis Junction, Maryland 20701, attention:
Robert P. Vollono, or by telephoning CMSI at (301) 362-6000. If you would like to request documents from CMSI, please do so by May 21, 2001 to receive them before the CMSI stockholders' meeting. CMSI will send such documents by first-class mail within one business day of receiving any such request.

   You should rely only on the information contained or incorporated by reference in this joint proxy statement-prospectus to vote on the merger proposal. Neither First American nor CMSI has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement-prospectus. This joint proxy statement-prospectus is dated April 23, 2001. You should not assume that the information contained in this joint proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement-prospectus to shareholders nor the issuance of First American common shares in the merger shall create any implication to the contrary.

                                    *  *  *

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        THE FIRST AMERICAN CORPORATION,

                                  RUSTI CORP.,

                                      AND

                       CREDIT MANAGEMENT SOLUTIONS, INC.

                       Dated as of January 30, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 SECTION 1 DEFINITIONS AND INTERPRETATIONS...............................   A-5

      1.1  Defined Terms.................................................   A-5
      1.2  Principles of Construction....................................   A-9

 SECTION 2 THE MERGER AND RELATED MATTERS................................  A-10

      2.1  The Merger....................................................  A-10
      2.2  Conversion of Shares..........................................  A-10
      2.3  Surrender of Certificates.....................................  A-11
      2.4  No Further Rights of Transfers................................  A-12
      2.5  Stock Option and Other Plans..................................  A-12
      2.6  Certificate of Incorporation of the Surviving Corporation.....  A-13
      2.7  By-Laws of the Surviving Corporation..........................  A-13
      2.8  Directors and Officers of the Surviving Corporation...........  A-13
      2.9  Accounting Consequences.......................................  A-14
      2.10 Closing.......................................................  A-14

 SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................  A-14

      3.1  Existence and Good Standing...................................  A-14
      3.2  Authorization; Binding Effect.................................  A-14
      3.3  Capitalization................................................  A-14
      3.4  Subsidiaries and Investments..................................  A-14
      3.5  SEC Reports and Financial Statements..........................  A-15
      3.6  Books and Records.............................................  A-15
      3.7  Title to Properties; Encumbrances.............................  A-15
      3.8  Real Property.................................................  A-16
      3.9  Leases........................................................  A-16
      3.10 Material Contracts............................................  A-16
      3.11 Restrictive Documents.........................................  A-16
      3.12 Litigation....................................................  A-17
      3.13 Taxes.........................................................  A-17
      3.14 Insurance.....................................................  A-18
      3.15 Intellectual Properties.......................................  A-18
      3.16 Compliance with Laws..........................................  A-20
      3.17 Governmental Licenses.........................................  A-20
      3.18 Labor Matters.................................................  A-20
      3.19 Employee Benefit Plans........................................  A-21
      3.20 Interests in Clients, Suppliers, Etc..........................  A-24
      3.21 No Changes Since Balance Sheet Date...........................  A-24
      3.22 Consents and Approvals; No Violations.........................  A-24
      3.23 Pooling of Interests..........................................  A-25
      3.24 Disclosure....................................................  A-25
      3.25 Broker's or Finder's Fees.....................................  A-25
      3.26 Copies of Documents...........................................  A-25
      3.27 Registration Statement; Proxy Statement/Prospectus............  A-25
      3.28 Opinion of Financial Advisor..................................  A-25
      3.29 Vote Required.................................................  A-26
      3.30 Board Approval................................................  A-26
      3.31 Customers and Suppliers.......................................  A-26
      3.32 Affiliates....................................................  A-26

 SECTION 4 REPRESENTATIONS AND WARRANTIES OF FACO AND FACOSUB...........  A-26

      4.1  Existence and Good Standing; Power and Authority.............  A-26
      4.2  Consents and Approvals; No Violations........................  A-26
      4.3  Broker's or Finder's Fees....................................  A-27
      4.4  FACO Common Shares...........................................  A-27
      4.5  Capitalization...............................................  A-27
      4.6  SEC Reports and Financial Statements.........................  A-27
      4.7  Litigation...................................................  A-28
      4.8  Compliance with Laws.........................................  A-28
      4.9  Disclosure...................................................  A-28
      4.10 Tax Matters..................................................  A-28
      4.11 Board Approval...............................................  A-28
      4.12 Restrictive Documents........................................  A-28
      4.13 Pooling of Interests.........................................  A-29
      4.14 Registration Statement; Proxy Statement/Prospectus...........  A-29
      4.15 Ownership of FACOSUB; No Prior Activities....................  A-29

 SECTION 5 TRANSACTIONS PRIOR TO THE EFFECTIVE TIME.....................  A-29

      5.1  Conduct of the Business of the Company Prior to Closing......  A-29
      5.2  Review of the Company; Confidentiality.......................  A-30
      5.3  Exclusive Dealing............................................  A-31
      5.4  Best Efforts.................................................  A-31

 SECTION 6 CONDITIONS PRECEDENT TO MERGER...............................  A-32

      6.1  Conditions Precedent to Obligations of FACO, FACOSUB and the   A-32
           Company......................................................
      6.2  Conditions Precedent to Obligations of FACO and FACOSUB......  A-32
      6.3  Conditions Precedent to Obligation of the Company............  A-33

 SECTION 7 COVENANTS RELATING TO SECURITIES MATTERS.....................  A-34

      7.1  Proxy Statement/Prospectus; Registration Statement...........  A-34
      7.2  Listing......................................................  A-35

 SECTION 8 OTHER COVENANTS..............................................  A-35

      8.1  Shareholder Approval.........................................  A-35
      8.2  HSR Act......................................................  A-35
      8.3  Returns......................................................  A-36
      8.4  Directors and Officers Indemnification.......................  A-36
      8.5  Pooling Accounting...........................................  A-36
      8.6  Affiliate Agreements.........................................  A-36
      8.7  Confidentiality Agreement....................................  A-36
      8.8  Takeover Statutes............................................  A-37
      8.9  Employee Benefit Plans.......................................  A-37
      8.10 Company Opinion Letter.......................................  A-37

 SECTION 9 TERMINATION..................................................  A-37

      9.1  Events of Termination........................................  A-37
      9.2  Effect of Termination........................................  A-38

 SECTION 10 NONSURVIVAL OF REPRESENTATIONS................................  A-39

 SECTION 11 MISCELLANEOUS.................................................  A-39

      11.1  Knowledge.....................................................  A-39
      11.2  Expenses......................................................  A-39
      11.3  Governing Law.................................................  A-39
      11.4  Jurisdiction; Agents for Service of Process...................  A-39
      11.5  Publicity.....................................................  A-39
      11.6  Notices.......................................................  A-39
      11.7  Parties in Interest...........................................  A-40
      11.8  Counterparts..................................................  A-40
      11.9  Entire Agreement..............................................  A-40
      11.10 Amendments....................................................  A-41
      11.11 Extension; Waiver.............................................  A-41
      11.12 Severability..................................................  A-41
      11.13 Third Party Beneficiaries.....................................  A-41

   EXHIBIT A--CERTIFICATE OF MERGER
   EXHIBIT B--CERTIFICATE OF INCORPORATION
   EXHIBIT C--BY-LAWS
   EXHIBIT D--AFFILIATE AGREEMENT
   EXHIBIT E--POOLING AGREEMENT
   EXHIBIT F--REPRESENTATION LETTER

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2001 (this "Agreement"), by and among The First American Corporation, a California corporation ("FACO"), Rusti Corp., a Delaware corporation and a wholly-owned subsidiary of FACO ("FACOSUB") and CREDIT MANAGEMENT SOLUTIONS, INC., a Delaware corporation (the "Company").

                                  WITNESSETH:

   WHEREAS, the Boards of Directors of FACO, FACOSUB and the Company have each determined that it is in the best interests of their respective companies and the shareholders of their respective companies that the Company and FACOSUB combine into a single company through the statutory merger of FACOSUB with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger;

   WHEREAS, pursuant to the Merger, among other things, the outstanding shares of the Company's common stock, $0.01 par value per share (each whole share of common stock of the Company, a "Company Common Share"), shall be converted into common shares, par value $1.00, of FACO (each whole Common share of FACO, a "FACO Common Share"), at the rate set forth herein;

   WHEREAS, the Parties (as defined below) intend to cause the Merger to be accounted for as a pooling of interests under APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146, Staff Accounting Bulletins Topic Two (Business Combinations) and any similar or supplemental opinions, releases and bulletins (the "Pooling Rules");

   WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   WHEREAS, in order to effectuate and facilitate the Merger, each Party has independently determined that it is in its best interest to enter into this Agreement and to consummate the transactions contemplated hereby;

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   SECTION 1
                        DEFINITIONS AND INTERPRETATIONS

   1.1 Defined Terms. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

   "Affiliate Agreement" shall have the meaning provided in Section 6.2(f);

   "Agreement" shall have the meaning provided in the introductory paragraph hereto;

   "Antitrust Division" shall mean the Antitrust Division of the Department of Justice;

   "Authorized Actions" shall include the following actions:

   (a) the purchase, as planned by the Company as of the date of this Agreement, of hardware and software reasonably necessary for the continued operation of the Company's CreditOnline Network;

   (b) the defining of bonus plans, the defining of commission plans and the offering of raises, in each case in the ordinary course of business of the Company, with respect to any employee of the Company and its

Subsidiaries other than Scott Freiman, Neal Dittersdorf, Robert Vollono, Howard Tischler, Miles Grody and any other executive of the Company or any of its Subsidiaries; and

   (c) the granting of a commercially reasonable bonus plan to Scott Freiman, Neal Dittersdorf, Robert Vollono and Howard Tischler covering the six months ending June 30, 2001; provided that each of Scott Freiman, Neal Dittersdorf, Robert Vollono and Howard Tischler shall have executed an amendment to his employment agreement with the Company excluding amounts payable pursuant to such bonus plan from any calculation of severance payments to be made pursuant to such employment agreement.

   "Business Day" shall mean any day, excluding Saturday, Sunday or any day which shall be a legal holiday in the State of California or the State of Maryland;

   "By-Laws" shall have the meaning provided in Section 2.7;

   "Certificate of Incorporation" shall have the meaning provided in Section
2.6;

   "Certificate of Merger" shall mean the Certificate of Merger in the form attached hereto as Exhibit A;

   "Closing" shall have the meaning provided in Section 2.10;

   "Closing Date" shall have the meaning provided in Section 2.10;

   "Code" shall have the meaning provided in Section 3.19(a);

   "Company" shall have the meaning provided in the introductory paragraph hereto;

   "Company Balance Sheet" shall mean the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000;

   "Company Balance Sheet Date" shall mean September 30, 2000;

   "Company Common Certificate" shall have the meaning provided in Section
2.3(a);

   "Company Common Share" shall have the meaning provided in the second WHEREAS clause;

   "Company Financial Statements" shall have the meaning provided in Section
3.5;

   "Company Intellectual Property" shall mean all Intellectual Property owned by the Company and/or any of its Subsidiaries or used in connection with the business of the Company and/or any of its Subsidiaries;

   "Company SEC Reports" shall have the meaning provided in Section 3.5;

   "Company Shareholders Meeting" shall have the meaning provided in Section 8.1(b);

   "Company Stock Rights" shall have the meaning provided in Section 2.5(a);

   "Confidentiality Agreement" shall mean that certain Confidentiality and Nondisclosure Agreement, dated September 1, 2000 by and between FACO and Chase Securities Inc., as agent for the Company;

   "Delaware Code" shall mean the Delaware General Corporation Law;

   "Effective Time" shall have the meaning provided in Section 2.1(b);

   "Employee Assignments" shall have the meaning provided in Section 3.15(h);

   "Employee Benefit Plans" shall have the meaning provided in Section 3.19(a);

   "Employee Stock Purchase Plan" shall mean the Company's 1996 Credit Management Solutions, Inc. Employee Stock Purchase Plan in effect as of the date hereof;

   "Entity" shall mean any Person that is not a natural Person;

   "ERISA" shall have the meaning provided in Section 3.19(a);

   "Excepted Shares" shall mean any Company Common Shares which are held by the Company or any Subsidiary of the Company or which are held, directly or indirectly, by FACO or any direct or indirect subsidiary of FACO (including FACOSUB);

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended;

   "Exchange Agent" shall have the meaning provided in Section 2.3(a);

   "Exchange Ratio" shall have the meaning provided in Section 2.2(a);

   "FACO" shall have the meaning provided in the introductory paragraph hereto;

   "FACO Common Certificates" shall have the meaning provided in Section
2.3(a);

   "FACO Common Shares" shall have the meaning provided in the second WHEREAS clause;

   "FACO SEC Reports" shall have the meaning provided in Section 4.6;

   "FACOSUB" shall have the meaning provided in the introductory paragraph hereto;

   "FACOSUB Common Shares" shall mean the common shares, $0.01 par value, of FACOSUB;

   "FTC" shall mean the Federal Trade Commission;

   "Governmental Entities" shall mean the appropriate legislative, executive, judicial, Federal, state and local governmental or regulatory agencies and authorities in the United States or any other jurisdiction;

   "HSR Act" shall have the meaning provided in Section 3.22;

   "Indemnified Parties" shall have the meaning provided in Section 8.4(a);

   "Intellectual Property" shall mean all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators ("URLs"), inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), corporate and business names, source codes, object codes, computer software programs, trade names, trade dress, brand names, maskworks, trade secrets (including technical data, customer lists, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, databases, data collectors and other proprietary information or material of any type), whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing);

   "IRS" shall have the meaning provided in Section 3.19(f);

   "Licenses" shall have the meaning provided in Section 3.17;

   "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (i) the validity or enforceability of this Agreement, (ii) the ability of such Person to perform its obligations under this

Agreement or (iii) the business (without regard to any changes in the market price or trading volume of such Person's securities), assets, condition (without regard to any changes in the market price or trading volume of such Person's securities) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse change, event or effect that is proximately caused by (a) conditions affecting the United States economy generally or the economy of the regions in which such Person and its Subsidiaries, taken as a whole, conducts a material part of its business, (b) by conditions affecting the industries in which such Person and its Subsidiaries compete, (c) by the announcement of the Merger or by virtue of this Agreement, including compliance by such Person with its covenants hereunder or (d) any change in US GAAP, shall not be taken into account in determining whether there has been a Material Adverse Effect;

   "Merger" shall have the meaning provided in the first WHEREAS clause;

   "Merger Consideration" shall mean the FACO Common Shares and any cash in lieu of fractional FACO Common Shares receivable by each shareholder of the Company pursuant to Section 2.2(a) and 2.2(b), respectively;

   "Merger Documents" shall mean those documents required to be filed with the Delaware Secretary of State in accordance with Section 251 of the Delaware Code;

   "New Stock Rights" shall have the meaning provided in Section 2.5(a);

   "NASD" shall mean the National Association of Securities Dealers, Inc. (or any successor thereto);

   "NYSE" shall mean the New York Stock Exchange;

   "Party" or "Parties" shall mean each of FACO, FACOSUB and the Company, or all of them, as the case may be;

   "Permitted Liens" shall have the meaning provided in Section 3.7;

   "Person" shall mean and include any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof;

   "Pooling Agreement" shall have the meaning provided in Section 6.2(f);

   "Pooling Rules" shall have the meaning provided in the third WHEREAS clause;

   "Pre-Closing Period" shall have the meaning provided in Section 3.13(b);

   "Principal Stockholders" shall mean Scott Freiman and James DeFrancesco.

   "Proxy Statement/Prospectus" shall have the meaning provided in Section
7.1(a);

   "Registration Statement" shall have the meaning provided in Section 7.1(a);

   "Returns" shall have the meaning provided in Section 3.13(a);

   "Rule 145" shall have the meaning provided in Section 3.33;

   "SEC" shall mean the Securities and Exchange Commission;

   "Securities Act" shall mean the Securities Act of 1933, as amended;

   "Stock Plans" shall have the meaning provided in Section 2.5(a);

   "Subsidiary" shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision);

   "Surviving Corporation" shall have the meaning provided in Section 2.1(a);

   "Takeover Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by FACO or any of its affiliates, for a merger, share exchange or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries;

   "Takeover Statute" shall mean any "fair price," "moratorium," "control share acquisition," or other similar antitakeover statute or regulation enacted under state or federal laws in the United States;

   "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person;

   "Trading Day" shall mean a day on which the NYSE is open for at least one-half of its normal business hours;

   "US GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis;

   "VEBAs" shall have the meaning provided in Section 3.19(a); and

   "Year 2000 Issues" shall mean, with respect to any computer or telecommunications software or hardware that contains or calls on a calendar function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, the inability of such software or hardware without material expense to be rendered able, to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

   1.2 Principles of Construction.

   (a) All references to Sections, subsections, Schedules and Exhibits are to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation."

   (b) All accounting terms not specifically defined herein shall be construed in accordance with US GAAP.

   (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

   (d) The Table of Contents hereto and the Section headings herein are for convenience only and shall not affect the construction hereof.

   (e) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

   (f) The Schedules referred to herein are incorporated herein by reference.

                                   SECTION 2
                         THE MERGER AND RELATED MATTERS

   2.1 The Merger.

   (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Code, FACOSUB shall be merged with and into the Company and the separate corporate existence of FACOSUB shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

   (b) The Merger shall become effective when (i) the Closing has occurred and
(ii) the Certificate of Merger, executed in accordance with the applicable provisions of the Delaware Code, is filed with and approved by the Secretary of State of Delaware (the time of such filing and approval, the "Effective Time").

   (c) From and after the Effective Time, the Merger shall have the effects provided for in Section 251 of the Delaware Code.

   2.2 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of FACO, FACOSUB, the Company or any of their respective shareholders:

   (a) Each Company Common Share then issued and outstanding, other than Excepted Shares, shall be converted into the right to receive such fraction of a FACO Common Share equal to the quotient (rounded to the ten-thousandth place) resulting from the division of $6.25 by the average closing price per share of FACO Common Shares as reported on the NYSE for the ten Trading Days ending on the third Trading Day prior to the Company Shareholders Meeting (such fraction, the "Exchange Ratio"); provided that for purposes of determining the Exchange Ratio, (i) if such average closing price is greater than $30 per share, such average closing price shall be deemed to be equal to $30 per share and (ii) if such average closing price is less than $22 per share, such average closing price shall be deemed to be equal to $22 per share. All such Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Company Common Certificate representing any such Company Common Shares shall cease to have any rights with respect thereto, other than its right to receive FACO Common Shares and cash in lieu of fractional FACO Common Shares;

   (b) No fraction of a FACO Common Share will be issued, but in lieu thereof each holder of Company Common Shares who would otherwise be entitled to receive a fraction of a FACO Common Share shall receive from FACO an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the average closing price of a FACO Common Share, as reported on the NYSE, for the ten Trading Days ending on the Trading Day that is three Trading Days prior to the date of the Company Shareholders Meeting;

   (c) Excepted Shares shall be canceled and retired without any conversion thereof and shall not receive any cash payment with respect to a fractional share;

   (d) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to FACO Common Shares or Company Common Shares occurring after the date hereof and prior to the Effective Time; and

   (e) Each FACOSUB Common Share shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

   2.3 Surrender of Certificates.

   (a) Exchange of Company Common Certificates. At or prior to the Effective Time, or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time), FACO, through such reasonable procedures as FACO and the Company mutually agree, shall deposit with the First American Trust Company (the "Exchange Agent") in trust for the holders of certificates which immediately prior to the Effective Time represented Company Common Shares (each such certificate a "Company Common Certificate"), and each such holder will be entitled to receive, upon surrender of one or more Company Common Certificates to the Exchange Agent in the manner set forth in subsection
(b) below, (i) certificates representing the FACO Common Shares (the "FACO Common Certificates") into which the Company Common Shares represented by such Company Common Certificates were converted in the Merger and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractions of shares pursuant to Section 2.2(b). The Exchange Agent shall invest any such cash deposited with it as directed by FACO, on a daily basis. Any interest and other income resulting from such investments shall be paid to FACO.

   (b) Exchange Procedures. Promptly (and in no event later than ten (10) Business Days) after the Effective Time, the Exchange Agent shall mail to each record holder of a Company Common Certificate: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Common Certificates shall pass, only upon receipt of the Company Common Certificates by the Exchange Agent and shall otherwise be in such form and have such other provisions as FACO shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Common Certificates in exchange for FACO Common Certificates (and cash in lieu of fractional shares). Upon surrender to the Exchange Agent of a Company Common Certificate, together with such letter of transmittal properly completed and duly executed, together with any other customary documents as may be reasonably required by the Exchange Agent, the holder of such Company Common Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Company Common Shares formerly represented by such Company Common Certificate and such Company Common Certificate shall forthwith be canceled. Until so surrendered, each Company Common Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which the holder of such Company Common Certificate is entitled pursuant to this Section 2.

   No dividends or other distributions with respect to FACO Common Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Common Certificate with respect to the FACO Common Shares represented thereby until the holder of record of such Company Common Certificate surrenders such Company Common Certificate. Subject to applicable law, following the surrender of any such Company Common Certificate, there shall be paid to the record holder of the FACO Common Certificates issued in exchange thereof, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this paragraph) with respect to the shares represented by such FACO Common Certificates.

   (c) Registration Name on Certificates. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Company Common Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Consideration that the Company Common Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay any transfer or other taxes payable by reason of the foregoing or establish to the reasonable satisfaction of FACO that such taxes have been paid or are not required to be paid.

   (d) Unavailable Certificates. In the event any Company Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 2, provided that the Surviving Corporation may require the Person to whom the Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as is customary or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Company Common Certificate claimed to have been lost, stolen or destroyed.

   (e) Merger Not Consummated. In the event the Merger is not consummated for any reason, FACO and the Company shall promptly direct the Exchange Agent to return promptly to (i) each Person who deposited a Company Common Certificate and any other agreements or instruments tendered to the Exchange Agent by such Person, such Company Common Certificate and other agreements or instruments and
(ii) FACO, the Merger Consideration.

   (f) Escheat Laws. Notwithstanding any provisions of this Section 2 to the contrary, neither FACO nor the Surviving Corporation shall be liable to any holder of the Company Common Certificates formerly representing Company Common Shares for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   2.4 No Further Rights of Transfers. At and after the Effective Time, each holder of a Company Common Certificate shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of a Company Common Certificate (other than Excepted Shares), the right to surrender his or her Company Common Certificate in exchange for the Merger Consideration, and no transfer of Company Common Shares shall be made on the stock transfer books of the Surviving Corporation. Company Common Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged as provided in this Section 2. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Company Common Shares shall be closed.

   2.5 Stock Option and Other Plans.

   (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Board of Directors of FACO (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time all the outstanding stock options, stock issuance rights, stock appreciation rights, limited stock appreciation rights and stock purchase rights (the "Company Stock Rights") heretofore granted under any stock option, incentive or similar plan, agreement or arrangement of the Company and its Subsidiaries, except for the Employee Stock Purchase Plan (the "Stock Plans"), shall be assumed by FACO and converted automatically into options to purchase FACO Common Shares (collectively, "New Stock Rights") in an amount and, if applicable, at an exercise price determined as provided below:

     (i) The number of FACO Common Shares to be subject to each New Stock Right shall be equal to the product of (x) the number of Company Common Shares remaining subject (as of immediately prior to the Effective Time) to the original Company Stock Right and (y) the Exchange Ratio, provided that any fractional FACO Common Shares resulting from such multiplication shall be rounded down to the nearest share; and

     (ii) The exercise price per FACO Common Share under each New Stock Right shall be equal to the exercise price per Company Common Share under the original Company Stock Right divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

After the Effective Time, each New Stock Right shall be exercisable and shall vest in accordance with, and shall otherwise be subject to, the same terms and conditions as were applicable to the related Company Stock Right immediately prior to the Effective Time (except that with regard to such New Stock Right, any references to the Company shall be deemed, as appropriate, to include
FACO).

   (b) The Company shall take all actions so that following the Effective Time no holder of a Company Stock Right under or any participant in any of the Stock Plans or the Employee Stock Purchase Plan shall have any right thereunder to acquire capital stock of the Company or the Surviving Corporation. The Company shall take all actions so that, as of the Effective Time, neither the Company nor the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Rights, any stock rights under the Employee Stock Purchase Plan or other options, warrants, rights or agreements which would entitle any Person, other than FACOSUB or its affiliates, to own any capital stock of the Company, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein. The Company shall, except as otherwise expressly required under employment agreements to which the Company is a party, refrain from exercising any discretionary authority granted under any Stock Plan to
(x) accelerate the vesting of any Company Stock Right or (y) terminate any repurchase and/or cancellation right held by the Company, in each case whether as a result of the transactions contemplated hereby or otherwise.

   (c) FACO agrees that it shall take all action necessary, at or prior to the Effective Time, to authorize and reserve a number of FACO Common Shares sufficient for issuance upon exercise of options as contemplated by this
Section 2.5.

   (d) Unless at the Effective Time the New Stock Rights are registered pursuant to an effective FACO registration statement, as soon as practicable (and in any event within ten (10) Business Days) following the Effective Time, FACO shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of FACO Common Shares equal to the number of shares subject to the New Stock Rights. Any such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) for at least as long as any New Stock Right remains outstanding. FACO shall also, as soon as practicable (and in any event within ten (10) Business Days) following the Effective Time, prepare and submit to the NYSE a listing application covering the FACO Common Shares subject to the New Stock Rights.

   (e) The Company hereby assigns, effective as of the Effective Time, all repurchase and/or cancellation rights it may have under any Stock Plan to FACO, and the Company shall take all further action as is necessary, at or prior to the Effective Time, to give effect to such assignment.

   (f) On or before the earlier of (i) the later of (A) the tenth day following the date of this Agreement and (B) the earliest date on which the termination of the Employee Stock Purchase Plan is permitted by the terms thereof and (ii) the Closing Date, the Company shall take all actions necessary to cause the termination of the Employee Stock Purchase Plan.

   2.6 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time and attached hereto as Exhibit B, shall be the certificate of incorporation of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation (the "Certificate of Incorporation") until amended as provided therein and under the Delaware Code.

   2.7 By-Laws of the Surviving Corporation. The by-laws of the Company, as in effect immediately prior to the Effective Time and attached hereto as Exhibit C, shall be the by-laws of the Surviving Corporation and thereafter shall continue to be its by-laws (the "By-Laws") until amended as provided therein and under the Certificate of Incorporation and the Delaware Code.

   2.8 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of FACOSUB immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

   2.9 Accounting Consequences. The Parties intend that the Merger shall qualify for accounting treatment as a pooling of interests under APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two (Business Combinations) and agree to take such actions as may reasonably be necessary or desirable to carry out the intentions of this
Section 2.9.

   2.10 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of White & Case LLP, 633 West Fifth Street, Suite 1900, Los Angeles, California, as soon as practicable (and in any event within five (5) Business Days) after the last of the conditions set forth in Section 6 hereof is fulfilled or waived (subject to applicable law) or at such other time and place and on such other date as FACO and the Company shall mutually agree (the "Closing Date").

                                   SECTION 3
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

   The Company represents, warrants and agrees in favor of FACO and FACOSUB as follows:

   3.1 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to conduct its business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary (except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Schedule 3.1 sets forth all such jurisdictions in which the Company is so duly qualified or licensed to conduct its business.

   3.2 Authorization; Binding Effect. This Agreement (i) has been duly authorized and approved by all required corporate action of the Company, (ii) has been duly executed and delivered by the Company and (iii) constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

   3.3 Capitalization. The authorized capital stock of the Company is (i) 40,000,000 common shares, $0.01 par value, of which 7,824,113 shares were issued and outstanding as of January 26, 2001 and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value, of which none are issued and outstanding as of the date of this Agreement. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.3, there is not and as of the Effective Time there will not be, outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Company Common Shares, any other securities of the Company, or any equity interest in the Company or its business and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. Schedule
3.3 contains a complete and accurate list of Company Stock Rights granted under any Stock Plans, including the "grant programs" pursuant to which such Company Stock Rights were granted. Except as set forth on Schedule 3.3, no Person has any demand or piggyback registration rights in respect of their Company Common Shares.

   3.4 Subsidiaries and Investments.

   (a) Set forth on Schedule 3.4 hereto is a list of each direct or indirect Subsidiary of the Company and the percentage ownership of the Company in each such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as set forth in Schedule 3.4) and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

   (b) Set forth on Schedule 3.4 is a list of jurisdictions in which each Subsidiary of the Company is qualified as a foreign company. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned, leased or operated by each Subsidiary of the Company, or the nature of the business conducted by each Subsidiary of the Company, makes such qualification necessary, except where the failure to obtain such qualification would not have a Material Adverse Effect on the Company.

   3.5 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after October 11, 1996 (as such documents have been amended prior to the date hereof, the "Company SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and, since the first date on which Company Common Shares were listed for trading on the NASDAQ National Market System, the rules of the NASD. The Company has made available to FACO accurate and complete copies of all SEC Reports filed by the Company since October 11, 1996. None of the Company SEC Reports, as of their respective dates, contained any untrue statement of material fact or failed to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in such Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with US GAAP as in effect as of such dates (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to normal, year-end adjustments, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof.

   3.6 Books and Records. The minute books of the Company and each of its Subsidiaries contain, in all material respects, accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of the Company and its respective Subsidiaries. Except as set forth on Schedule 3.6, neither the Company nor any of its Subsidiaries has any material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries; provided, however, that the Company does not represent or warrant that (a) it has full access to, or direct control over, all versions and modifications of systems, data or information that are developed and owned by Company and distributed to customers or other end users or placed in escrow pursuant to written agreements with customers or other end users or (b) it has full access to, owns or directly controls, any records, systems, data or information licensed or leased from third parties.

   3.7 Title to Properties; Encumbrances. Except (1) as set forth on Schedule
3.7 (and except for (x) property leased by the Company and (y) Intellectual Property, which, for the avoidance of doubt, are represented and warranted to in Sections 3.9 and 3.15, respectively) and (2) for properties and assets reflected in the Company Balance Sheet or acquired since the Company Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, the Company and its Subsidiaries have good, valid and marketable title to all of their respective properties and assets (real and personal, tangible and intangible), including all of the properties and assets reflected in the Company Balance Sheet, except as indicated in the notes thereto, in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the Company Balance Sheet, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, and other liens or other imperfections in title, if any, which do not, individually or in the aggregate, materially detract from the value of, or impair the use of, such property by the Company or such Subsidiary in the operation of its business, (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iv) liens described on Schedule 3.7 (liens of the type described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

   3.8 Real Property. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, in whole or in part, any interest in any real property.

   3.9 Leases. Schedule 3.9 contains an accurate and complete list of each real and personal property lease for which total annual rent payments equal or exceed $25,000 to which the Company or any of its Subsidiaries is a party (as lessee or lessor). Each lease set forth on Schedule 3.9 (or required to be set forth on Schedule 3.9) is in full force and effect; all rents and additional rents due by the Company or one of its Subsidiaries to date on each such lease have been paid (other than any pass through expenses not yet invoiced to the Company); in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease, except where such defaults would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The tangible personal property leased by the Company and its Subsidiaries is in a state of good maintenance and repair, reasonable wear and tear excepted, except where the state of such property would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

   3.10 Material Contracts. Except as set forth on Schedule 3.10 or in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is bound by (a) any agreement, contract or commitment relating to the employment of any Person (as hereinafter defined) by either the Company or any of its Subsidiaries or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) any agreement, contract or commitment relating to capital expenditures in excess of $50,000 per individual item or $100,000 in the aggregate, (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person other than the Company or one of its Subsidiaries (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the ability of the Company to engage in any line of business or to compete with any Person or (h) any agreement, contract or commitment not entered into in the ordinary course of business which involves $50,000 or more and is not cancelable without penalty within 30 days. Each contract or agreement set forth on Schedule 3.10 (or required to be set forth on Schedule 3.10) and filed as a part of a Company SEC Report is in full force and effect. Neither the Company nor any of its Subsidiaries has violated any of the terms or conditions of any contract or agreement set forth on Schedule 3.10 (or required to be set forth on Schedule 3.10), or filed as a part of a Company SEC Report, in any material respect, and, to the best knowledge, information and belief of the Company, all of the covenants to be performed by any other party thereto have been fully performed.

   3.11 Restrictive Documents. Except as set forth on Schedule 3.11, neither the Company nor any of its Subsidiaries is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which, by its own operation, and not by the breach or violation, as the case may be, thereof, (a) would materially restrict the ability of the Company or any of its Subsidiaries to acquire any property or conduct business in any area or (b) has or would reasonably be expected to have a Material Adverse Effect on the Company.

   3.12 Litigation. Except as set forth on Schedule 3.12, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Company, threatened, against or impacting the Company, any of its Subsidiaries or any of their respective properties or rights which could materially and adversely affect the right or ability of the Company or any of its Subsidiaries to carry on its business as now conducted, or which could have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on the Company.

   3.13 Taxes.

   (a) Tax Returns. The Company and each of its Subsidiaries have filed or caused to be filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the "Returns") that are required to be filed by, or with respect to, the Company or such Subsidiary on or prior to the Closing Date. The Returns have accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of the Company and such Subsidiaries for the periods covered thereby.

   (b) Payment of Taxes. All material Taxes and Tax liabilities of the Company and each of its Subsidiaries for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (the "Pre-Closing Period") have been paid or adequately accrued and disclosed and fully provided for on the books and records of the Company and each of its Subsidiaries in accordance with US GAAP.

   (c) Other Tax Matters.

       (i) Except as set forth on Schedule 3.13(c)(i), neither the Company nor any of its Subsidiaries has received notice of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has the Company or any of its Subsidiaries received any written notices from any taxing authority relating to any issue which could affect the Tax liability of the Company or any of its Subsidiaries.

       (ii) Except as set forth on Schedule 3.13(c)(ii), neither the Company nor any of its Subsidiaries (A) has, as of the Closing Date, entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company and (B) is, as of the Closing Date, currently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency.

       (iii) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return, other than the consolidated, unified or combined Returns of the Company's Subsidiaries filed with other Subsidiaries of the Company and/or the Company, provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

       (iv) All Taxes which either the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

       (v) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

       (vi) There are no tax sharing, allocation, indemnification or similar agreements in effect as between (A) the Company or any predecessor, Subsidiary or other affiliate thereof and (B) any other party under which FACO, the Company or any of the Company's Subsidiaries could be liable for any Taxes or other claims of any party.

       (vii) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

       (viii) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

       (ix) No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Returns that the Company or any of its assets are or may be subject to taxation by that jurisdiction.

       (x) The Company is not a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

   3.14 Insurance. Set forth on Schedule 3.14 is a complete list of insurance policies which the Company and its Subsidiaries maintain with respect to their respective businesses, properties and employees. Such policies are in full force and effect. None of such policies is the subject of any notice of termination. There are no circumstances that would give rise to any cancellation or termination of any such policies based on any default, breach or other action or omission of the Company, its Subsidiaries or any of their respective officers, directors and employees. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are consistent with customary industry practices in the respective industries in which the Company and each Subsidiary thereof is engaged.

   3.15 Intellectual Properties.

   (a) Schedule 3.15(a) is an accurate and complete list of all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, Internet domain names and URLs, corporate and business names, trade names, brand names and material computer software programs developed or owned by the Company and/or its Subsidiaries. To the extent indicated on such Schedule, the Intellectual Property listed (or required to be listed) on Schedule 3.15(a) has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect as of the Closing Date. Copies of all items of Company Intellectual Property listed (or required to be listed) on Schedule 3.15(a) that have been reduced to writing or other tangible form have been made available by the Company to FACO and its counsel (including true and complete copies of all related licenses, and amendments and modifications thereto) (excluding, however, source code, which is highly confidential and proprietary).

   (b) Except (i) as set forth in Schedule 3.15(b), (ii) for agreements (including purchase orders, sales agreements and license agreements) entered into in the ordinary course of business between the Company, or a Subsidiary thereof, and customers of the Company and its Subsidiaries and (iii) for licenses related to "off the shelf" or other software widely available through regular commercial distribution channels on generally standard terms and conditions, neither the Company nor any of its Subsidiaries is a party to any license or agreement, whether as licensor, licensee, or otherwise with respect to any Intellectual Property. Except as set forth in Schedule 3.15(b), to the extent any Intellectual Property is used under license in the business of the Company and/or any of its Subsidiaries, no notice of a material default has been sent or received by the Company or any of its Subsidiaries under any such license which remains uncured and the execution, delivery or performance of the Company's obligations hereunder will not result in such a default. Each license agreement to which the Company or any of its Subsidiaries is a party is a legal, valid and binding obligation of the Company and/or its Subsidiaries and, to the best knowledge, information and belief of the Company, each of the other parties thereto, enforceable by the Company and/or its Subsidiaries in accordance with the terms thereof.

   (c) Except as set forth in Schedule 3.15(c), the Company and/or its Subsidiaries owns or is licensed to use, all of the material Company Intellectual Property (including all of the Intellectual Property set forth (or required to be set forth) in Schedule 3.15(a)), free and clear of any liens, security interest, charges, encumbrances and other adverse claims, without obligation to pay any royalty or any other fees with respect thereto. Neither the Company's or any of its Subsidiaries' use of the Company Intellectual Property developed or owned by the Company or any of its Subsidiaries and, to the best knowledge, information and belief of the Company, all other Company Intellectual Property, nor the operation of the Company's or any of its Subsidiaries' business, as presently used and operated violates, infringes, misappropriates or misuses any intellectual property rights of any third party. Except as set forth in Schedule 3.15(c), no Company Intellectual Property has been cancelled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid. Except as set forth in
Schedule 3.15(c), the Company and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations identified (or required to be identified) in Schedule 3.15(a).

   (d) Except as set forth in Schedule 3.15(d), neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party challenging the right of the Company or any of its Subsidiaries to use any of the Company Intellectual Property. The Company Intellectual Property listed (or required to be listed) on Schedules 3.15(a) and 3.15(b) constitutes all the Intellectual Property necessary to operate the business of the Company and its Subsidiaries as of the date of this Agreement, as of the Closing Date and thereafter, in the manner in which it is presently operated, except for licenses related to "off the shelf" or other software widely available through regular commercial distribution channels on generally standard terms and conditions.

   (e) Except as set forth in Schedule 3.15(e), neither the Company nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company or any of its Subsidiaries) of its rights to, or in connection with any Intellectual Property, which claim is still pending. Except as set forth in Schedule 3.15(e), neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, sales agreements, strategic alliance agreements, license agreements or any agreements with end users or customers, in each case arising in the ordinary course of business.

   (f) Except as set forth in Schedule 3.15(f), to the best knowledge, information and belief of the Company, there is no pending or threatened claim by any third party of a violation, infringement, misuse or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Company Intellectual Property. To the best knowledge, information and belief of the Company, neither the Company nor any of its Subsidiaries knows of any valid basis for any such claims.

   (g) Except as set forth in Schedule 3.15(g), there are no interferences or other contested proceedings, either pending or, to the best knowledge, information and belief of the Company, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any governmental authority (foreign or domestic) relating to any pending application with respect to the Company Intellectual Property identified (or required to be identified) on Schedule 3.15(a).

   (h) Except as set forth on Schedule 3.15(h), the Company and its Subsidiaries have secured valid written assignments ("Employee Assignments") from all consultants and employees who contributed to the creation or development of Company Intellectual Property developed by or on behalf of the Company or any of its Subsidiaries of the rights to such contributions that the Company or its Subsidiaries do not already own by operation of law.

   (i) The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes. To the best knowledge, information and belief of the Company, neither the Company nor any of its Subsidiaries has breached any agreements of non-disclosure or confidentiality.

   (j) Except as set forth on Schedule 3.15(j), no Year 2000 Issues exist with respect to any of the computer and telecommunications software and hardware, including source and object code, necessary to carry on the Company's business substantially as currently conducted. Except as set forth on Schedule 3.15(j), to the best knowledge, information and belief of the Company, none of the Company's significant (individually or in the aggregate) suppliers, significant (individually or in the aggregate) customers and those other Persons with which (individually or in the aggregate) it conducts significant business are unable to identify and resolve their own Year 2000 Issues, except where the inability of such suppliers, customers and other Persons to identify and resolve their own Year 2000 Issues would not have a Material Adverse Effect on the Company.

   (k) With respect to all material software developed by the Company for use in its business and either (i) distributed to any customer or other end user or
(ii) used to provide services to any customer or other end user (collectively, "Distributed Company Software"), the Company has taken commercially reasonable efforts consistent with standard practice in the industry to document the use, maintenance and operation of the Distributed Company Software for use in its business as currently conducted. The Company has made commercially reasonable efforts consistent with standard practice in the industry to ensure that the Distributed Company Software as currently distributed performs in accordance with the specifications for that software. As currently conducted, the operation of the business of the Company includes a reasonable effort consistent with standard practice in the industry to protect Distributed Software, before distribution, against viruses, trojan horses and other unauthorized malicious code.

   (l) Except as set forth on Schedule 3.15(l), neither the Company nor any of its Subsidiaries has entered into any agreements, understandings or other arrangements with any Principal Stockholder concerning any portion of the Company Intellectual Property.

   3.16 Compliance with Laws. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company.

   3.17 Governmental Licenses. Each of the Company and its Subsidiaries has all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and have made all registrations and or filings with, all Governmental Entities (the "Licenses") necessary to own, lease and operate its properties and to enable it to carry on its respective business as presently conducted, except where the failure to have such Licenses would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Licenses held by the Company and each of its Subsidiaries, are in full force and effect, except where the failure of such Licenses to be in full force and effect would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice of any proceeding for suspension or revocation of, or similar proceedings with respect to, any such License. No jurisdiction has demanded or requested that the Company or any of its Subsidiaries qualify or become licensed as a foreign corporation.

   3.18 Labor Matters.

   (a) Each of the Company and its Subsidiaries is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

   (b) No unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board and, to the best knowledge, information and belief of the Company, no unfair labor practice complaint is threatened or pending against the Company before the National Labor Relations Board.

   (c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge, information and belief of the Company, threatened against or involving the Company or any of its Subsidiaries.

   (d) No union representation question exists respecting the employees of the Company or any of its Subsidiaries.

   (e) No grievance which would reasonably be expected to have a Material Adverse Effect upon the Company, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted.

   (f) No collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

   (g) There has been no, and will not be any, "layoff" or "plant closing" as defined by the Worker Adjustment Retraining and Notification Act during the 90 days prior to the Closing Date.

   3.19 Employee Benefit Plans.

   (a) List of Plans. Set forth in Schedule 3.19(a) is an accurate and complete list of all (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" ("VEBAs"), under Section 501(c)(9) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.19, any predecessors to the Company or any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of the Company or any Subsidiary being or having been a general partner of any such employer), since November 1, 1992 ("Employee Benefit Plans").

   (b) Status of Plans. Except as set forth on Schedule 3.19(b) with respect only to remedial amendments pursuant to the Code, each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including ERISA and the Code, and has at all times been maintained and operated in material compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred since November 1, 1992, or is expected to occur. Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. No condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

   (c) No Pension Plans. No Employee Benefit Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

   (d) Liabilities. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent such noncompliance would not result in material liability, and neither the Company nor any of its Subsidiaries is subject to any material liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan which is such a group health plan is a "multiple employer welfare arrangement," within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of
Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

   Except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any similar applicable state law, and except as set forth on Schedule 3.19(d), neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Company nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. Neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the best knowledge, information and belief of the Company, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

   Neither the Company nor any of its Subsidiaries has incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and, to the best knowledge, information and belief of the Company, no event has occurred and no condition or circumstance has existed that could give rise to any such material liability.

   There are no actions, suits, claims or disputes pending, or, to the best knowledge and belief of the Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

   (e) Contributions. Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Company and its Subsidiaries no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

   (f) Tax Qualification. Except as set forth on Schedule 3.19(f) with respect only to any applications to the IRS for determination letters which the Company has made or will make prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letters, each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the Internal Revenue Service (the "IRS"), and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the IRS or such Employee Benefit Plan has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

   (g) Transactions. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the best knowledge and belief of the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject the Company or any of its Subsidiaries to a material tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

   (h) Triggering Events. Except as set forth on Schedule 3.19(h), the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in
Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries, other than with respect to the termination of any 401(k), profit sharing plan or other qualified plan of the Company. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

   (i) Documents. The Company has delivered or made available to FACO and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications;
(iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all contracts and agreements relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

   3.20 Interests in Clients, Suppliers, Etc. Except as set forth on Schedule 3.20, no officer, director, affiliate or, to the best knowledge, information and belief of the Company, employee of the Company or any of its Subsidiaries either (a) is or (b) possesses, directly or indirectly, any financial interest in or (c) is a director, officer or employee of, any Person which is, a client of, supplier to, customer of, lessor to, lessee of or competitor or potential competitor of the Company or any of its Subsidiaries. Except as set forth on
Schedule 3.20, neither the Company nor any of its Subsidiaries is a party to any transaction agreement, arrangement or understanding with any affiliate, officer, director or employee of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.20.

   Except as set forth on Schedule 3.20 or in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries or bonuses or in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

   3.21 No Changes Since Balance Sheet Date. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, on Schedule 3.21 or as expressly permitted or contemplated by this Agreement, since the Company Balance Sheet Date neither the Company nor any of its Subsidiaries has
(a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business,
(b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens), (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (d) made any capital expenditure or commitment therefor, except in the ordinary course of business, (e) made any distribution to its shareholders or declared or paid any dividend or made any distribution on any shares of its capital stock (f) redeemed, purchased or otherwise acquired any shares of its capital stock, (g) granted or issued any option, warrant or other right to purchase or acquire any shares of its capital stock, (h) made any bonus or profit sharing distribution or payment of any kind, (i) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any Person, (j) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole, (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business,
(l) canceled or waived any claims or rights of material value, (m) made any change in any method of accounting or auditing practice, (n) otherwise conducted its business or entered into any material transaction, except in the ordinary course of business or (o) agreed, whether or not in writing, to do any of the foregoing.

   3.22 Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or expired, (ii) the shareholders of the Company approve the Merger and (iii) the Merger Documents are accepted for filing with the Delaware Secretary of State, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries,
(c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than the filing of the Registration Statement with the SEC and the Prospectus/Proxy Statement with the NYSE and the NASD or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which either the Company or any of its Subsidiaries is a party, or by which either the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, other than, in the case of clauses (b), (c) and (d) above, any violations, breaches, conflicts, defaults and liens which, and filings, permits, consents, approvals and notices the absence of which, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

   3.23 Pooling of Interests. Neither the Company nor any of its Subsidiaries or, to the best knowledge, information and belief of the Company, any of their respective directors, officers or shareholders has taken any action, nor to the best knowledge, information and belief of the Company does any fact or circumstance exist, which would interfere with FACO's ability to account for the Merger as a pooling of interests under the Pooling Rules; provided, however, that if FACO waives the condition precedent to closing contained in
Section 6.2(g), the representations and warranties contained in this Section
3.23 shall terminate and have no further effect.

   3.24 Disclosure. None of this Agreement and the Schedules, Exhibits and certificates attached hereto or delivered by the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Company which is reasonably likely to have a Material Adverse Effect on the Company and which has not been disclosed in a Schedule, Exhibit or certificate attached or provided hereto.

   3.25 Broker's or Finder's Fees. Except as set forth on Schedule 3.25, no agent, broker, person or firm acting on behalf of the Company or any of its Subsidiaries is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

   3.26 Copies of Documents. The Company has caused to be made available for inspection by FACO and its advisers, to the extent requested by FACO, true, complete and correct copies of all documents referred to in this Section 3 or in any Schedule or Exhibit attached hereto.

   3.27 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company and its Subsidiaries for inclusion in the Registration Statement pursuant to which the FACO Common Shares to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or any of its Subsidiaries for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading, with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform FACO.

   3.28 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, Chase Securities, Inc., in customary form and substance that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

   3.29 Vote Required. The affirmative vote of the holders of a majority of the voting shares of the Company outstanding on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transaction contemplated hereby, including the Merger.

   3.30 Board Approval. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (a) approved this Agreement and the Merger, (b) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders and (c) recommended that the shareholders of the Company approve this Agreement and the Merger.

   3.31 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of the Company's and its Subsidiaries', taken as a whole, gross revenues during the 12 month period preceding the date hereof has indicated to either the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, buying services or products of the Company and its Subsidiaries, or has at any time on or after December 31, 1999 decreased materially its usage of the services or products of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.31, as of the date hereof, no material supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company.

   3.32 Affiliates. Schedule 3.32 sets forth those officers, directors, employees and agents of the Company and its Subsidiaries who, and other persons who to the best knowledge, information and belief of the Company, as of the date hereof may be deemed "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145").

                                   SECTION 4
               REPRESENTATIONS AND WARRANTIES OF FACO AND FACOSUB

   Each of FACO and FACOSUB represents, warrants and agrees in favor of the Company as follows:

   4.1 Existence and Good Standing; Power and Authority. FACO is a corporation duly organized, validly existing and in good standing under the laws of the State of California. FACOSUB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of FACO and FACOSUB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of FACO and FACOSUB is duly qualified or licensed to conduct its respective business, and is in good standing, in each jurisdiction in which the character or location of the respective property owned, leased or operated by it or the nature of the respective business conducted by it makes such qualification or licensing necessary (except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on FACO or FACOSUB). Each of FACO and FACOSUB has the corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement
(i) has been duly authorized and approved by all required corporate action of FACO and FACOSUB, (ii) has been duly executed and delivered by each of FACO and FACOSUB and (iii) constitutes the legal, valid and binding obligation of FACO and FACOSUB enforceable against FACO and FACOSUB in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

   4.2 Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or expired, (ii) the Registration Statement has been filed and declared effective, (iii) the shareholders of the Company approve the Merger,
(iv) the Merger Documents are accepted for filing with the Secretary of State of Delaware and (v) the Proxy Statement/Prospectus is delivered to the Shareholders at least twenty (20) Business Days prior to the Company Shareholders Meeting, the execution and delivery of this Agreement by FACO and FACOSUB and the consummation of the transactions contemplated hereby will not (a) violate any provision of the articles or certificate of incorporation or by-laws of either FACO or FACOSUB, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to either FACO or FACOSUB, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, authority, other than the filing of the Prospectus/Proxy Statement with the NYSE and the NASD or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of either FACO or FACOSUB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which either FACO or FACOSUB is a party, or by which they or any of their properties or assets may be bound, other than, in the case of clauses (b), (c) and (d) above, any violations, breaches, conflicts, defaults and liens which, and filings, permits, consents, approvals and notices the absence of which, would not, individually or in the aggregate, have a Material Adverse Effect on FACO.

   4.3 Broker's or Finder's Fees. Except as set forth on Schedule 4.3, no agent, broker, person or firm acting on behalf of FACO, FACOSUB or any of their respective Subsidiaries is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

   4.4 FACO Common Shares. The FACO Common Shares to be delivered in connection with the Merger and, subject to Section 2.5, the FACO Common Shares to be issued upon the exercise of New Stock Rights (a) have been authorized, (b) when delivered, will be validly issued, fully paid, nonassessable and registered pursuant to an effective registration statement under the Securities Act, (c) will be issued in compliance with all federal and state securities laws and (d) will be listed for trading with the NYSE.

   4.5 Capitalization. The authorized capital stock of FACO is 180,000,000 common shares, par value $1.00, of which 63,968,403 were issued and outstanding as of January 26, 2001 and 500,000 shares of Series A Junior Participating Preferred Shares, par value $1.00, none of which are issued and outstanding. All such outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except for options granted under FACO's 1996 Employee Stock Option Plan and the 1997 Directors Stock Plan, and except as set forth on Schedule 4.5 or in the FACO SEC Reports, there are no outstanding material options, warrants, calls, commitments, rights of exchange, convertible securities or other securities or rights, plans or other agreements of any character issued, granted or entered into by FACO which entitle the holder thereof or any other party thereto to purchase or acquire FACO Common Shares, any other securities of FACO or any equity interest in FACO or its business, and no such rights will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. Except as set forth on
Schedule 4.5, no Person has any demand or piggyback registration rights in respect of their FACO Common Shares.

   4.6 SEC Reports and Financial Statements. Except with respect to any information supplied by the Company or any of its Subsidiaries for inclusion therein, each form, report, schedule, registration statement, definitive proxy statement filed by FACO with the SEC on or after October 11, 1996 (as such documents have been amended prior to the date hereof, the "FACO SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and, since the first date on which FACO Common Shares were listed for trading on the NYSE, the rules of the NYSE. FACO has made available to the Company accurate and complete copies of all FACO SEC Reports filed by the Company since October 11, 1996. Except with respect to any information supplied by the Company or any of its Subsidiaries for inclusion therein, none of the FACO SEC Reports, as of their respective dates, contained any untrue statement of material fact or failed to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FACO and its Subsidiaries included in such FACO SEC Reports complied as to form in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with US GAAP as in effect as of such dates (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to normal, year-end adjustments, the consolidated financial position of FACO and its Subsidiaries as of the dates thereof and neither FACO nor any of its Subsidiaries has incurred any material liabilities and obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature except material liabilities, obligations and contingencies
(a) which are reflected in the consolidated balance sheet of FACO and its Subsidiaries at December 31, 1999, (b) which (i) were incurred in the ordinary course of business after December 31, 1999 or (ii) are disclosed in the FACO SEC Reports filed after December 31, 1999, (c) which are not required to be recorded as a liability under US GAAP or disclosed in notes to financial statements or (d) which individually or in the aggregate are not expected to have a Material Adverse Effect on FACO. Since December 31, 1999, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of FACO or any of its Subsidiaries except changes resulting from changes in accounting pronouncements of the Financial Accounting Standards Boards, changes in applicable laws or rules or regulations thereunder or changes disclosed in the FACO SEC Reports.

   4.7 Litigation. Except as disclosed in the FACO SEC Reports, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of FACO any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of FACO, threatened, against or impacting FACO, any of its Subsidiaries or any of its or their properties or rights which could materially and adversely affect the right and ability of FACO and its Subsidiaries, taken as a whole, to carry on its business as now conducted or which could have a Material Adverse Effect on FACO. Neither FACO nor its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on FACO.

   4.8 Compliance with Laws. Except as set forth on Schedule 4.8, FACO and its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on FACO.

   4.9 Disclosure. None of this Agreement, any Schedule, Exhibit or certificate attached hereto or delivered by FACO or FACOSUB pursuant to this Agreement contains any untrue statement by FACO or FACOSUB of a material fact, or omits any statement of a material fact necessary in order to make the statements of FACO or FACOSUB contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to FACO which is reasonably likely to have a Material Adverse Effect on FACO.

   4.10 Tax Matters. Prior to the Merger, FACO will be in control of FACOSUB within the meaning of Section 368(c) of the Code. FACO has no plan or intention to reacquire any of the FACO Common Shares issued in connection with the Merger. FACO has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation or to sell or otherwise dispose of the capital stock of the Surviving Corporation, except for transfers of shares of the Surviving Corporation to corporations controlled by FACO. The Surviving Corporation will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

   4.11 Board Approval. The Boards of Directors of FACO and FACOSUB, respectively (each at a meeting duly called and held or by written consent in lieu of such meeting) has approved this Agreement and the Merger.

   4.12 Restrictive Documents. Neither FACO nor any of its Subsidiaries (including FACOSUB) is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, order, law, rule, ordinance, regulation, judgment or decree, or any other restriction of any kind or character, which, by its own operation, and not by the breach or violation, as the case may be, thereof, (a) would materially restrict the ability of FACO and its Subsidiaries, taken as a whole, to acquire any property or conduct business in any area or (b) has or would reasonably be expected to have a Material Adverse Effect on FACO.

   4.13 Pooling of Interests. Neither FACO nor any of its Subsidiaries or, to the best knowledge, information, and belief of FACO, any of their respective directors, officers or shareholders have taken any action, and to the best knowledge, information and belief of FACO no facts or circumstances exist, which would interfere with FACO's ability to account for the Merger as a pooling of interests under the Pooling Rules; provided, however, that if FACO waives the condition precedent to closing contained in Section 6.2(g), the representations and warranties contained in this Section 4.13 shall terminate and have no further effect.

   4.14 Registration Statement; Proxy Statement/Prospectus. Except with respect to any information supplied by the Company or any of its Subsidiaries, the information included by FACO in the Registration Statement pursuant to which the FACO Common Shares to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto and documents incorporated therein by reference) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except with respect to any information supplied by the Company or any of its Subsidiaries, the information included by FACO or any of its Subsidiaries in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company, at the time of the Company Shareholder Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make statements made therein, in light of the circumstances under which they are made, not false or misleading in any material respect.

   4.15 Ownership of FACOSUB; No Prior Activities. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements contemplated by this Agreement, FACOSUB has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

                                   SECTION 5
                    TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

   5.1 Conduct of the Business of the Company Prior to Closing. During the period from the date of this Agreement to the Effective Time, the Company shall and shall cause its Subsidiaries to: (x) conduct their respective operations only according to the ordinary and usual course of business, accurately maintain their corporate books and records in the manner required by the Delaware Code and any other applicable law, maintain their accounting and other financial records in accordance with applicable accounting requirements, published rules and regulations of the SEC with respect thereto, and US GAAP, and use reasonable efforts to preserve intact their business organizations, keep available the services of their officers and employees (without having any obligation to provide retention packages) and maintain existing relationships with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with them; (y) confer with FACO concerning operational matters of a material nature (including the cancellation or waiver of any claim or right in excess of $50,000) and (z) report periodically to FACO concerning the business, operations and finances of the Company and its Subsidiaries. Notwithstanding the immediately preceding sentence, prior to the Effective Time, except as may be first approved in writing by FACO, except for the Authorized Actions or as is otherwise permitted or required by this Agreement, the Company shall and the Company shall cause each of its Subsidiaries to: (a) refrain from amending or modifying their respective articles of incorporation, certificates of incorporation and by-laws from their respective forms on the date of this Agreement, (b) refrain from paying any bonuses (except only to the extent that the Company or any of its Subsidiaries has expressly agreed and is bound as of the date of this Agreement to pay such bonuses) and increasing any salaries or other compensation to any director, officer, employee or stockholder and entering into any employment, severance, or similar agreement with any director, officer, or employee, (c) refrain from adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of their respective, directors, officers or employees, except as required by applicable law, (d) refrain from entering into any contract or commitment except contracts and commitments in the ordinary course of business, (e) refrain from increasing their indebtedness for borrowed money, except borrowings in the ordinary course of business under existing lines of credit, provided that such borrowings shall not exceed the maximum commitment under each such existing line of credit, (f) refrain from canceling or waiving any claim or right of substantial value which individually or in the aggregate is material, (g) refrain from declaring or paying any dividends in respect of their respective capital stock or redeeming, purchasing or otherwise acquiring any of their respective securities, (h) refrain from making any material change in accounting methods or practices, except as required by law or US GAAP,
(i) refrain from selling any shares of capital stock or any other securities, as the case may be, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of their respective capital stock or any other securities, or making any other changes in their respective capital structures, except such issuances or sales of securities which either the Company or any of its Subsidiaries is already obligated to make as of the date of this Agreement and which are disclosed to FACO, (j) refrain from selling, leasing or otherwise disposing of any asset or property other than in the ordinary course of business, (k) refrain from making any capital expenditure or commitment therefor, except in the ordinary course of business, (l) refrain from writing off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material, (m) refrain from taking any action which would interfere with FACO's ability to account for the Merger as a pooling of interests, (n) to the extent not included in clauses (a) through (m) above, refrain from taking any of the actions described in Section 3.21 and (o) refrain from agreeing to do any of the foregoing.

   5.2 Review of the Company; Confidentiality.

   (a) FACO may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of the Company and its Subsidiaries and their financial and legal condition to the extent FACO deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Company in this Agreement or the remedies of FACO for breaches of those representations and warranties. The Company shall, and shall cause the Subsidiaries of the Company to, permit FACO and its representatives to have, after the date of execution of this Agreement, reasonable access, during normal business hours and upon reasonable advance notice, to the premises, to the officers, employees and to all the books and records of the Company and its Subsidiaries and to cause the officers of the Company and its Subsidiaries to furnish FACO with such financial and operating data and other information with respect to the business and properties of the Company as FACO shall from time to time reasonably request.

   (b) In the event of termination of this Agreement, FACO shall keep confidential any material information obtained from the Company and its Subsidiaries concerning the Company's and its Subsidiaries' properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of the Company, shall return to the Company and its Subsidiaries or destroy all copies of any schedules, statements, documents, source codes, object codes, programs and flowcharts or other written information obtained in connection therewith, including, but not limited to, any materials prepared by FACO or its representatives (except for work product encompassed by the attorney-client privilege) containing any such confidential information, except to the extent that such materials contain information confidential to FACO, in which case such materials shall not be returned, but destroyed. Each of the Company and FACO shall deliver or cause to be delivered to the other such additional instruments, documents and certificates as the other may reasonably request for the purpose of

(i) verifying the information set forth in this Agreement and on any Schedule or Exhibit attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement.

   (c) In the event of termination of this Agreement, the Company shall keep confidential any material information obtained from FACO and its Subsidiaries concerning the FACO's and its Subsidiaries' properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of FACO, shall return to FACO and its Subsidiaries or destroy all copies of any schedules, statements, documents or other written information obtained in connection therewith, including any materials prepared by the Company or its representatives (except for work product encompassed by the attorney-client privilege) containing any such confidential information, except to the extent that such materials contain information confidential to the Company, in which case such materials shall not be returned, but destroyed. In the event of termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect.

   5.3 Exclusive Dealing. The Company shall not, and shall not permit any of its Subsidiaries to, and the Company and its Subsidiaries shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company or any of its Subsidiaries to, solicit, initiate, knowingly encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action that would reasonably be expected to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. The Company shall promptly (and in no event later than one (1) Business Day after obtaining knowledge thereof) advise FACO orally and in writing of any Takeover Proposal or any inquiries or discussions with respect thereto and shall promptly, but in any event within two (2) Business Days of receipt, furnish to FACO a copy of any such written proposal or a written summary of any such oral proposal. Neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to FACO the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Company (or any officer of the Company acting solely at the instruction of the Board of Directors of the Company) from (i) furnishing information to or entering into discussions or negotiations with any unsolicited Person or taking any other action if and only to the extent that the Board of Directors of the Company shall have determined in good faith, that such action is required in the exercise of its fiduciary duties, based upon the advice of its outside counsel confirmed in writing by such outside counsel or (ii) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

   5.4 Best Efforts. Until such time as this Agreement is terminated pursuant to Section 9.1, each of the Company, FACO and FACOSUB shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including their respective best efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company, FACO and FACOSUB as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger; provided, however, that in order to obtain any such consent, approval or authorization no (a) loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, (b) contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company, FACO or FACOSUB and (c) Party shall, and no Party shall be required to, commit to any divestiture transaction, agree to sell or hold separate or agree to license to such Party's competitors, before or after the Effective Time, any of FACO's, the Company's or their respective Subsidiaries' businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets.

                                   SECTION 6
                         CONDITIONS PRECEDENT TO MERGER

   6.1 Conditions Precedent to Obligations of FACO, FACOSUB and the
Company. The respective obligations of FACO and FACOSUB, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

   (a) Approval of Company's Shareholders. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with applicable law and the Company's certificate of incorporation and by-laws;

   (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

   (c) Statutes; Governmental Approvals. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger; all governmental and other consents and approvals, if any, disclosed on any Schedule attached hereto or necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received;

   (d) No Litigation. No temporary or preliminary or permanent injunction or other order issued by a court or other government body or by any public authority to restrain or prohibit or restraining or prohibiting the consummation of the Merger shall be in effect;

   (e) Securities Matters. The SEC shall have declared effective the Registration Statement. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto; and

   (f) Listing. The FACO Common Shares to be delivered shall have been listed with the NYSE, subject only to official notice of issuance.

   6.2 Conditions Precedent to Obligations of FACO and FACOSUB. The obligations of FACO and FACOSUB to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

   (a) Truth of Representations and Warranties. The representations and warranties of the Company contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date), and the Company shall have delivered to FACO a certificate from the Chief Executive Officer of the Company, dated the Closing Date to such effect;

   (b) Performance of Agreements. All of the agreements of the Company to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects as of the Closing Date, and the Company shall have delivered to FACO a certificate from the Chief Executive Officer of the Company, dated the Closing Date, to such effect;

   (c) Good Standing and Other Certificates. As of the Closing Date, the Company shall have delivered to FACO (i) copies of the Company's certificate of incorporation including all amendments thereto, certified by the Secretary of State of Delaware, (ii) a certificate from the Secretary of State or other appropriate official of the Company's jurisdiction of incorporation to the effect that the Company is in good standing in such jurisdiction and listing all charter documents of the Company on file, (iii) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State and (iv) a copy of the by-laws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date;

   (d) No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall have been no Material Adverse Effect on the Company, and there shall not have occurred any change or development that FACO can demonstrate has a probability of having a Material Adverse Effect on the Company;

   (e) Proceedings. As of the Closing Date, the Company shall have delivered to FACO certified copies of resolutions duly adopted by the Company's Board of Directors and shareholders, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as are necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all other instruments, consents, waivers, approvals, endorsements and documents referred to hereunder or otherwise necessary to enable the Merger to be consummated as provided in this Agreement, shall have occurred or been obtained, as the case may be, and be reasonable in form and substance;

   (f) Affiliates. As of the date immediately preceding the date that the Registration Statement is filed, FACO shall have received from each person that is deemed an "affiliate" of the Company under Rule 145 on the date immediately preceding the date of the filing of the Registration Statement written agreements substantially in the form attached hereto as Exhibit D (each such agreement, an "Affiliate Agreement") and Exhibit E (each such agreement, a "Pooling Agreement"), and, in the event that any other Person becomes an affiliate of the Company thereafter, an Affiliate Agreement and a Pooling Agreement from such Person, and each such Affiliate Agreement and Pooling Agreement shall remain in full force and effect;

   (g) Letters from Accountants. As of the Closing Date and as of the date the Registration Statement is declared effective by the SEC, FACO shall have received a letter or letters from PriceWaterhouseCoopers LLP, as independent auditors of FACO and the Company, in a form reasonably acceptable to FACO, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement; and

   (h) Termination of Plans. Any 401(k), profit sharing plan or other qualified plan of the Company shall have been terminated; provided, however, that FACO shall have provided the opportunity for participants in such plans of the Company who are to be employed by FACO or the Surviving Corporation following the Effective Time to "roll over" their account balances into FACO's 401(k) plan. The Employee Stock Purchase Plan shall have been terminated.

   (i) Employee Benefit Plans. The Company shall have filed annual reports on IRS Form 5500 with respect to all Employee Benefit Plans for which such reports are required to be filed for each plan year for which such annual reports are due, and the Company shall have paid any applicable penalties with respect to the Company's failure to timely file such annual reports. The Company shall have furnished FACO with copies of all such annual reports and evidence reasonably acceptable to FACO of the filing thereof. The Company shall have prepared a summary plan description, as required by ERISA, and furnished to applicable plan participants a copy thereof, for each Employee Benefit Plan for which no summary plan description has previously been prepared and furnished to plan participants. The Company shall have furnished to FACO copies of each such summary plan description.

   6.3 Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

   (a) Opinion of Counsel. The Company shall have received a written opinion from Brobeck, Phleger & Harrison LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (it being agreed that in rendering such opinion, Brobeck, Phleger & Harrison LLP shall be entitled to rely on representations made by FACO, FACOSUB and the Company as to certain matters relating to the qualification of the Merger as a reorganization under Section 368(a) of the Code);

   (b) Good Standing Certificate. As of the Closing Date FACO and FACOSUB shall have delivered to the Company (i) copies of the articles of incorporation and certificate of incorporation of FACO and FACOSUB, respectively, including all amendments thereto, certified by the Secretary of State of the State of California and the Secretary of State of Delaware, respectively and (ii) a certificate from the Secretary of State of the State of California and the Secretary of State of Delaware to the effect that FACO and FACOSUB, respectively, is in good standing in such State, and listing all charter documents of FACO and FACOSUB on file;

   (c) Truth of Representations and Warranties. The representations and warranties of FACO and FACOSUB contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date), and FACO and FACOSUB shall have delivered to the Company a certificate from the President of FACO and FACOSUB, respectively, dated the Closing Date, to such effect;

   (d) Performance of Agreements. All of the agreements of FACO and FACOSUB to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and FACO and FACOSUB shall have delivered to the Company a certificate, dated the Closing Date, to such effect;

   (e) Proceedings. As of the Closing Date, FACO and FACOSUB shall have delivered to the Company certified copies of resolutions duly adopted by their respective Boards of Directors and, with respect to FACOSUB, its sole shareholder, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as are necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all other instruments, consents, waivers, approvals, endorsements and documents referred to hereunder or otherwise necessary to enable the Merger to be consummated as provided in this Agreement, shall have occurred or been obtained, as the case may be, and be reasonable in form and substance;

   (f) No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall have been no Material Adverse Effect on FACO and there shall not have occurred any change or development that the Company can demonstrate has a probability of having a Material Adverse Effect on FACO; and

   (g) Fairness Opinion. The Company shall have received an opinion in customary form and substance from Chase Securities, Inc., its financial advisor, dated as of the date of the mailing of the Proxy Statement/Prospectus, confirming the opinion referred to in Section 3.28.

                                   SECTION 7
                    COVENANTS RELATING TO SECURITIES MATTERS

   7.1 Proxy Statement/Prospectus; Registration Statement.

   (a) As soon as practicable following the date of this Agreement, FACO and the Company shall jointly prepare and FACO shall file with the SEC, a registration statement on Form S-4 under the Securities Act (the "Registration Statement"), which will include a proxy statement/prospectus (the "Proxy Statement/Prospectus") describing, among other things, the transactions contemplated by this Agreement. FACO and the Company shall also take any action (other than, with respect to FACO and the Company, qualifying to do business in any jurisdiction in which they are not now so qualified and, with respect to FACO, accounting for the Merger as a

"purchase") required to be taken under state blue sky or securities laws in connection with the issuance of FACO Common Shares necessary to fulfill the transaction contemplated by this Agreement. FACO and the Company shall each furnish the other all information concerning FACO and the Company and all such other information required for use in the Proxy Statement/Prospectus and each of FACO and the Company shall take such other action as the other may reasonably request in connection with the preparation of the Proxy Statement/Prospectus. FACO shall use all commercially reasonable efforts to have or to cause the Registration Statement to become effective as promptly as practicable (except that FACO shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective) and shall take all action required under applicable federal or state securities laws in connection with the issuance of FACO Common Shares in the Merger (other than qualifying to do business in any jurisdiction in which FACO is not now so qualified).

   (b) If at any time prior to the Effective Time any event with respect to FACO or the Company or their respective Subsidiaries shall occur which is required at that time to be described in the Proxy Statement/Prospectus, the Party with respect to whom the event occurs shall promptly notify the other Parties, and to the extent required by law, FACO will promptly file an amendment or supplement with the SEC and disseminate such amendment to the Company shareholders.

   7.2 Listing. FACO shall prepare and submit to the NYSE a listing application covering the FACO Common Shares to be issued in the Merger, and shall use its best efforts to cause such shares to be approved for listing and trading on the NYSE prior to the Effective Time, subject to official notice of issuance. Such listing application shall be submitted to the NYSE promptly following the filing of the Registration Statement with the SEC.

                                   SECTION 8
                                OTHER COVENANTS

   8.1 Shareholder Approval. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

   (a) promptly furnish a copy of the Proxy Statement/Prospectus to each of its shareholders after the Registration Statement has become effective with the SEC;

   (b) promptly and duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such Company Shareholders Meeting; provided, however, that the Company Shareholders Meeting shall not be held on a day earlier than the day that is twenty (20) Business Days after the Proxy Statement/Prospectus has been delivered to the shareholders of the Company; and

   (c) use its reasonable best efforts to obtain the necessary approval of the Merger by its shareholders.

   8.2 HSR Act. FACO and the Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the FTC and the Antitrust Division, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each Party shall make all such further filings and submissions, and take such further action as may be required in connection therewith (except that no Party hereby commits to any divestiture transaction, agrees to sell or hold separate or agrees to license to such Party's competitors any of their or their respective Subsidiaries' businesses, product lines, properties or assets, or agrees to any changes or restrictions in the operation of such businesses, product lines, properties or assets), and shall furnish the other all information in its possession necessary therefor. FACO and the Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division or the FTC, and the Party receiving the request shall use its reasonable best efforts to comply with such request as soon as possible. Neither such Party shall withdraw any such filing or submission without the written consent of the other.

   8.3 Returns. Except as required by law, the Company shall not file, and shall cause its Subsidiaries to refrain from filing, any Returns with respect to the Company or such Subsidiary without the prior written consent of FACO.

   8.4 Directors and Officers Indemnification.

   (a) After the Effective Time, FACO will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's and its Subsidiaries' certificate of incorporation (or equivalent organizational documents) and bylaws or any indemnification agreement with the Company's and its Subsidiaries' officers and directors to which the Company and/or its Subsidiaries is a party, in each case in effect on the date hereof; provided that any indemnification of an officer, director, employee or agent of the Company or any of its Subsidiaries under this Section 8.4(a) shall, regardless of the identity of the Person providing such indemnification, be subject to all limitations imposed from time to time under laws applicable to the Company or such Subsidiary, as the case may be.

   (b) For six years after the Effective Time, FACO will cause the Surviving Corporation to use its best efforts to procure officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's and/or its Subsidiaries' officers' and directors' liability insurance policy on terms substantially similar to those of, and with a reputable insurance carrier comparable to the carrier providing, such policy in effect on the date hereof. If the Surviving Corporation is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

   (c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

   8.5 Pooling Accounting. Except to the extent that FACO determines otherwise in its sole discretion by written notice to the Company, FACO and the Company shall each use their respective best efforts to cause the business combination effected by the Merger to be accounted for as a pooling of interests. Each of the Company and FACO shall use its best efforts to cause "affiliates" (as defined in Section 6.2(f)) not to take any action that would adversely affect the ability of FACO to account for the business combination to be effected by the Merger as a pooling of interests.

   8.6 Affiliate Agreements. The Company shall provide FACO such information and documents as FACO shall reasonably request for purposes of reviewing the list of persons contained in Schedule 3.32 and the Company shall provide to FACO prior to the Closing a supplemental list including any additional persons who may be deemed "affiliates" of the Company within the meaning of Rule 145 and who are not otherwise included on Schedule 3.32. The Company shall use its best efforts to deliver or cause to be delivered to FACO, concurrently with the execution of this Agreement (and in each case prior to the filing of the Registration Statement) from each of the affiliates of the Company, an executed Affiliate Agreement and a Pooling Agreement. FACO and FACOSUB shall be entitled to place appropriate legends on the certificates evidencing any FACO Common Shares to be received by such affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for FACO Common Shares, consistent with the terms of such Affiliate Agreements.

   8.7 Confidentiality Agreement. The Parties agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby shall terminate as of the date hereof. The Parties further agree that the Confidentiality Agreement shall terminate as of the Effective Time.

   8.8 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of FACO and the Company shall take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and such other transactions.

   8.9 Employee Benefit Plans. At the Effective Time or following a reasonable transition period as set forth below, continuing employees of the Company ("Continuing Employees") shall be eligible to participate in those employee benefit plans maintained by FACO ("FACO Plans") for similarly situated employees of FACO (or in substantially similar programs), on the same terms applicable to similarly situated employees of FACO. Each Continuing Employee shall be given credit for any vacation time accrued, but unused, as of the day immediately preceding the Effective Time (or, if later, the time of the transition of such employee from an Employee Benefit Plan to a FACO Plan). Each Continuing Employee will be subject to FACO's sick leave policy and the number of sick days used by such Continuing Employee as of the day immediately preceding the Effective Time will be deducted from the total number of sick days available to such Continuing Employee under such policy. Notwithstanding the foregoing, in lieu of causing the Continuing Employees to participate in FACO Plans as provided in the first sentence of this Section, FACO may, in its sole discretion, as to any one or more of such benefits, cause the Continuing Employees to continue to participate in an Employee Benefit Plan providing the same benefits (other than rights with respect to the acquisition of stock of the Company) as are provided under the Employee Benefits Plans as of the date hereof for a reasonable transition period after the Effective Time. FACO will use commercially reasonable efforts to refrain from terminating the Company's
Section 125 plan during the plan year in which the Effective Time occurs. Each Continuing Employee shall be given credit, for purposes of any service requirement for participation or vesting (but not benefit accrual for purposes of any defined benefit pension plan), for his or her period of service with the Company prior to the Effective Time credited under a similar plan, if any, maintained by FACO, subject to appropriate break in service rules. Each such employee shall, with respect to any FACO Plans which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid in the plan during the calendar year in which the Effective Time occurs (or, if later, the time of the transition of such employee from an Employee Benefit Plan to a FACO Plan) under comparable plans or programs maintained by the Company prior to the Effective Time. Each Continuing Employee and eligible dependent who, at the Effective Time (or, if later, the time of the transition of such employee from a Employee Benefit Plan to a FACO Plan), was participating in an employee group health plan maintained by the Company shall not be excluded from FACO's employee group health plan or limited coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation to the extent such restriction or limitation did not apply to such Continuing Employee as of the Effective Time (or, if later, the time of transition of such employee from a Employee Benefit Plan to a FACO Plan) under the Company's group health plan.

   8.10 Company Opinion Letter. On or before the date the Registration Statement is filed, FACO shall provide the Company's counsel with a representation letter substantially in the form attached hereto as Exhibit F.

                                   SECTION 9
                                  TERMINATION

   9.1 Events of Termination. This Agreement may be terminated at any time prior to the Effective Time (a) by mutual written agreement of the Parties, (b) on or after the 180th day from the date hereof (or such later date as the Parties may have agreed to in writing) by FACO, by written notice to the Company, if the conditions set forth in Section 6.1 and Section 6.2 (with the exception of Section 6.2(g) which is provided for in subsection (j) below) hereof shall not have been complied with or performed in any material respect and neither FACO nor FACOSUB shall have materially breached any of their representations, warranties, covenants or agreements contained herein, (c) by FACO, by written notice to the Company, if the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to FACO or FACOSUB its approval or recommendation of the Merger, (d) on or after the 180th day from the date hereof (or such later date as the Parties may have agreed to in writing) by the Company, by written notice to FACO, if the conditions set forth in Section 6.1 and Section 6.3 hereof shall not have been complied with or performed in any material respect and the Company shall not have materially breached any of its representations, warranties, covenants or agreements contained herein, (e) by FACO or the Company by written notice to the other if the Effective Time shall not have occurred within one month after the Closing Date, (f) by FACO, by written notice to the Company, if the Company fails to call the Company Shareholders Meeting on or prior to the 35th day after the Registration Statement is declared effective by the SEC, (g) by the Company, by written notice to FACO, if a Takeover Proposal shall have occurred and the Board of Directors of the Company in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause the Company to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the shareholders of the Company, (h) by either FACO or the Company, by written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, (i) by either FACO or the Company, by written notice to the other, if at the Company Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of this Agreement and the Merger shall not have been obtained, (j) by FACO, by written notice to the Company, if as of the date the Registration Statement is declared effective by the SEC, (x) PriceWaterhouseCoopers LLP, as independent auditors of FACO and the Company, shall not have delivered to FACO a letter or letters, in a form reasonably acceptable to FACO, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement and (y) FACO shall not have waived the condition precedent to closing contained in Section 6.2(g), (k) by FACO, by written notice to the Company, if, as a condition to receiving the approval of the Merger by either the FTC or the Antitrust Division or as a condition to the expiration or termination of any waiting period under the HSR Act, either FACO or the Company shall be required to, or required to agree to, (i) divest, sell or hold separate or agree to license to such Party's competitors, before or after the Effective Time, any of FACO's, the Company's or their respective Subsidiaries' businesses, product lines, properties or assets, (ii) make any material changes or accept material restrictions in the operation of such businesses, product lines, properties or assets or (iii) make any changes or accept restrictions in their respective businesses, product lines, properties, assets or to this Agreement or the transactions contemplated hereby which would prevent FACO from accounting for the Merger as a pooling of interests under the Pooling Rules or (l) by the Company, by written notice to FACO, if Chase Securities, Inc., the Company's financial advisor, shall not have delivered to the Company an opinion in customary form and substance, dated the date of mailing of the Proxy Statement/Prospectus, confirming the opinion referred to in Section 3.28.

   9.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 5.2(b), 11.2 and 11.5 which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; provided, however, that no Party shall be released from liability hereunder if this Agreement is terminated and the transactions contemplated hereby are abandoned by reason of (a) the willful failure of such Party to have performed its obligations hereunder and (b) any knowing misrepresentation made by such Party regarding any matter set forth herein.

                                   SECTION 10
                         NONSURVIVAL OF REPRESENTATIONS

   Except for covenants and agreements which, by their terms, are to be performed after the Effective Time, all representations, warranties, covenants and agreements of the Parties in this Agreement shall not survive the Effective Time, and thereafter no Party hereto shall have any liability under this Agreement with respect to any such representation, warranty or agreement except for liabilities arising from intentional fraud, willful (tortious or illegal) misconduct or criminal acts.

                                   SECTION 11
                                 MISCELLANEOUS

   11.1 Knowledge. Except as otherwise set forth herein, where any representation or warranty contained in this Agreement is expressly qualified by reference to information "known" by, or to the "best knowledge, information and belief" of (a) the Company, the Company confirms that one or more of (i) its chief executive officer and president, (ii) its chief financial officer,
(iii) its controller, (iv) its general counsel and (v) the presidents of the Company's Subsidiaries (and the Company hereby represents and warrants to FACO that such presidents are the persons in charge of technology matters relating to the operations of the Company and its Subsidiaries) persons in charge of technology matters for the Company and/or its Subsidiaries has made due and diligent inquiry as to the matters that are the subject of such representations and warranties or (b) FACO, FACO confirms that one or more of (i) its president, (ii) its chief financial officer, (iii) its controller, (iv) its general counsel and (v) its tax director has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

   11.2 Expenses. The Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement and the documents described herein, including, the fees and expenses of their respective counsel, auditors and financial advisers.

   11.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York (exclusive of conflict of laws principles) applicable to agreements executed and to be performed solely within such State.

   11.4 Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the Parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

   11.5 Publicity. Except as otherwise required by law, none of FACO, the Company and their respective Subsidiaries, shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior consent of the other to the contents and the manner of presentation and publication thereof, which consent shall not be unreasonably or untimely withheld; provided, however, that either FACO or the Company may, without the prior consent of the other, issue any such press release or other public statement as may, upon the advice of counsel, be required by law or the rules or regulations of the NYSE or the Nasdaq Stock Market, as applicable, if it has used all reasonable efforts to consult with the other.

   11.6 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

if to FACO or FACOSUB, to:

   The First American Corporation
   1 First American Way
   Santa Ana, California 92707
   Telephone: 714-800-3000
   Facsimile: 714-800-3490
   Attention: Parker S. Kennedy
              Thomas Wawersich
              Kenneth D. DeGiorgio

with a copy to:

   White & Case LLP
   633 West Fifth Street, Suite 1900
   Los Angeles, California 90071
   Telephone: 213-620-7700
   Facsimile: 213-687-0758
   Attention: Neil W. Rust

if to the Company, to:

   Credit Management Solutions, Inc.
   135 National Business Parkway
   Annapolis Junction, Maryland 20701
   Telephone: 301-362-6000
   Facsimile: 301-362-6312
   Attention: Scott L. Freiman
   Copy to:   General Counsel

with a copy to:

   Brobeck, Phleger & Harrison LLP
   1333 H Street, N.W., Suite 800
   Washington, D.C. 20005
   Telephone: 202-220-6000
   Facsimile: 202-220-5200
   Attention: Stephen A. Riddick

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or three business days after deposit into the U.S. mail postage prepaid.

   11.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

   11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

   11.9 Entire Agreement. This Agreement and the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements, understandings, representations and warranties between the parties with respect to such subject matter. The Parties acknowledge and agree that there are no, and there shall not be any, oral agreements, representations or warranties between or among any of the Parties and that for any agreement, representation or warranty to be binding such agreement, representation or warranty must be in a writing executed by each Party.

   11.10 Amendments. This Agreement may be amended by the Parties, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FACOSUB and the Company, but, after any such approval by such shareholders, no amendment shall be made which by law requires further approval by such shareholders without such further approval. Any such amendment may not be made orally, but only by an agreement in writing signed by FACO, FACOSUB and the Company.

   11.11 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of the other parties hereto contained here, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

   11.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

   11.13 Third Party Beneficiaries. Except as expressly provided herein (including, for the avoidance of doubt, in Section 8.4), each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto and the shareholders of the Company.

   IN WITNESS WHEREOF, each of FACO, FACOSUB and the Company has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

                                          THE FIRST AMERICAN CORPORATION

                                                   /s/ Thomas A. Klemens
                                          By: _________________________________
                                             Name:  Thomas A. Klemens
                                             Title: EVP/CFO

                                          RUSTI CORP.

                                                   /s/ Kenneth DeGiorgio
                                          By: _________________________________
                                             Name:  Kenneth DeGiorgio
                                             Title: Vice President

                                          CREDIT MANAGEMENT SOLUTIONS, INC.

                                                   /s/ Scott L. Freiman
                                          By: _________________________________
                                             Name:  Scott L. Freiman
                                             Title: CEO/President

                                                                       EXHIBIT A
                                                 to Agreement and Plan of Merger

                             CERTIFICATE OF MERGER
                                       OF
                                  RUSTI CORP.
                                      INTO
                       CREDIT MANAGEMENT SOLUTIONS, INC.

   Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, the undersigned corporation, organized and existing under the laws of Delaware, DOES HEREBY CERTIFY:

   FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                    Name                                   State of Incorporation
                    ----                                   ----------------------
                 Rusti Corp.                                      Delaware
      Credit Management Solutions, Inc.                           Delaware

   SECOND: That an agreement and plan of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

   THIRD: That the name of the surviving corporation of the merger is Credit Management Solutions, Inc..

   FOURTH: That the certificate of incorporation of Credit Management Solutions, Inc., a Delaware corporation (the "Surviving Corporation"), shall be the certificate of incorporation of the Surviving Corporation.

   FIFTH: That the executed agreement and plan of merger is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is
[                                 ].

   SIXTH: That a copy of the agreement and plan of merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

   IN WITNESS WHEREOF, Credit Management Solutions, Inc. has caused this
Certificate to be signed by                  , its authorized officer, this
     day of            , 2001.

                                         CREDIT MANAGEMENT SOLUTIONS, INC.

                                         By ___________________________________
                                           Name: ______________________________
                                           Title: _____________________________

                                                                       EXHIBIT B
                                                 to Agreement and Plan of Merger

                       CREDIT MANAGEMENT SOLUTIONS, INC.
                          CERTIFICATE OF INCORPORATION

   You may obtain a copy of this exhibit to the Agreement and Plan of Merger at no cost by writing to Credit Management Solutions, Inc., attention Nancy L. Weil, 135 National Business Parkway, Annapolis Junction, Maryland 20701, or by calling (301) 362-6000. If you would like to request this exhibit from CMSI, please do so by May 21, 2001 to receive it before the CMSI stockholders' meeting. CMSI will send this exhibit by first-class mail within one business day of receiving your request. Alternatively, you may obtain this exhibit by contacting the SEC via telephone or the Internet. Please see "Where You Can Find More Information" on page 56 of the joint proxy statement-prospectus for details.

                                                                       EXHIBIT C
                                                 to Agreement and Plan of Merger

                       CREDIT MANAGEMENT SOLUTIONS, INC.
                                    BY-LAWS

   You may obtain a copy of this exhibit to the Agreement and Plan of Merger at no cost by writing to Credit Management Solutions, Inc., attention Nancy L. Weil, 135 National Business Parkway, Annapolis Junction, Maryland 20701, or by calling (301) 362-6000. If you would like to request this exhibit from CMSI, please do so by May 21, 2001 to receive it before the CMSI stockholders' meeting. CMSI will send this exhibit by first-class mail within one business day of receiving your request. Alternatively, you may obtain this exhibit by contacting the SEC via telephone or the Internet. Please see "Where You Can Find More Information" on page 56 of the joint proxy statement-prospectus for details.

                                                                       EXHIBIT D
                                                 to Agreement and Plan of Merger

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                              AFFILIATE AGREEMENT

                                 BY AND BETWEEN

                        THE FIRST AMERICAN CORPORATION,

                                      AND

                                 THE INDIVIDUAL
                                SET FORTH BELOW

                          Dated as of          , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       AFFILIATE AGREEMENT (the "Agreement") entered into as of           ,
2001 by and between The First American Corporation, a California corporation ("FACO), and the individual whose signature, name and address appears below (the "Individual").

                                  WITNESSETH:

       WHEREAS, FACO, Rusti Corp., a Delaware corporation and a wholly-owned subsidiary of FACO ("FACOSUB"), and Credit Management Solutions, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger dated as of January 30, 2001 (the "Merger Agreement"; capitalized terms used herein, but not otherwise defined herein, shall have the meanings given them in the Merger Agreement), pursuant to which FACOSUB will merge with and into the Company (the "Merger");

       WHEREAS, upon the consummation of the Merger and in connection therewith, the Individual will become the owner of FACO Common shares, par value $1.00 (the "FACO Shares"); and

       WHEREAS, it is a condition precedent to FACO's willingness to enter into the Merger Agreement and consummate the Merger that the Individual shall have executed and delivered this Agreement.

       NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement, and hereinafter in this Agreement, it is hereby agreed as follows:

   1. Affiliate Status: Agreements.

       (a) The Individual hereby acknowledges that he may be deemed to be (but does not hereby admit to be) an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act and agrees that he will not offer, sell, pledge, hypothecate, transfer or otherwise dispose (each, a "Disposition"; the terms "Disposed" and "Dispose" shall have correlative meanings) of any FACO Shares unless at that time either:

         (i) such Disposition shall be permitted pursuant to the provisions of Rule 145(d) under the Securities Act (or any successor rule promulgated by the SEC);

         (ii) counsel representing the Individual, which counsel shall be reasonably satisfactory to FACO, shall have advised FACO in a written opinion letter reasonably satisfactory to FACO and FACO's counsel and upon which FACO and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed Disposition;

         (iii) a registration statement under the Securities Act covering the FACO Shares proposed to be Disposed of, describing the manner and terms of the proposed Disposition, and containing a current prospectus under the Securities Act, shall be effective under the Securities Act; or

         (iv) an authorized representative of the SEC shall have rendered written advice to the Individual (sought by the Individual or counsel to the Individual, with a copy thereof and of all other related communications delivered to FACO) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to the proposed Disposition if consummated.

         The Individual acknowledges and agrees that FACO is under no obligation to register the Disposition of FACO Shares by the Individual on his behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

       (b) The Individual acknowledges and agrees that until a public sale of FACO Shares represented by such certificate has been made in compliance with one of the alternative conditions set forth in the subparagraphs of paragraph
(a) of this Section 1, all certificates representing FACO Shares deliverable to the Individual pursuant to the Merger Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend substantially as follows ("Rule 145 Certificates"):

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), applies. The shares represented by this certificate may not be offered, sold, pledged, hypothecated, transferred or otherwise disposed of (a "Disposition") except in compliance with paragraph (d) of Rule 145 or pursuant to an effective registration statement under the Securities Act covering the shares represented by this certificate, describing the manner and terms of the proposed Disposition and containing a current prospectus under the Securities Act, or pursuant to an exemption from such registration."

FACO, in its sole discretion, may cause stop transfer orders to be placed with its transfer agent(s) with respect to the Rule 145 Certificates, but not as to the Rule 145 Certificates for any part of FACO Shares as to which said legend is no longer appropriate as provided above.

       (c) The Individual agrees to observe and comply with the Securities Act and the general rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any Disposition of FACO Shares or any part thereof. In the event of a sale or other disposition by the undersigned of FACO Shares pursuant to Rule 145, the Individual will supply FACO with evidence of compliance with such rule, in the form of a broker's letter in customary form or other evidence reasonably satisfactory to FACO.

   2. FACO Reports. From and after the Effective Time and for so long as necessary in order to permit the Individual to sell FACO Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, FACO will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act so that the Individual may sell the FACO Shares pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

   3. No Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

   4. Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or (except where receipt thereof is specifically required for purposes of this Agreement) mailed by registered or certified mail, postage prepaid, as follows:

if to FACO, to:

       The First American Corporation
       1 First American Way
       Santa Ana, California 92707
       Attention: President
       Facsimile: 714-800-3490

with a copy to:

       White & Case LLP
       633 West Fifth Street, Suite 1900
       Los Angeles, California 90071
       Attention: Neil W. Rust
       Facsimile: 213-687-0758
if to the Individual, at the address set forth below the Individual's signature on the signature page hereof, or, with respect to both FACO and the Individual, to such other address as such party may designate for itself by notice given as herein provided

   5. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

   6. Binding Effect; No Assessment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto or their respective heirs, executors, administrators, successors and assigns.

   7. GOVERNING LAW. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

   8. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

   9. Acknowledgment. The Individual acknowledges that (i) he has carefully read, this Agreement and understands the requirements hereof and the limitations imposed upon the Disposition of FACO Shares and (ii) the receipt by FACO of this Agreement is an inducement and a condition to FACO's obligations to consummate the Merger.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written:

                                          INDIVIDUAL:

                                          _____________________________________
                                          Name:
                                          Street:
                                          City:
                                          State:
                                          Zip Code:

                                          THE FIRST AMERICAN CORPORATION

                                          By:__________________________________
                                          Name:
                                          Title:

                                                                       EXHIBIT E
                                                 to Agreement and Plan of Merger

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               POOLING AGREEMENT

                                 BY AND BETWEEN

                        THE FIRST AMERICAN CORPORATION,

                                      AND

                                 THE INDIVIDUAL
                                SET FORTH BELOW

                          Dated as of          , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       POOLING AGREEMENT (the "Agreement") entered into as of           , 2001,
by and between The First American Corporation, a California corporation ("FACO"), and the individual whose signature, name and address appears below (the "Individual").

                                  WITNESSETH:

       WHEREAS, FACO, Rusti Corp., a Delaware corporation and a wholly-owned subsidiary of FACO ("FACOSUB"), and Credit Management Solutions, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger dated as of January 30, 2001 (the "Merger Agreement"); capitalized terms used herein, but not otherwise defined herein, shall have the meanings given them in the Merger Agreement), pursuant to which FACOSUB will merge with and into the Company (the "Merger");

       WHEREAS, upon the consummation of the Merger and in connection therewith, the Individual will become the owner of FACO Common shares, par value $1.00 (the "FACO Shares"); and

       WHEREAS, it is a condition precedent to FACO's willingness to enter into the Merger Agreement and consummate the Merger that the Individual execute and deliver this Agreement.

       NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement, and hereinafter in this Agreement, it is hereby agreed as follows:

   1. Affiliate Status. The Individual hereby acknowledges that he may be deemed to be (but does not hereby admit to be) an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act and as such term is used in and for purposes of the Pooling Rules.

   2. Covenant. The Individual represents to, and covenants with, FACO that he will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of, or reduce any risk relative to, any securities of FACO or the Company, and the undersigned will not sell, transfer or otherwise dispose of, or reduce any risk relative to, the FACO Shares received by the Individual in the Merger or any other FACO Common Shares until after such time as results covering at least 30 days of operations of FACO (including the combined operations of FACO and the Company and its Subsidiaries) have been published by FACO in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such results of operations.

   3. No Waiver. No waiver by any party thereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

   4. Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or (except where receipt thereof is specifically required for purposes of this Agreement) mailed by registered or certified mail, postage prepaid, as follows:

if to FACO, to:

       The First American Corporation
       1 First American Way
       Santa Ana, California 92707
       Attention: President
       Facsimile: 714-800-3490

with a copy to:

       White & Case LLP
       633 West Fifth Street, Suite 1900

       Los Angeles, California 90071
       Attention: Neil W. Rust
       Facsimile: 213-687-0758

if to the Individual, at the address set forth below the Individual's signature on the signature pages hereof, or, with respect to both FACO and the Individual, to such other address as such party may designate for itself by notice given as herein provided.

   5. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

   6. Binding Effect; No Assignment. This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto and their respective heirs, executors, administrators, successors and permitted assigns.

   7. GOVERNING LAW. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

   8. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

   9. Acknowledgment. The Individual acknowledges that (i) he has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of FACO Shares and (ii) the receipt by FACO of this letter is an inducement and a condition to FACO's obligations to consummate the Merger.

   10. Termination. This Agreement and the covenants, representations, warranties and agreements herein shall terminate in the event that, for any reason whatsoever, the business combination to be effected by the Merger is not effected as a "pooling of interests" for accounting purposes.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          INDIVIDUAL

                                          By:__________________________________
                                            Name:
                                            Street:
                                            City:
                                            State
                                            Zip Code:

                                          THE FIRST AMERICAN CORPORATION

                                          By:__________________________________
                                            Name:
                                            Title:

                                                                      EXHIBIT F
                                                to Agreement and Plan of Merger

                             REPRESENTATION LETTER

                        The First American Corporation
                                      and
                                  Rusti Corp.

                                        , 2001

Brobeck, Phleger & Harrison LLP
1333 H Street, N.W., Suite 800
Washington, DC 20005

  Re: Merger pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of January 30, 2001, among The First American Corporation, a California corporation ("Parent"), Rusti Corp., a Delaware corporation ("Merger Sub"), and Credit Management Solutions, Inc., a Delaware corporation ("Target")

Ladies and Gentlemen:

   This letter is supplied to you in connection with your rendering of an opinion pursuant to the Agreement regarding certain federal income tax consequences of the above-captioned merger (the "Merger"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

A. Representations

   The undersigned hereby certify and represent that the following facts are now true and will continue to be true through the Effective Time of the Merger and thereafter where relevant:

      1. At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger will be held by Target after the Merger. For the purpose of determining the percentage of Merger Sub's net and gross assets held by Target immediately following the Merger, the following assets will be treated as property held by Merger Sub immediately prior to the Merger but not by Target subsequent to the Merger:
(i) assets disposed of by Merger Sub (other than assets transferred by Merger Sub to Target in the Merger) prior to the Merger (including without limitation any asset disposed of by Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Target regarding the Merger (the "Pre-Merger Period")), (ii) assets used by Merger Sub to pay other expenses or liabilities incurred in connection with the Merger, (iii) assets used by Merger Sub to make payments to Target shareholders in lieu of fractional shares of Parent stock and (iv) assets used by Merger Sub to make distribution, redemption or other payments in respect of Target stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto;

      2. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

      3. Prior to the Merger, Parent will be in "Control" of Merger Sub. As used herein, "Control" of a corporation shall consist of ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

       4. Merger Sub has been formed solely to consummate the Merger and, prior to the Effective Time, Merger Sub has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Parent);

       5. In the Merger, all shares of Target stock will be exchanged solely for consideration at least eighty percent (80%) of the fair market value of which consists of voting stock of Parent, and the shares of Target stock that are exchanged solely for Parent voting stock will represent Control of Target;

       6. Parent has no plan or intention to cause Target to issue additional shares of stock after the Merger or take any other action that would result in Parent losing Control of Target;

       7. Except for transfers described in both Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation
Section 1.368-2(k), Parent has no current plan or intention to (i) liquidate Target; (ii) merge Target with or into another corporation other than into Parent in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code; (iii) sell, distribute or otherwise dispose of Target stock; or (iv) sell or otherwise dispose of (if Target is merged into Parent), or cause Target to sell or otherwise dispose of, any of Target's assets (or any assets acquired from Merger Sub) except for (a) dispositions made in the ordinary course of business, (b) payment of expenses incurred by Target pursuant to the Merger (including payments made with respect to fractional shares), and (c) other dispositions that in the aggregate would not cause the Merger to fail the requirement set forth in Section 368(a)(2)(E)(i) of the Code;

       8. In the Merger, Merger Sub will have no liabilities assumed by Target and will not transfer to Target any assets subject to liabilities;

       9. Parent intends that Target (or Parent if Target is merged into Parent) will continue the historic business of Target following the Merger within the meaning of Section 1.368-1(d) of the Treasury Regulations;

       10. Neither Parent nor Merger Sub is an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

       11. Neither Parent nor Merger Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

       12. Neither Parent (or any agent of Parent) nor any "related person" with respect to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations (a) has purchased or will purchase any Target stock in connection with or in contemplation of the Merger, or (b) has a current intention to purchase any Parent stock issued in the Merger or will purchase any such Parent stock as part of the consummation of the Merger;

       13. Except as otherwise specifically provided in the Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay separately its or their own expenses in connection with the Merger;

       14. With respect to each instance, if any, in which shares of Target stock have been purchased by a shareholder of Parent (a "Shareholder") during the Pre-Merger Period (a "Stock Purchase"): (i) the Stock Purchase was not made by such Shareholder as a representative, or for the benefit, of Parent; (ii) the purchase price paid by such Shareholder pursuant to the Stock Purchase was not and will not be advanced, and was not and will not be reimbursed, either directly or indirectly, by Parent; (iii) at no time was such Shareholder or any other party required or obligated to surrender to Parent the Target stock acquired in the Stock Purchase, and neither such Shareholder nor any other party will be required to surrender to Parent the Parent stock for which such shares of Target stock will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger; and

       15. The undersigned officer of each of Parent and Merger Sub is authorized to make all of the certifications and representations on behalf of Parent and Merger Sub, respectively, set forth herein.

B. Reliance by You in Rendering Opinion; Limitations on Your Opinion

       1. The undersigned recognize that (i) your opinion will be based on the representations set forth herein and on the statements contained in the Agreement and the documents related thereto and (ii) your opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations are not accurate in all material respects.

       2. The undersigned recognize that your opinion will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinion.

                                          Very truly yours,

                                          The First American Corporation

                                          By___________________________________

                                          Title________________________________

                                          Rusti Corp.

                                          By___________________________________

                                          Title________________________________

                                                                        ANNEX B

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

   This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of March 22, 2001, among THE FIRST AMERICAN CORPORATION, a California corporation ("FACO"), RUSTI CORP., a Delaware corporation and a wholly-owned subsidiary of FACO ("FACOSUB"), and CREDIT MANAGEMENT SOLUTIONS, INC., a Delaware corporation (the "Company").

                                  WITNESSETH:

   WHEREAS, FACO, FACOSUB and the Company are parties to that certain Agreement and Plan of Merger dated as of January 30, 2001 (the "Agreement");

   WHEREAS, pursuant to this Amendment, FACO, FACOSUB and the Company desire to amend the Agreement;

   NOW, THEREFORE, in consideration of the foregoing, the premises and mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

   1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given thereto in the Agreement.

   2. Effectiveness of this Amendment. This Amendment shall be effective on and as of the date hereof.

   3. Amendments. The Agreement is hereby amended by:

     (a) inserting the following text as a new clause (j) at the end of
  Section 6.2 of the Agreement:

       "(j) Election of New Board; Ratification of Agreement. (i) Prior to the Company Shareholders Meeting, the Company shall have duly called and given notice (which notice may be contained in the Proxy Statement/Prospectus) of a special meeting of its shareholders (which meeting may be the same meeting as the Company Shareholders Meeting) for the purpose of electing the board of directors of the Company (the "Special Meeting"), (ii) prior to the vote by the stockholders of the Company regarding the approval and adoption of this Agreement and the Merger, (A) the stockholders of the Company shall have duly elected the board of directors of the Company at the Special Meeting and (B) such newly elected board of directors of the Company shall have duly ratified all actions taken by the Company (including, without limitation, the execution and delivery of this Agreement and the approval of the consummation of the Merger and the other the transactions contemplated hereby) on or after January 25, 2001 and prior to the time of effectiveness of such ratification and (iii) on or prior to the third Business Day after the Special Meeting, the Company shall have delivered to FACO copies of the resolutions of the Company's board of directors and/or stockholders, as applicable, evidencing, in reasonable form and substance, the satisfaction of the conditions set forth in subsection 6.2(j)(ii)."; and

     (b) inserting the following text before the period at the end of Section
  9.1 of the Agreement:

    "or (m) by FACO by written notice to the Company, if the conditions set forth in Section 6.2(j) hereof shall not have been complied with or performed on or prior to the third Business Day after the Special Meeting".

  4. Miscellaneous.

     (a) Except as expressly modified by this Amendment, the Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Agreement shall, from and after the date hereof, be deemed to be a reference to the Agreement as amended by this Amendment.

     (b) This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

     (c) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAW RULES.

     (d) This Amendment may be executed by facsimile signature and each such signature shall be treated in all respects as having the same effect as an original signature.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                          THE FIRST AMERICAN CORPORATION

                                                   /s/ Kenneth DeGiorgio
                                          By: _________________________________
                                             Name:  Kenneth DeGiorgio
                                             Title: Vice President

                                          RUSTI CORP.

                                                   /s/ Kenneth DeGiorgio
                                          By: _________________________________
                                             Name:  Kenneth DeGiorgio
                                             Title: Vice President

                                          CREDIT MANAGEMENT SOLUTIONS, INC.

                                                   /s/ Scott L. Freiman
                                          By: _________________________________
                                             Name:  Scott L. Freiman
                                             Title: President and CEO

                                                                         ANNEX C

January 30, 2001

Confidential

The Board of Directors
Credit Management Solutions, Inc.
135 National Business Parkway
Annapolis Junction, MD 20701

Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $.01 per share (the "Credit Common Stock") of Credit Management Solutions (the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of Rusti Corp. ("Merger Sub"), a wholly owned subsidiary of First American Corporation ("First American"), with and into the Company (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger dated as of January 30, 2001, among First American, Merger Sub, and the Company (the "Agreement").

   We understand that the terms of the Agreement provide, among other things, that upon consummation of the Proposed Transaction, each issued and outstanding share of First Common Stock shall be converted into the right to receive that number of shares of common stock, par value $1.00 per share (the "FAC Common Stock"), of First American determined in accordance with the terms of the Agreement (the "Exchange Ratio"). For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

   In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

  (i) reviewed the publicly available audited consolidated financial statements of First American for the fiscal year ended December 31, 1999 and the publicly available unaudited consolidated financial statements of First American for the period ended September 30, 2000 and certain other relevant financial and operating data of First American (including its capital structure) made available to us from published sources;

  (ii) reviewed certain internal financial and operating information, including certain projections, relating to First American;

  (iii) discussed with certain members of senior management of First American the business, financial condition and prospects of First American and the effects of the Proposed Transaction on the financial condition and prospects of First American;

  (iv) reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 1999 and the unaudited consolidated financial statements of the Company for the period ended September 30, 2000 and certain other relevant financial and operating data of the Company made available to us from published sources and from the internal records of the Company;

  (v) reviewed certain internal financial and operating information, including certain projections, relating to the Company prepared by the senior management of the Company;

  (vi) discussed with certain members of senior management of the Company the business, financial condition and prospects of the Company and the effects of the Proposed Transaction on the financial condition and prospects of the Company;

  (vii) reviewed the recent reported prices and trading activity for the FAC Common Stock and the Credit Common Stock and compared such information and certain financial information for the Company with similar information for certain other companies engaged in businesses we consider comparable;

  (viii) reviewed the financial terms, to the extent publicly available, of certain transactions involving companies we deem comparable to the Company and the terms of other business combinations that we deemed relevant;

  (ix)   reviewed the Agreement dated January 30, 2001; and

  (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

   In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all information that was publicly available or furnished to us by First American or the Company or otherwise reviewed by us in connection with the Proposed Transaction, and we have not assumed any responsibility or liability therefor. We have not conducted any independent valuation or appraisal of any of the assets or liabilities of First American or the Company, nor have any such valuations or appraisals been provided to us. In addition, we have not conducted any physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future financial performance of the Company. For purposes of this opinion, we have assumed that neither First American nor the Company is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. In rendering this opinion, we have assumed that the Proposed Transaction will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the FAC Common Stock will trade at any future time.

   Chase Securities Inc. ("Chase"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion. In the past, Chase and certain of its affiliates have arranged or underwritten certain debt obligations of First American, for which they received customary compensation. In addition, in the ordinary course of their businesses, Chase and its affiliates may actively trade the debt and equity securities of the Company or First American for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

   It is understood that this letter is solely for the information of the Company's Board of Directors in connection with and for purposes of its evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Proposed Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

   Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the Exchange Ratio in the Proposed Transaction is fair, from a financial point of view, to the holders of the Credit Common Stock. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by First American or any of its affiliates.

Very truly yours,

CHASE SECURITIES INC.

         /s/ Paul B. Cleveland
By: _________________________________
  Paul B. Cleveland
  Managing Director

                                                                         ANNEX D

                            FORM OF VOTING AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                VOTING AGREEMENT

                                  BY AND AMONG

                         THE FIRST AMERICAN CORPORATION

                                      AND

                               ----------------

                          Dated as of January 30, 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                VOTING AGREEMENT

   VOTING AGREEMENT, dated as of January 30, 2001 (this "Agreement"), by and among The First American Corporation, a California corporation ("FACO"), and
   (the "Shareholder"). Capitalized terms used, but not otherwise defined, herein shall have the meanings given them in the Merger Agreement (as defined below).

                                  WITNESSETH:

   WHEREAS, concurrently with the execution and delivery of this Agreement, FACO, Rusti Corp., a Delaware corporation and a wholly-owned Subsidiary of FACO ("FACOSUB"), and Credit Management Solutions, Inc., a Delaware corporation (the "Company"), have entered into that certain Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, at the Effective Time, FACOSUB will merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger");

   WHEREAS, as a condition to, and in consideration for, FACO's willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, FACO has required that the Shareholder enter into this Agreement; and

   WHEREAS, the Shareholder owns the number of Company Common Shares listed opposite his, her or its signature below (the "Shares").

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

   1. Agreements.

       (a) Voting Agreement. The Shareholder shall, with respect to any meeting of the holders of Company Common Shares (including, without limitation, the Company Shareholders Meeting), however such meeting is called and regardless of whether such meeting is a special or annual meeting of the shareholders of the Company (a "Meeting of Company Shareholders"), or in connection with any written consent of the shareholders of the Company (a "Written Consent"), (A) take such actions as are necessary to vote or cause to be voted all of such Shareholder's Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions reasonably required in furtherance thereof and hereof (collectively, the "Merger Proposal") and (B) not vote or cause or permit to be voted any of such Shareholder's Shares in favor of any Takeover Proposal or any other action or agreement that would in any manner impede, frustrate, prevent or nullify any of the transactions contemplated by the Merger Agreement, including the Merger, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company's or FACO's obligations under the Merger Agreement not being fulfilled.

       (b) No Inconsistent Arrangements. Unless specifically required by court order or by operation of law, in which case the transferee shall agree to be bound hereby, the Shareholder hereby covenants and agrees, severally and not jointly and solely as to himself, herself or itself, that such Shareholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition) or consent to any transfer of, any or all of such Shareholder's Shares, or any interest therein if such transfer would result in the Shareholder no longer having the power to vote or cause to be voted such Shareholder's Shares on the Merger Proposal (pursuant to Section 1(a) hereof), (ii) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of such Shareholder's Shares, or any interest therein if the entering into or performance of any such contract, option or other agreement or understanding would result in the Shareholder no longer having the power to vote or cause to be voted such Shareholder's

Shares on the Merger Proposal (pursuant to Section 1(a) hereof), (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shareholder's Shares, (iv) deposit such Shareholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, other than pursuant to this Agreement, or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

       (c) No Solicitation. The Shareholder hereby agrees, in his, her or its capacity as a shareholder of the Company, that such Shareholder shall not (and such Shareholder shall use reasonable efforts to cause his, her or its representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than FACO, any of its affiliates or representatives) concerning any Takeover Proposal.

       (d) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its, her or his best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement.

   2. Representations and Warranties.

       (a) The Shareholder hereby represents and warrants to FACO as follows:

         (i) Ownership of Securities. On the date hereof, the Shareholder is the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of the Shares as set forth opposite his, her or its signature hereto. The Shareholder has the sole power to vote with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

         (ii) Power; Binding Agreement. The Shareholder has the power and authority to enter into and perform all of his, her or its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any agreement to which the Shareholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equitable principles and to limitations on availability of equitable relief, including specific performance. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Shareholder with the terms hereof.

         (iii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of his, her or its properties or assets may be bound or (B) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to the Shareholder or any of his, her or its properties or assets, other than, in each case, any such violations or defaults which, individually or in the aggregate, do not impair the ability of the Shareholder to perform his, her or its obligations hereunder.

       (b) FACO hereby represents and warrants to the Shareholder as follows:

         (i) Power; Binding Agreement. FACO has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by FACO will not violate any agreement to which FACO is a party. This Agreement has been duly and validly executed and delivered by FACO and constitutes a valid and binding agreement of FACO, enforceable against FACO in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equitable principles and to limitations on availability of equitable relief, including specific performance.

         (ii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution of this Agreement by FACO and the consummation by FACO of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by FACO, the consummation by FACO of the transactions contemplated hereby or compliance by FACO with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to FACO, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which FACO is a party or by which FACO or any of its properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to FACO or any of its properties or assets, other than, in each case, any such violations or defaults which, individually or in the aggregate, do not impair the ability of FACO to perform its obligations hereunder.

   3. Stop Transfer. The Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of any dividend or distribution, or any change in the capital structure of the Company by reason of any non-cash dividend, split-up, recapitalization, combination, exchange of securities or the like, the term "Shares" shall refer to and include the Shareholder's Shares as well as all such dividends and distributions of securities and any securities into which or for which any or all such Shares may be changed, exchanged or converted.

   4. Termination. This Agreement and the covenants, representations and warranties and agreements contained herein or granted pursuant hereto shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the consummation of the transactions contemplated by the Merger Agreement.

   5. Fiduciary Duties. The Shareholder is signing this Agreement solely in his, her or its capacity as an owner of his, her or its Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in such Shareholder's capacity as a director of the Company (or as an officer of the Company acting solely at the direction of the Board of Directors of the Company), to the extent permitted by the Merger Agreement.

   6. Miscellaneous.

       (a) Specific Performance. Each party hereto recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed by any other party in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching party shall be entitled to seek an injunction restraining any violation or threatened violation of the provisions of this Agreement.

       (b) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, with respect to any provision of this Agreement, if it is determined by a court of competent jurisdiction to be excessive as to duration or scope, it is the parties' intention that such provision nevertheless be enforced to the fullest extent which it may be enforced.

       (c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

       (d) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

       (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested):

if to the Shareholder, to:

       ______________

with a copy to:

       ______________

if to FACO, to:

       The First American Corporation
       1 First American Way
       Santa Ana, California 92707
       Attention: President
       Facsimile: 714-800-3490

with a copy to:

       White & Case LLP
       633 West Fifth Street, Suite 1900
       Los Angeles, California 90071
       Attention: Neil W. Rust
       Facsimile: 213-687-0758

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

       (f) Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       (g) Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

       (h) Amendment; Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

       (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   IN WITNESS WHEREOF, FACO has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized and the Shareholder has signed this Agreement, all as of the day and year first above written.

                                          THE FIRST AMERICAN CORPORATION

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Shares: _____________________________

                                                                         ANNEX E

                          CMSI AUDIT COMMITTEE CHARTER

I. Organization

   This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

II. Statement of Policy

   The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

III. Responsibilities and Processes

   The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate. The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

  . The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  . The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  . The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                    PART II

                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

   Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

   The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

   The Restated Articles of Incorporation of the Registrant provide that: "The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

   The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through (iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the
Registrant: Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

   Each of the Registrant's 1996 Stock Option Plan, 1997 Directors' Stock Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit Sharing and Stock Ownership Plan (for purposes of this paragraph, each individually, the "Plan") provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Registrant's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

   The Registrant's Deferred Compensation Plan (for purposes of this paragraph, the "Plan") provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law."

   Each of the Registrant's Management Supplemental Benefit Plan and Executive Supplemental Benefit Plan (for purposes of this paragraph, each individually, the "Plan") provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify and hold harmless, to the extent permitted by law, the members of the Board of Directors and any other employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys' fees) incurred by such parties in performing their duties and responsibilities under the Plan, provided that such party or parties were not guilty of willful misconduct.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statements.

 Exhibit
 Number                                Description
 -------                               -----------
 2.1     Agreement and Plan of Merger, dated as of January 30, 2001, among The
          First American Corporation, Rusti. Corp. and Credit Management
          Solutions, Inc. (included as Annex A to the joint proxy statement-
          prospectus contained in this Registration Statement).

 2.2     Amendment No. 1 to Agreement and Plan of Merger, dated as of March 22,
          2001, among The First American Corporation, Rusti Corp. and Credit
          Management Solutions, Inc. (included as Annex B to the joint proxy statement-prospectus contained in this Registration Statement).

 3.1     Restated Articles of Incorporation of Registrant, dated July 14, 1998
          (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated
          July 28, 1998, to Registrant's Registration Statement No. 333-53681 on Form S-4).

 3.2     Certificate of Amendment of Restated Articles of Incorporation of
          Registrant, dated April 23, 1999 (incorporated by reference from
          Exhibit (3) to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

 3.3     Certificate of Amendment of Restated Articles of Incorporation of
          Registrant, dated May 11, 2000 (incorporated by reference from
          Exhibit 3.1 to Registrant's Current Report on Form 8-K dated June 12,
          2000).

 3.4 Bylaws of Registrant, as amended (incorporated by reference from Exhibit 3(d) to Registrant's Annual Report on Form 10-K for the year ended December 31, 2000).

 4.1 Description of Registrant's capital stock in Article Sixth of Registrant's Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to Registrant's Registration Statement No. 333-53681 on Form S-4).

 4.2     Rights Agreement (incorporated by reference from Exhibit 4 of
          Registrant's Registration Statement on Form 8-A dated November 7,
          1997).

 5       Opinion of White & Case LLP regarding validity of the common shares.

 8       Opinion of Brobeck, Phleger & Harrison LLP regarding tax matters.

 9       Form of Voting Agreement, dated as of January 30, 2001, among
          Registrant, Scott L. Freiman and James DeFrancesco (included as Annex
          D to the joint proxy statement-prospectus contained in this
          Registration Statement).

 23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Registrant.

 23.2    Consent of Ernst & Young LLP, independent accountants to CMSI.

 23.3    Consent of White & Case LLP (contained in Exhibit 5).

 23.4    Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 8).

 24*     Power of Attorney.

 99.1    Form of CMSI proxy card.

--------

* Previously filed.

Item 22. Undertakings.

   The undersigned Registrant hereby undertakes:

   (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (3) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (5) To respond to requests for information that is incorporated by reference into this joint proxy statement-prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (7) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (8) Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement and Plan of Merger attached as Annex A to the joint proxy statement-prospectus have been omitted. These schedules describe, among other things, exceptions to the representations and warranties contained in the Agreement and Plan of Merger. The Registrant hereby undertakes to furnish supplementally a copy of any such omitted schedule to the Commission upon request.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on April 23, 2001.

                                          THE FIRST AMERICAN CORPORATION

                                          By: /s/   Parker S. Kennedy
                                            -----------------------------------
                                                    Parker S. Kennedy
                                                        President
                                              (Principal Executive Officer)

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Date: April 23, 2001     By: /s/  D.P. Kennedy
                             _______________________________________________
                             D.P. Kennedy, Chairman and Director

   Date: April 23, 2001     By: /s/  Parker S. Kennedy
                             _______________________________________________
                             Parker S. Kennedy, President and Director

   Date: April 23, 2001     By: /s/  Thomas A. Klemens
                             _______________________________________________
                             Thomas A. Klemens, Executive Vice President,
                             Chief Financial Officer
                             (Principal Financial Officer)

   Date: April 23, 2001     By: /s/  Max Valdes
                             _______________________________________________
                             Max Valdes, Vice President, Chief Accounting
                             Officer
                             (Principal Accounting Officer)

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             D.P. Kennedy, Chairman and Director

   Date: April 23, 2001     By: /s/  Parker S. Kennedy
                             _______________________________________________
                             Parker S. Kennedy, President and Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             George L. Argyros, Director

   Date:                    By:
                             _______________________________________________
                             Gary J. Beban, Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             J. David Chatham, Director

   Date:                    By:
                             _______________________________________________
                             Hon. William G. Davis, Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             James L. Doti, Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             Lewis W. Douglas, Jr., Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             Paul B. Fay, Jr., Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             Frank E. O'Bryan, Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             Roslyn B. Payne, Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             D. Van Skilling, Director

   Date: April 23, 2001     By:   *
                             _______________________________________________
                             Virginia Ueberroth, Director

*By: /s/  Parker S. Kennedy
  ----------------------------
       Parker S. Kennedy
       Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger, dated as of January 30, 2001, among The
         First American Corporation, Rusti. Corp. and Credit Management
         Solutions, Inc. (included as Annex A to the joint proxy statement-
         prospectus contained in this Registration Statement).

  2.2    Amendment No. 1 to Agreement and Plan of Merger, dated as of March 22,
         2001, among The First American Corporation, Rusti Corp. and Credit
         Management Solutions, Inc. (included as Annex B to the joint proxy statement-prospectus contained in this Registration Statement).

  3.1    Restated Articles of Incorporation of Registrant, dated July 14, 1998
         (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated
         July 28, 1998, to Registrant's Registration Statement No. 333-53681 on
         Form S-4).

  3.2    Certificate of Amendment of Restated Articles of Incorporation of
         Registrant, dated April 23, 1999 (incorporated by reference from
         Exhibit (3) to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

  3.3    Certificate of Amendment of Restated Articles of Incorporation of
         Registrant, dated May 11, 2000 (incorporated by reference from Exhibit
         3.1 to Registrant's Current Report on Form 8-K dated June 12, 2000).

  3.4 Bylaws of Registrant, as amended (incorporated by reference from Exhibit 3(d) to Registrant's Annual Report on Form 10-K for the year ended December 31, 2000).

  4.1 Description of Registrant's capital stock in Article Sixth of Registrant's Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to
         Registrant's Registration Statement No. 333-53681 on Form S-4).

  4.2    Rights Agreement (incorporated by reference from Exhibit 4 of
         Registrant's Registration Statement on Form 8-A dated November 7,
         1997).

  5      Opinion of White & Case LLP regarding validity of the common shares.

  8      Opinion of Brobeck, Phleger & Harrison LLP regarding tax matters.

  9      Form of Voting Agreement, dated as of January 30, 2001, among
         Registrant, Scott L. Freiman and James DeFrancesco (included as Annex
         D to the joint proxy statement-prospectus contained in this Registration Statement).

 23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Registrant.

 23.2    Consent of Ernst & Young LLP, independent accountants to CMSI.

 23.3    Consent of White & Case LLP (contained in Exhibit 5).

 23.4    Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 8).

 24*     Power of Attorney.

 99.1    Form of CMSI proxy card.

--------

*Previously filed.